Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-146129

 PROSPECTUS

Dated December 22, 2008

19,907,734 SHARES OF COMMON STOCK

This prospectus (this “Prospectus”) relates to the registration of (a) common stock of Dot VN, Inc. (formerly known as Malers, Inc. and herein referred to as “Dot VN” or the “Company”) issuable to certain selling security holders upon the conversion of the Senior Convertible Debentures issued to them on January 31, 2007 and February 9, 2007, in a private placement relating to the sale of $1,148,213 in the principal amount of our Senior Convertible Debentures due January 31, 2009, and also upon the exercise of warrants to purchase up to 892,945 shares of our common stock issued in connection with the Convertible Debenture and (b) 16,571,863 shares of common stock of Dot VN that may be offered for sale from time to time by certain shareholders of Dot VN.

The 19,907,734 shares of common stock being offered by the selling security holders and selling shareholders (collectively, the “Selling Shareholders”) of Dot VN pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. The Selling Shareholders will offer and sell their shares at a fixed price of $1.15 per share until our shares are quoted on the OTC Bulletin Board (“OTC BB”) and thereafter at prevailing market prices or privately negotiated prices. This Prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the Selling Shareholders to the public without restriction. The Selling Shareholders and the participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the Selling Shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act. Dot VN will not receive any proceeds from this offering by the Selling Shareholders.

Our common stock trades on the Pink Sheets, under the trading symbol “DTVI”. On December 15, 2008, the closing price for our common stock as reported on the Pink Sheets was $0.65 per share. Dot VN will apply to have it shares of common stock quoted on the OTC BB promptly after the date of this Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 22, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
USE OF PROCEEDS	4
RISK FACTORS	5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS	16
DESCRIPTION OF BUSINESS	36
LEGAL PROCEEDINGS	44
MANAGEMENT	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
EXECUTIVE COMPENSATION	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
DETERMINATION OF OFFERING PRICE	53
SELLING SHAREHOLDERS	53
PLAN OF DISTRIBUTION	59
DESCRIPTION OF SECURITIES	60
EXPERTS	62
DISCLOSURE OF COMMISSION POSITION
OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	62
LEGAL OPINION	62
INDEX TO THE FINANCIAL STATEMENTS	F-1

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “Dot VN” or the “Company,” “we,” “us,” and “our,” we mean Dot VN, Inc., a Delaware corporation. This prospectus contains forward-looking statements and information relating to the Company. See Cautionary Note Regarding Forward Looking Statements on page 15.

The Company

Dot VN, Inc., a Delaware corporation, formed on May 27, 1998, is an Internet and telecommunications business focused primarily on the market in Vietnam.   The Company, in connection with certain strategic partnerships with certain corporations, intends to apply the benefits of its latest developments in information technology, hardware, software and telecommunications to develop and secure market share in the growing Vietnamese internet and telecommunications market.

In order to maximize the benefits the Company can derive from its technology, the Company also intends:

•	to obtain certain licenses and permits from the Vietnamese government to allow it to develop and deploy certain infrastructure related projects; and

•	to identify and deploy new technologies and applications in the Vietnamese market.

Our current projects relate to developing and constructing internet data centers (“IDC” or “IDCs”), which will serve as the basis for an internal data and communications network for the country of Vietnam. The IDCs will provide hosting and collocation services as well as serves as the basic infrastructure for additional internet and data technologies such as wireless broad brand, distance e-learning and e-government projects. The Company has secured an agreement with Quang Trung Software City Development Company, a 100% State-owned (Vietnamese government) enterprise, (“QTSC”) to develop an IDC in Ho Chi Minh City, Vietnam located in the QTSC telecommunications building and has secured a 35-year lease for approximately 8,768 square meters of land in the Danang Industrial Zone in Danang, Vietnam. In addition, the Company intends to execute a material definitive agreement based on the current procedural agreement with the Vietnam Internet Network Information Center (“VNNIC”) to build an IDC in Hanoi, Vietnam, located in the VNNIC building. The IDC developments are anticipated to occur in the near to mid term. In the long term, the Company intends to develop additional data centers in the rest of the Country of Vietnam. Dot VN will continue to explore and test, and analyze, new best of breed technology for deployment in Vietnam, including but not limited to wireless virtual fiber.

There can be no assurance that we will be able to successfully implement our business plan. The Company faces significant challenges in achieving its goals and investors face significant risks. The Company may not be able to compete with existing domain name registrars to retain market share or may not be able to construct and deploy data centers and the technologies associated therewith and predicated thereon. We will require additional capital, currently estimated at approximately $10,000,000, to fund our operations, growth and to construct data centers. If financing is not available on acceptable terms, our ability to succeed will be hampered, and if the Company does not obtain adequate financing, our business will fail, which will result in the complete loss of your investment. The market for the internet and telecommunications technology industry is extremely competitive and rapidly changing. Three of the Company’s officers, Thomas Johnson, Lee Johnson, and Louis Huynh, are also directors and collectively majority shareholders, and hold an aggregate of approximately 15,391,529 shares of the Company’s issued and outstanding stock. Thomas Johnson, the Company’s Chairman of the Board, and Lee Johnson, an officer and director of the Company, currently collectively control the voting of approximately 56.06% of our common stock and collectively beneficially own approximately 68.11% of our common stock, meaning that they will decide the outcome of matters requiring a vote of the Company’s shareholders.

The Company believes that it requires funding of approximately $10,000,000 to complete its business plan and the greatest single barrier to commercial acceptance of its new technology is the lack of a fully functional data center. An operational data center will allow clients and partners to fairly evaluate the benefits of our technology and services both objectively and in comparison to the technology of potential competitors. It will also allow the deployment and commercialization of a broad range of internet, wireless and telecommunications technologies and services. Therefore, Dot VN’s immediate mission is to acquire adequate funding to complete design, construction and operation of a data center, which will showcase the operating, financial, and technological parameters of the Company’s products and services.

On February 9, 2007, Dot VN closed on a private placement of convertible debentures and warrants which upon exercise may be redeemed for shares of the Company’s common stock for total proceeds of $1,148,213.

Contact Information

Our principal operations and executive offices are located at 9449 Balboa Avenue, Suite 114, San Diego, CA 92123 and our telephone number is (858) 571-2007. We also maintain a web site at www.dotvn.com. The information on our web site is not, and should not be considered to be part of this prospectus.

Summary of the Offering

Securities Offered by the Selling Shareholders: See page 53 for the names of the Selling Shareholders
19,907,734 shares of our common stock, $0.001 par value per share, including:

•  2,396,426 shares of common stock that may be issued upon conversion of the Senior Secured Debentures,
• 892,945 shares of common stock that may be issued upon exercise of warrants, and
• 16,618,363 shares of common stock currently held by certain of our shareholders.

The Selling Shareholders will offer and sell their shares at a fixed price of $1.15 per share until our shares are quoted on the OTC Bulletin Board (“OTC BB”) and thereafter at prevailing market prices or privately negotiated prices.

Use of Proceeds

We will receive no proceeds from the sale of any of our common stock by the Selling Shareholders.

We intend to use the proceeds from the conversion of the Senior Secured Debentures, if converted, held by certain Selling Shareholders for working capital purposes.

We intend to use the proceeds from the exercise of the warrants, if exercised, held by certain Selling Shareholders for working capital purposes.

Number of shares of Common Stock issued and outstanding as of December 5, 2008:	27,345,356
Number of shares of Common Stock outstanding assuming the sale of Common Stock by the Selling Shareholders:

30,634,727 (1)

The number of shares of common stock subject to this prospectus represents approximately 65.12% of our issued and outstanding common stock as of December 5, 2008, after issuance of all currently unissued shares included in this Prospectus.

Pink Sheets Trading Symbol:	DTVI
(1)
This number assumes the issuance of 3,289,371 shares of common stock that may be issued upon exercise of the Senior Convertible Debentures and warrants held by Selling Shareholders. We cannot assure you that the Senior Convertible Debentures or warrants will be exercised by the Selling Shareholders.

Transfer Agent and Registrar For the Common Stock of Dot VN

First American Stock Transfer, Inc. is the transfer agent and registrar of our common stock. Their address is 706 East Bell Road, Suite 202, Phoenix, AZ 85022, and their telephone number (602) 485-1346.

Trading Market

Our common stock is quoted on the Pink Sheets and is not traded on a national securities exchange, the NASDAQ Stock Market or the Over-the-Counter Bulletin Board.

Dividend Policy

We currently do not intend to pay cash dividends on our common stock.

Risk Factors

The ownership of our Common Stock involves various risks. You should read carefully the factors discussed under the Section entitled “Risk Factors” beginning on page 5.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and the financial statements included herein before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected, and you may lose all or part of your investment in the stock. This section includes or refers to forward looking statements. You should refer to the explanations of the qualifications and limitations on forward-looking statements discussed in “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR FINANCIAL RESULTS

It is difficult to evaluate our business and prospects because we have a limited operating history.

Because we have a limited operating history, it is difficult to accurately predict whether and when we will generate additional revenue or to evaluate our future prospects and an investment in our common stock. Our prospects are uncertain and must be considered in light of the risks, expenses and difficulties frequently encountered by advances materials companies in the early stages of development.

We have experienced operating losses since our inception and our auditors have indicated uncertainty concerning our ability to continue operations as a going concern.

Since our inception on May 27, 1998, we have incurred accumulated net losses of $38,274,539 through October 31, 2008. We expect to continue to incur substantial losses and may not generate significant revenue, if any, for the future. Our independent registered public accounting firm has noted that we have an accumulated deficit and working capital deficit at October 31, 2008, and a net loss during the quarter ended October 31, 2008 so our ability to continue as a going concern prior to the generation of significant revenue is dependent upon obtaining additional financing for our planned operations. If we fail to generate enough working capital, either from future equity or debt sales or revenue from operations, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

We need to obtain financing in order to continue our operations.

On a prospective basis, we will require both short-term financing for operations and long-term capital to fund our expected growth. We have no existing bank lines of credit and have not established any definitive sources for additional financing. Based on our current operating plan, we will only have enough cash to meet our anticipated cash requirements through January 31, 2009; if we do not raise at least $10,000,000 from the sale of our securities or other financing means we will not be able to proceed with our intended business plan past this time. There is no assurance that we will have adequate capital to conduct our business or satisfy our financial obligations. Should this assessment be incorrect or should unforeseen circumstances give rise to additional costs and/or developmental delays, then we may have inadequate funds to fully develop our business and will need additional financing. We have made no arrangements to obtain future additional financing at this time, and if required, there can be no assurance that such financing will be available on acceptable terms.

Our operating results may prove unpredictable, and our common stock price may decrease or fluctuate significantly.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If a market for our common stock develops beyond its sporadically-traded levels and our operating results fluctuate negatively in any future quarter, the trading price of our common stock may fall significantly. Factors that may cause our operating results to fluctuate significantly include the following:

•	our ability to generate enough working capital from future equity sales;

•	the level of commercial acceptance of our products and services;

•	fluctuations in the demand for Internet data center and domain name registration services;

•
intense competition in the Internet and telecommunications industry, including direct competition from government owned companies, substantially all of which have existing relationships with companies that provide the similar services and products as we do and have significantly greater capital resources and infrastructure than we have;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•	general economic conditions and economic conditions specific to the telecommunications and Internet industry; and

•	other competing technologies entering the market.

The majority of our business is focused on providing services in a foreign country which could change its laws or policies such that we cannot conduct business in Vietnam, resulting in a nearly complete or complete loss of your investment.

Our operations are conducted in Vietnam, a developing foreign country under socialist rule. Although the government of Vietnam has made significant changes in its laws in the past decade to facilitate the conduct of businesses dependent on the Internet, there is no guarantee that Vietnam will not change its laws or policies to reverse policy choices in the past, with the result that our business operations are terminated or expropriated. Our business depends on contracts with the Vietnam government and its agencies that are subject to interpretation in accordance with Vietnamese laws, policies and courts. Any change in law or policy that adversely impacts our relations with the Vietnam government, our permits, licenses and consents to conduct our business in Vietnam or the continuation of our contracts with Vietnam government agencies would have a material adverse effect on ability to conduct business.

Adverse general economic conditions in Vietnam could stall our business development and lead to a loss of your investment.

The financial success of the Company may be sensitive to adverse changes in general economic conditions in Vietnam, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Company’s services. Management believes that the niche products they market will insulate the Company from excessive reduced demand. Nevertheless, the Company has no control over these changes. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

The services we offer have not yet achieved widespread consumer acceptance and as such, there is a high degree of uncertainty whether our business plan or our services will be successful.

The services we offer are new and there can be no assurance that they will meet with wide market acceptance. In addition, even if there proves to be a wide market for our services, there can be no assurance that such market will permit us to ever achieve market share and profitability.

The Internet and telecommunications industry is in a state of rapid technological change with which we may not be able to keep pace.

The Internet and telecommunications industry is constantly evolving, due primarily to technological innovations, as well as evolving industry standards, changes in customer and subscriber needs and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of equipment obsolescence. Keeping pace with these changes requires significant management, technological and financial resources. As a small company, we do not have the management, technological and financial resources that larger companies in our industry may have. We must adapt and respond to new technologies effectively, continue to develop our technical expertise and enhance our existing services on a timely basis to remain competitive. Failure to do so could adversely affect our business, financial condition and results of operations.

Any failure to provide highly reliable, secure services will have a material adverse effect on our business.

We must provide highly reliable services and implement and maintain appropriate security measures to prevent unauthorized access to our customers’ networks. As techniques used to obtain unauthorized access to or to sabotage networks change frequently and are generally not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If our services fail due to acts of nature, power or telecommunications failures or other similar events, or if an actual or perceived breach of our network security occurs, the market perception of our reliability and the effectiveness of our security measures could be negatively impacted, which could adversely affect our business, financial condition and results of operations.

We depend on physical infrastructure largely maintained by third parties and subject to disruption by events outside our control.

Our success will depend upon the capacity, reliability and security of the telecommunications infrastructure used to carry data between users and the Internet. A bandwidth carrier that provides poor service and has frequent network outages greatly limits our ability to provide quality service to clients. Additionally, the telecommunications infrastructure in Vietnam is largely underdeveloped thereby reducing our ability to deliver high quality service. Our financial and business results may be negatively affected by the use of poorly maintained infrastructure from various third parties, which is beyond our control.

We must continue to expand and adapt our services as the number of users increases and their needs change and there can be no assurance that we will be able to do so.

We must continue to expand and adapt our services, which will require substantial financial, operational and management resources. To manage expansion and adaptation of our services effectively, we will need to improve our operational and financial systems and managerial controls and procedures, including:

•	enhancing our capability to respond to new and evolving technologies;

•	expanding the capacity and performance of our network infrastructure; and

•	developing our administrative, accounting and management information systems and controls.

There can be no assurance that we will be able to expand or adapt our infrastructure to meet additional demand or our customers’ changing requirements on a timely basis, at a commercially reasonable cost, or at all.

Uncertain demand for our services may cause our operating results to fluctuate.

We are unable to forecast revenues with certainty because of the unknown demand for our services and the emerging nature of the domain name registration, internet data center, wireless broadband and online services industry. Revenues could fall short of expectations if we experience delays in completing deployment of our services or entering into agreements with customers. Future operating results will, therefore, be subject to fluctuations due to several factors, some of which are outside our control.

Our ability to grow is directly tied to our success in attracting and retaining customers and if we fail to do so, our business, financial condition and results of operations could be adversely affected.

We cannot predict whether our marketing efforts will be successful in attracting new locations and acquiring substantial market share. If our marketing efforts fail, we may fail to attract new customers and fail to retain existing ones, which would adversely affect our business, financial condition and results of operations.

Competition in the Internet and Telecommunications industry is intense and there is uncertainty that we will be able to succeed given our limited resources.

The market for domain name registration, internet data center and Internet access services is extremely competitive and highly fragmented and barriers to entry are low. Although our services are based on information technology and wireless technology, we compete not only against companies that base their services on those sectors, but also against companies that base their services on other technologies (wire, fiber optic cable, fixed wireless, satellite and cellular, among others). There can be no assurance that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased competition. Competition is based on, among other things, quality/performance of the services, price and customer service, with the relative importance of such factors varying among markets. Competition in the various markets we serve comes from companies of various sizes, many of which are larger and have greater financial and other resources, market presence and brand name recognition than we do and, thus, can withstand adverse economic or market conditions better than we can.

Technological change and increased competition in the Internet and telecommunications industry may cause consolidation among network service providers and impair our ability to provide reliable service coverage and negotiate favorable network access terms.

The Internet and telecommunications industry has experienced dramatic technological change and increased competition that have led to significant declines in network access pricing. If these conditions continue, some service providers may consolidate or otherwise cease operations, which would reduce the number of network service providers from which we would be able to obtain network access. To the extent this were to occur, while we would still be able to maintain operations and our services with a small number of network service providers, we would potentially not be able to provide sufficient alternative access points in some geographic areas, which could diminish our ability to provide broad, reliable coverage. Further, our ability to negotiate favorable access rates from network service providers could be impaired, which could increase our network access expenses and materially and adversely impact our operating results.

Litigation arising out of intellectual property infringement could be expensive and disrupt our business.

We cannot be certain that our operations do not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties, or that other parties will not assert infringement claims against us. From time to time, we may be involved in disputes with these third parties. Any claim of infringement of proprietary rights of others, even if ultimately decided in our favor, could result in substantial costs and diversion of our resources. Successful claims against us may result in an injunction or substantial monetary liability, which could, in either case, significantly impact our results of operations or materially disrupt the conduct of our business. If we are enjoined from using a technology, we will need to obtain a license to use the technology, but licenses to third-party technology may not be available to us at a reasonable cost, or at all.

Government regulation of, and legal uncertainties regarding, the Internet could harm our business.

Changes in the rules or regulations of the Ministry of Information and Communications (f/k/a Ministry of Posts and Telematics) or in applicable federal communications laws relating to the imposition of these fees or taxes, could result in significant new operating expenses for us, and could negatively impact our business. Any new law or regulation pertaining to Internet-based communication services, or changes to the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise harm our business. It is also possible that there will be an increase in the number of laws and regulations pertaining to the Internet. These laws or regulations may relate to taxation and the quality of products and services. Furthermore, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, taxation, encryption, obscenity, libel, employment, personal privacy, export or import matters and other issues is uncertain and developing and we are not certain how the possible application of these laws may affect us. Some of these laws may not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market, which could reduce demand for our services, increase our operating expenses or increase our litigation costs.

The reduction in current demand and the failure of continued growth of demand, for domain name registration, internet data center and wireless broadband Internet access would have a material adverse effect on our business, financial condition and results of operations.

The success of our business is dependent upon the increased usage of domain name registration, internet data center and wireless broadband Internet access services. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Continued demand is dependent on several factors, including, among others:

•	the willingness of potential customers to make technology expenditures;

•	the availability of security products necessary to ensure data privacy over the public networks;

•	the quality, cost, reliability and functionality of domain name registration, internet data center, wireless broadband internet access services and competing services;

•	the increased adoption of domain name registration, internet data center services and wireless broadband Internet access methods; and

•	the proliferation of electronic wireless devices and associated software applications.

If the market for domain name registration, internet data center or wireless broadband Internet access fails to continue to develop, develops more slowly than expected, or becomes saturated with competitors, or if the services we offer are not broadly accepted, our business, financial condition and results of operations may be materially adversely affected.

Security concerns may delay the widespread adoption of the Internet by potential business customers, which would reduce demand for our services.

The Internet is a public network and information is sent over this network from many sources. Advances in computer capabilities, new discoveries in the field of code breaking or other developments could result in compromised security on our network or the networks of others. Security and authentication concerns with respect to the transmission over the Internet of confidential information, such as corporate access passwords, and the ability of hackers to penetrate online security systems, may reduce the demand for our services. Further, new access methods, devices, applications and operating systems have also introduced additional vulnerabilities which have been actively exploited by hackers. Any well-publicized compromises of confidential information may reduce demand for Internet-based communications, including our services.

Our operations are concentrated in one industry.

We will initially focus our operations on business connections with companies that operate in the Internet and telecommunications industry. Accordingly, any disruptions or economic conditions that impact these industries will have a direct impact on our operations. Moreover, we anticipate that a small number of customers, at least initially, may produce the preponderance of order flow and transaction fees. Any loss of such customers would have a material adverse effect on our business.

RISKS RELATED TO OUR BUSINESS

Our ability to effectuate additional financing transactions to fund our operations could impair the value of your investment, and we may not be able to meet our future capital requirements.

We will need to raise additional funds to continue our operations beyond January 31, 2009 and to complete our business plan. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we will be unable to fund our expansion, successfully promote our brand and products, develop new products, respond to competitive pressures or take advantage of acquisition opportunities, any of which would have a material adverse effect on our business. It is likely we will seek to raise additional funds through public or private equity offerings or debt financings. If we raise additional funds through the issuance of equity securities, our stockholders will likely experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends. There can be no assurances that we will be able to secure additional financing, or obtain favorable terms on such financing if it is available. Continued negative cash flows create uncertainty about our ability to fully implement our operating plan and we may have to reduce the scope of our planned operations, which may jeopardize our ability to continue our business. A material shortage of capital will require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking protection under federal bankruptcy laws.

The data center technology and domain name registration industry is extremely competitive, and if we are not able to compete successfully against other service providers, both large and small, we will not be able to operate our business and investors will lose their entire investment.

The market for data center services and domain name registration is extremely competitive and rapidly changing. We currently and in the future face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors have substantial competitive advantages than we have, including:

•	longer operating histories;

•	significantly greater financial, technical and marketing resources;

•	greater brand name recognition;

•	better distribution channels;

•	existing customer bases; and

•	commercially accepted products.

Our competitors may be able to respond more quickly to new or emerging technologies and changes in government policy and regulation and devote greater resources to identify, develop and market new products, and distribute and sell their products than we can.

Our success will be largely dependent upon Thomas Johnson, our CEO, Lee Johnson, our President and CTO, and other key personnel, and if any such personnel leaves our Company, our operations will largely cease until we can find a new replacement for them.

Our success will be largely dependent upon the continued employment of Thomas Johnson, our Chief Executive Officer and, Dr. Lee Johnson, our President and Chief Technology Officer. The loss of either of either Mr. Thomas Johnson’s or Dr. Lee Johnson’s services could have a material adverse effect on the implementation of our business plan. If we lose the services of any of our key personnel, we would need to devote substantial resources to finding replacements, and until replacements were found, we would be operating without the skills or leadership of such personnel, any of which could have a significant adverse effect on our business. It is possible that Mr. Thomas Johnson’s or Dr. Lee Johnson’s will terminate his employment with us. In addition, we do not presently maintain insurance on either Mr. Thomas Johnson’s or Dr. Lee Johnson’s life.

Our success depends in large part on our current key personnel and our ability to attract and retain additional key personnel, which we may or may not be able to do.

Competition for qualified technical personnel in the technology sectors of the economy is intense. Our inability to recruit and train adequate numbers of qualified personnel on a timely basis would adversely affect our ability to design, manufacture, market and support our products. Vietnam, in particular, has a shortage of qualified persons with the technical and professional experience necessary for us to scale up our operations and complete our business plan. We may not be able to obtain the necessary permits and consents for us to relocate non-Vietnamese employees with the technical and professional experience we need to successfully implement our business plan.

In addition, our success will depend on our ability to hire additional experienced engineers, senior management and sales and marketing personnel. Opportunities available in other high technology companies could make recruiting and retaining employees, especially design engineers, more difficult for the Company. Competition for these personnel is intense, particularly in geographic areas that are not recognized as high technology centers such as the San Diego, California area, where our principal offices are located. To attract and retain individuals with the requisite expertise, we may be required to grant large option or other stock-based incentive awards, which may be dilutive to shareholders. We may also be required to pay significant base salaries and cash bonuses, which could harm our operating results. If we do not succeed in hiring and retaining candidates with appropriate qualifications, we will not be able to grow our business and our operation results will be harmed.

Increases in the costs of utilities could harm our anticipated profitability in the future.

The Company’s projected profits are dependent on the difference in the cost of bandwidth, electricity and other utilities necessary to operate the data centers and our domain name registration business. Increases in the costs of such utilities and decreases in the prices of our services due to competition could adversely affect our profitability in the future.

Our operations are concentrated in the Internet and telecommunications sectors, which means that our business will likely be adversely affected if there are negative economic conditions in that industry.

We will initially focus our operations on business connections with companies that operate in the Internet and telecommunications industries. Accordingly, any disruptions or economic conditions that impact these industries will have a direct impact on our operations. Moreover, we anticipate that a small number of customers, at least initially, may produce the preponderance of order flow and transaction fees. Any loss of such customers would have a material adverse effect on our business.

Future acquisitions of companies may disrupt our business or distract our management.

In the future, we may seek to acquire or make investments in complementary companies or businesses, including acquiring property to build out additional data centers. We may not be able to acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition may involve other special risks that could cause the acquired businesses to fail to meet our expectations. For example:

•	the acquired businesses may not achieve expected results;

•	we may not be able to retain key personnel of the acquired businesses;

•	we may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate businesses we acquire with our own;

•	our financial and managerial resources may be diverted from our core business; or

•	our management may not be able to manage the combined entity effectively or to make acquisitions and grow our business internally at the same time.

In addition, we may incur debt or issue equity securities to pay for any future acquisitions or investments, which could dilute the ownership interest of our existing stockholders in our company.

If we do not manage our anticipated growth efficiently, we may not be able to operate our business effectively.

We expect to expand our operations by seeking additional financing. If we expand our operations, we may strain our management, operations, systems and financial resources. To manage our anticipated future growth, we must improve and effectively utilize our existing operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our artists, technical, finance, marketing, sales and production staffs. In addition, we will need to improve our accounting systems and procedures and computer software and hardware systems in order to operate our business more effectively and manage our expansion. We also will need to manage complex relationships with Internet service providers, strategic partners, advertisers and other third parties. Our failure to effectively manage our expected growth could disrupt our operations and ultimately prevent us from generating the revenue we expect.

RISKS RELATED TO OUR CAPITAL STRUCTURE

We are collectively controlled by Lee Johnson and Thomas Johnson which means that they control all matters submitted to a vote of the stockholders, including but not limited to, the election of directors.

We are controlled by Thomas Johnson and Lee Johnson, who currently beneficially own approximately 68.11% of our common stock. As a result, Thomas and Lee Johnson will hold approximately 68.11% of the aggregate number of votes eligible to be cast by our stockholders. Therefore, Thomas and Lee Johnson will be able to control substantially all matters requiring approval by our stockholders, including the election of directors, the amendment of our Articles of Incorporation, the approval of mergers or other business combination transactions, and will also have control over our management and affairs. As a result of such control, certain transactions may not be possible without the approval of Thomas and Lee Johnson, including proxy contests, tender offers, open market purchase programs or other transactions that could give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares of common stock.

Some provisions of our Articles of Incorporation and Bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

Some of the provisions of our Articles of Incorporation and Bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares possibly at a premium over the then market price.

For example, our Articles of Incorporation authorizes the board of directors to issue up to 50,000,000 shares of preferred stock, 50,000,000 shares of which are available for issuance. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance shares of preferred stock with superior voting rights to shares of common stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy content, or any change in control involving Dot VN, as well as the removal of management, even if such events would be beneficial to the interests of Dot VN’s shareholders, and may limit the price certain investors may be willing to pay in the future for shares of common stock. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.

There are 120,000 shares designated as Series A Convertible Preferred Stock with a $10.00 stated value, a liquidation preference equal to the stated value, a conversion ratio into Common Stock of 1 for 150, and automatically convert immediately prior to the filing of a registration statement on Form SB-2 or S-1. There were no shares issued and outstanding at December 5, 2008.

We may have to spend significant sums of cash indemnifying our officers and directors, the result of which would cause the Company to not have as much cash as it otherwise had planned to complete the Company’s business plan.

By way of contract, we have agreed to indemnify our officers and directors. Additionally, our bylaws provide that we will, within the legal limits, hold our directors and officers harmless against certain claims arising from Company activities, other than losses or damages incurred by it as a result of its gross negligence, fraud or bad faith. If we are required to perform under these indemnification agreements, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the implementation of its business plan, or for distributions to our stockholders, if any.

RISKS RELATED TO THIS OFFERING

Our stock trades in a limited public market and is subject to price volatility.

Our common stock is traded on the “Pink Sheets.” Stocks that trade on Pink Sheets tend to be less liquid and trade with larger spreads between the bid and ask price than stocks on larger exchanges or automated quotation systems. Information with respect to Pink Sheets quotations reflects inter-dealer prices without retail markup, markdown or commission and may not represent actual transactions, and quotations on the Pink Sheets are sporadic. This means that shares of our common stock are less liquid than shares of companies traded on larger exchanges or automated quotation systems and, as a result, holders of our Common Stock may have some difficulty selling their shares in the open market. The trading price of the Common Stock is volatile and could be subject to significant fluctuations in response to variations in quarterly operating results or even mild expressions of interest on a given day.

Applicability of “penny stock rules” to broker-dealer sales of our common stock could have a negative effect on the liquidity and market price of our common stock, which may make it difficult for investors to sell our common stock.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to completing a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Our common stock may, at some point, be subject to the penny stock rules. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Accordingly, holders of our common stock may find it difficult to sell their shares, if they are able to do so at all.

Certain restricted shares of the Company will be eligible for sale in the future which could affect the prevailing market price of our Common Stock.

Certain of the outstanding shares of our common stock are “restricted securities” under Rule 144 of the Securities Act, and (except for shares purchased by “affiliates” of the Company’s as such term is defined in Rule 144) are eligible for sale as the applicable holding periods expire. Currently, these shares may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption, including pursuant to Rule 144. Under Rule 144, a person who has owned common stock for at least six months may, under certain circumstances, sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the restricted securities for six months is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Sale or the expectation of sales of a substantial number of shares of common stock in the public market by Selling Shareholders could adversely affect the prevailing market price of the common stock, possibly having a depressive effect on any trading market for the common stock, and may impair our ability to raise capital at that time through additional sale of our equity securities.

Investors will realize a return on their investment only if our stock price appreciates, if it does at all.

The future payment of dividends will be at the discretion of our Board of Directors and will depend on our future earnings, financial requirements and other similarly unpredictable factors. For the foreseeable future, it is anticipated that any earnings which may be generated from our operations will be retained by us to finance and develop our business and that dividends will not be paid to stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipates”, “believes”, “plans”, “expects”, “future”, “intends” and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following information should be read in conjunction with the consolidated financial statements of Dot VN, Inc. and the notes thereto appearing elsewhere in this prospectus. Statements in this section and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements”. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 5.

OVERVIEW

Dot VN, Inc. (“Dot VN” or the “Company”) was incorporated in the State of Delaware on May 27, 1998, under the name Trincomali Ltd. (“Trincomali”). Over the course of its history, Trincomali underwent additional name changes until becoming renamed Malers, Inc. on April 28, 2005. On June 21, 2006, Malers, Inc. effected a transaction by and among (i) Dot VN, Inc., a California corporation (“Dot VN CA”), (ii) Malers, Inc., a Delaware corporation (“Malers”) and (iii) Malers Acquisition Corp. (“MAC”), a Washington corporation and wholly owned subsidiary of Malers, Inc., the completion of which transaction resulted in (w) Malers being renamed “Dot VN, Inc.” a Delaware corporation; (x) Dot VN CA being renamed “Hi-Tek Multimedia, Inc.” a California corporation; (y) MAC merging with and into “Hi-Tek Multimedia, Inc.” a California corporation thereby ending MAC’s corporate existence; and (z) Hi-Tek Multimedia, Inc., a California corporation, becoming a wholly owned subsidiary of Dot VN, Inc. a Delaware corporation.

Dot VN is an Internet and telecommunications company focused on the Vietnamese market. The Company intends to apply the benefits of best of breed technology through strategic partnerships to deploy hardware, software and wireless solutions in Vietnam. In order to maximize the benefits the Company can derive from the technology, the Company also intends:

•	to drive growth in registrations of the Vietnamese ccTLD .vn;

•	to build and operate Internet data centers in major city centers in Vietnam; and

•	to identify, deploy and commercialize best of breed technologies in Vietnam.

Dot VN has signed agreements with the Vietnamese Internet Network Information Center to serve as the only domain name registrar empowered to approve domain names, in real time, online which provides Dot VN with a competitive advantage vis-à-vis other domain name registrars. In addition to its domain registration business, Dot VN is currently in the process of designing an Internet data centers (“IDC” in the singular or “IDCs” in the plural) which will serve as an internal data and telecommunications network within the country of Vietnam and provide services such as web hosting, collocation and disaster recovery services. The data centers will provide hosting and collocation services as well as serves as the basic infrastructure for additional Internet and data technologies such as wireless broad brand connectivity, distance e-learning and e-government projects. The Company has secured an agreement with Quang Trung Software City Development Company, a 100% State-owned (Vietnamese government) enterprise, (“QTSC”) to develop an IDC in Ho Chi Minh City, Vietnam located in the QTSC telecommunications building and intends to execute a material definitive agreement based on the current procedural agreement with VNNIC to build an IDC in Hanoi, Vietnam, located in the VNNIC building, both are anticipated to occur in the near term. In addition, the Company intends to develop additional data centers in Da Nang City, Vietnam and the rest of the Country of Vietnam in the mid to long term. Dot VN will continue to explore and test, and analyze, new and best of breed technology for deployment in Vietnam.

Going Concern

To date the Company has had limited revenues due to the early stage of its efforts to transition into the marketing of its Internet resources. Consequently, the Company has incurred recurring losses from operations. These factors, as well as the risks associated with raising capital through the issuance of equity and/or debt securities creates uncertainty as to the Company’s ability to continue as a going concern.

The Company’s plans to address its going concern issues include:

•
Increasing revenues of its services, specifically its domain names sales, through the development and deployment of an application program interface which the Company anticipates will increase its reseller network and international distribution channels and through direct marketing to existing customers both online, via e-mail and direct mailings;

•	Completion and operation of the IDCs and revenue derived from the IDC services; and

•	Raising capital through the sale of debt and/or equity securities.

There can be no assurance that the Company will be successful in its efforts to increase revenues, issue debt and/or equity securities for cash or as payment for outstanding obligations. Capital raising efforts may be influenced by factors outside of the control of the Company, including, but not limited to, capital market conditions.

The Company is in various stages of finalizing implementation strategies on a number of services and is actively attempting to market its services nationally in Vietnam. As a result of capital constraints it is uncertain when it will be able to start deploy the application program interface or complete construction of the Internet data centers

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, US GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the policy below as critical to our business operations and understanding of our financial results:

Basis of Presentation

The Company’s consolidated financial statements are prepared using the accrual method of accounting and include its wholly-owned subsidiary, which conforms to generally accepted accounting principles ("GAAP') in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue in accordance with Security and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB 101A and 101B and as revised by SAB 104, “Revenue Recognition” and Emerging Issue Task Force (“EITF”) No. 99-19 “Reporting Revenue Gross as a Principal Versus Net as an Agent” (“EITF 99-19”). Accordingly, we recognize revenue and the related costs when: (1) persuasive evidence of an arrangement exists; (2) delivery and acceptance has occurred or service has been rendered; (3) the fee is fixed or determinable; and (4) collectability of the resulting receivable is reasonably assured.

The Company principally generates revenues from the sale of ccTLD domain names (.vn) for the government of Vietnam. These revenues consist primarily of registration and renewal fees, which are recorded gross in accordance with EITF 99-19.

Amounts invoiced or collected in advance of delivery or providing service are recorded as a deferred revenue liability; revenue is recognized when the domain names are authorized and released to the customer.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s financial instruments as of April 30, 2008 and 2007 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, promissory notes, due to related parties, and accrued liabilities.

Equipment

Equipment is carried at cost. Depreciation is computed using a straight-line method over the estimated useful lives of the depreciable property generally three to five years for assets purchased new and two to three years for assets purchased used. Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or disposal of any item of equipment, the cost and related accumulated depreciation of the disposed assets is removed, and any resulting gain or loss is credited or charged to operations.

Interest on borrowings related to eligible capital expenditures is capitalized as part of the cost of the qualified asset and amortized over the estimated useful life of the asset in accordance with SFAS No. 34 “Capitalization of Interest Cost”.

Goodwill and Other Intangible Assets

Goodwill and acquired intangible assets determined to have an indefinite useful lives are not amortized, but instead are evaluated for impairment annually and if events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS No.142 “Goodwill and Other Intangible Assets” (“SFAS 142”). The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset is its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

Long-lived Assets

Long-lived assets, such as property and equipment and purchased intangibles with finite lives (subject to amortization), are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with SFAS 144. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount exceeds the estimated fair value of the asset. The estimated fair value is determined using a discounted cash flow analysis. Any impairment in value is recognized as an expense in the period when the impairment occurs.

Deferred Charges

The Company capitalizes costs associated with the issuance of debt instruments as a non-current asset. These costs are amortized on a straight-line basis over the term of the debt instruments.

Income Taxes

Income taxes are provided in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns. Tax rate changes and changes in tax laws are reflected in income in the period such changes are enacted.

Stock-Based Compensation

SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) replaces SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. Prior to the May 1, 2005 (fiscal year 2006) adoption of SFAS 123R, the Company applied SFAS 123, which provided for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 allowed the measurement of compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by APB 25, which only required charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Prior to fiscal year 2006, the Company had elected to account for employee stock options using the intrinsic value method under APB 25 and provided, as required by SFAS 123, pro forma footnote disclosures of net loss as if a fair value based method of accounting had been applied.

The Company adopted 123R in accordance with the modified retrospective application and has restated the consolidated financial statements from the beginning of fiscal year 2006 for the impact of 123R. Under this transition method, stock-based compensation expense in fiscal year 2006 included stock-based compensation expense for all share-based payment awards granted prior to, but not yet vested as of May 1, 2005, based on the grant-date fair value estimated in accordance with the original provision of SFAS 123. Stock-based compensation expense for all share-based payment awards granted after May 1, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of two years.

Convertible Debt

In accordance with the provisions of EITF No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”) the Company evaluates debt securities (“Debt”) for beneficial conversion features. A beneficial conversion feature is present when the conversion price per share is less than the market value of the common stock at the commitment date. The intrinsic value of the feature is then measured as the difference between the conversion price and the market value (the “Spread”) multiplied by the number of shares into which the Debt is convertible and is recorded as debt discount with an offsetting amount increasing additional paid-in-capital. The debt discount is accreted to interest expense over the term of the Debt with any unamortized discount recognized as interest expense upon conversion of the Debt. If a debt security contains terms that change upon the occurrence of a future event the incremental intrinsic value is measured as the additional number of issuable shares multiplied by the commitment date market value and is recognized as additional debt discount with an offsetting amount increasing additional paid-in-capital upon the future event occurrence. The total intrinsic value of the feature is limited to the proceeds allocated to the Debt instrument.

Segment Information

SFAS No. 131, “Segment Information” (“SFAS 131”), amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a Company in deciding how to allocate resources and in assessing performance. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluated SFAS No. 131 and determined that the Company currently operates in one segment, domain name registration, and will operate a second segment when it commences future operation of Internet data centers.

Concentration of Risks

The Company derives the majority of its revenues from the registration of country code top level domain names (“ccTLD”) for the Vietnamese Ministry of Information and Communications under a contract with the Vietnam Internet Network Information Center (“VNNIC”). The Company signed its first contract with VNNIC on September 18, 2003 which has since been renewed annually. On January 3, 2006, the Company and VNNIC signed a new contract for registration of top level country domain names with no fixed term.

On September 28, 2006, the Company and VNNIC signed a procedural agreement, with a profit sharing component, for the design, construction, and operation of an Internet data center (“IDC”) in Hanoi, Vietnam with a fifty year term. VNNIC will provide four finished floors (approximately 10,000 square feet) rent free for ten years within a facility under construction. In exchange the Company will design and construction the IDC, acquire the equipment (hardware and software), and manage the operation.

In the event of a change in the business conditions within Vietnam; enactment, application or interpretation of any law in Vietnam the effect of which is to nationalize or expropriate or enforce disposal the Company’s assets within Vietnam; or a change in the Company’s contractual relationship with VNNIC the Company could be adversely affected.

On January 31 and February 9, 2007 the Company issued a series of convertible debentures for an aggregate of $1,148,212 due January 31, 2009 (the “February Debentures ”). The debentures convert at the option of each individual noteholder (the “February Investors”) into restricted shares of the Company’s Common Stock at $1.00 per share. The February Debentures were funded in conjunction with a like amount of convertible debentures issued concurrently by Spot-On Networks, LLC (“Spot-On”) to the February Investors (the “Spot-On Debenture”). The February Debentures terms required that the convertible debentures issued by Spot-On be convertible into either membership units of Spot-On Networks, LLC or common stock of the Company, at the option of the February Investors. Upon the February Investors’ election to convert a Spot-On Debenture into the Company’s common stock the Spot-On Debenture is assigned and transferred into the name of the Company (the “Assigned Spot-On Debentures”) at which time the Company issues the Common Stock and records a note receivable. Future monthly interest payments, at 10% per annum, are accrued and on January 31, 2009, at maturity, the Assigned Spot-On Debentures principal and accrued interest will be paid to the Company by Spot-On.

Spot-On participated in the February Debentures because, at the time, the Company and Spot-On contemplated consummating a business combination transaction, such as a merger, share exchange or acquisition, provided that the Company could obtain a larger amount of financing, contemplated by the parties to be approximately $10,000,000. The Company never obtained a larger amount of financing and, as a consequence, terms and conditions of the contemplated business combination transaction by and between the Company and Spot-On were never negotiated. The holders of the Spot-On Debentures are the same persons as the Company’s convertible debentures. No holder of a Spot-On Debenture, on an as-converted basis, is a beneficial holder of 5% or more of common stock of the Company.

The number of February Investors who may convert their Spot-On Debenture into the Company’s common stock is not known but could total an aggregate of $1,148,212 in principal. The Company’s ability to collect the Assigned Spot-On Debentures principal and subsequent accrued interest on January 31, 2009, at maturity, is dependent on the cash reserves of Spot-On and/or their ability to raise additional financing.

Guarantees of Others

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) requires an initial recognition and measurement of guarantees in which the guarantor obligation represents a liability, as defined. FIN 45 excludes the from recognition guarantees which may be settled in equity shares of the guarantor, at its option, and instead establishes minimum disclosure requirements. The Company evaluated FIN 45 and determined that the Company currently has no guarantees which require recognition of a liability.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because the assumed exercise of the Company’s outstanding options and warrants would be antidilutive during periods of net loss. Diluted earnings loss per share is based on the assumption that all dilutive stock options, warrants, and convertible debt are converted or exercised by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Options and/or warrants will have a dilutive effect, during periods of net profit, only when the average market price of the common stock during the period exceeds the exercise price of the options and/or warrants. There were options to purchase 8,010,000 shares of common stock and 6,337,515 warrants potentially issuable at  October 31, 2008 which were not included in the computation of net loss per share.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiary is the applicable local currency.  The functional currency is translated into U.S. dollars for balance sheet accounts using current exchange rates in effect as of the balance sheet date and for revenue and expense accounts and cash flow items using a weighted-average exchange rate during the reporting period.  Adjustments resulting from translation are included in accumulated comprehensive income (loss), a separate component of shareholders’ equity (deficit).  Gains or losses resulting from transactions denominated in foreign currencies are included in other income and expense, net in the consolidated statements of operations.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, and is comprised of “net income (loss)” and “other comprehensive income (loss).” The Company’s other comprehensive income is comprised exclusively of changes in the Company’s currency translation adjustment account.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from those estimates or assumptions.

Significant estimates made by management are, realizability of fixed assets and long-lived assets, income taxes, stock option and warrant valuation, and accounts receivable. The Company bases our estimates on our limited historical experience and various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources and, where necessary, makes adjustments prospectively.

As the Company is entering into a new market it is difficult to estimate if its investments in long term assets will be realizable in the future. The Company’s assumptions, in part, include an evaluation of Internet growth within Vietnam and its acceptance and availability to the population (less than 4% of the population in December 2003 to 20% by November 2007), the country’s economic growth rate at over 8% per year, and the increasing capital investment from foreign companies.

The Company at this time estimates it will be able to fully recover its investment in intangible assets and has not recognized a charge for impairment. The Company’s intangible assets consist of its US trademark ($360,000) and Vietnam trademark ($662,336) which could be subject to impairment in the future if the assumptions noted above change adversely.

At this time the Company has suffered losses so it has not recorded any deferred tax assets.

The Company estimates the useful life of its fixed assets to be generally three to five years for assets purchased new and two to three years for assets purchased used and has made no changes to the depreciation life of its fixed assets. At October 31, 2008 net fixed assets to be recovered in the future are $692,076.

The Company estimates the fair value of stock-based transactions (options and warrants) using a Black-Sholes option pricing model which requires the Company to estimate the market volatility of our common stock among other input variables. The Company calculates market volatility based on the historic Friday stock market closing price from the first week the Company was publically traded over the counter on the Pink Sheets to the specific date of the grant in accordance with SFAS 123R implementation guidance provided in paragraph 32(c) of appendix A. Based on the Pink Sheet trading history of our common stock the market volatility has ranged from 230% (61 weekly data points) to 174% (133 weekly data points). The future market volatility of our common stock could continue to fluctuate which will impact the fair value of future stock-based transactions.

Management reviews its estimates on a quarterly basis and, where necessary, makes adjustments prospectively.

RESULTS OF OPERATIONS

Year ended April 30, 2008 compared to year ended April 30, 2007.

REVENUES

Revenues of $953,756 for the year ended April 30, 2008 (the “Current Year”) decreased 3.2% or $31,523 as compared to $985,279 for the year ended April 30, 2007 (the “Prior Year”). This decrease from the Prior Year is the net result of (i) an increase of domain names under registration by the Company (9,132 compared to 7,047 or a 29.6% increase over the previous year) offset by (ii) a reduction in the average revenue per domain name resulting from the increased utilization of a growing reseller network. The majority of the Current Year domain name registrations were processed by the Company’s expanding reseller network which purchases the domain name registration service from the Company at a reduced price when compared to consumer pricing. The Company believes that by developing its reseller network it will be able to significantly increase domain name registrations and overall revenue without the requirements of a proportional increase in staffing and management costs.

During the Current Year, the growth in the registration of (i) new domain names decreased 29% to represent approximately 33% of total revenues (63% in the prior year) and (ii) domain name renewals increased 148% to represent approximately 58% of total revenues (31% in the prior year). During the Prior Year approximately 24% of the annual revenue was the result of VNNIC’s release of domain names for which customers had made reservations for and deposited money with the Company in the previous fiscal year. Removing this percentage of revenue, on a pro forma basis, from the new domain names category and adding it to domain name renewals yields Prior Year revenues allocated between new domain names and domain name renewals of approximately 39% and 55%, respectively compared to the Current Year allocation of approximately 33% and 58%, respectively. The proforma allocation of revenues yields 91% of the Current Year revenues from the registration (new and renewal) of domain names compared to 94% in the Prior Year. The balance of the Company’s revenues come from fees charged to process changes in an existing domain name record as maintained by VNNIC and other related support services.

In addition to VNNIC clearing all of the domain name reservations during the summer of 2006 the Company was authorized to approve and release domain names at their own discretion rather than having to wait for approval from VNNIC.

COST OF REVENUES

For the year ended April 30, 2008, cost of revenues increased 12.3% to $435,328 compared to $387,592 for the year ended April 30, 2007, an increase of $47,736. Gross profit was $518,428 or 54.4% (as a percentage of revenues) for the year ended April 30, 2008 compared to $597,687 or 60.7% for the year ended April 30, 2007. The decrease in gross profit (6.3%) was mainly due to the reduction in revenues and margins associated with the Company’s shift to increased utilization of its reseller network.

GENERAL AND ADMINISTRATIVE EXPENSES

For the year ended April 30, 2008, general and administrative expenses, which includes consulting fees, option bonus, bad debt expense, and other general and administrative, were $10,626,302 compared to $14,716,102 for the year ended April 30, 2007, a decrease of $4,089,800 or 27.8%. The decrease in general and administrative expenses was primarily attributable to the following offsetting factors:

•
Consulting fees increased to $746,183 for the year ended April 30, 2008, from $140,174 for the year ended April 30, 2007, an increase of $606,009 or 432%. The increase in consulting fees is due primarily to increased costs associated with warrants issued to consultants as follows:

o	During the year ended April 30, 2007, the Company received the benefit of a $35,010 credit from the waiver of previous legal fees;
o	New warrants issued and expensed during the Current Year for strategic alliance and business development services had a fair value of $407,577;
o	New warrants issued to develop an investor relation program had a fair value of $275,312 of which $183,541 was amortized to expense in the Current Year; and
o	In addition cash fees were paid for:
▪	Assisting in preparing of business and marketing plans, developing contacts with potential customers and suppliers;
▪	General management consulting, project management consulting, consulting on business plans, consulting on policies and procedures, and consulting on development of operations manual; and
▪	Contract and compliance monitoring, and management assistance.

•
Option Bonus expenses decreased to $6,730,234 for the year ended April 30, 2008, from $12,428,788 for the year ended April 30, 2007, a decrease of $5,698,554 or 45.8%. The decrease results from the Company’s application of the graded vesting attribute method, in accordance with SFAS 123R, to record compensation costs for stock options. Under this method the Company records compensation costs for one third of the fair value at the first vesting date (generally the date of grant) and one third during the one year service period of the second vesting and the remaining third during the two year service period of the final vesting. In October 2006, the Company issued options for an aggregate of 7,650,000 shares with an estimated fair value of $19,886,786; during the Prior Year $12,428,788 was expensed compared to $6,076,853 during the Current Year, for a decrease of $6,351,935 in the Current Year. During the Current Year the Company issued options for an aggregate of 510,000 shares with an estimated fair value of $952,025 resulting in the recording of $653,381 in compensation costs in the Current Year; resulting in a net decrease of $5,698,555 or 45.8% in the Current Year.

•
Bad debt expense increased to $216,106 for the year ended April 30, 2008 from $2,249 for the year ended April 30, 2007, an increase of $213,857 or 9509%. The increase in bad debt expense primarily results from the Company’s 100% bad debt reserve applied to an aggregate of $211,213 in notes receivable from Spot-On Networks, LLC (“Spot-On”). The notes receivable results from the assignment by seven individuals of the convertible debentures originally issued to them by Spot-On and assigned to the Company as their full consideration for an aggregate of 211,213 restricted shares of the Company’s Common Stock (the “Assigned Spot-On Debentures”). Spot-On is a private company and does not furnish the Company with financial statements to evaluate their ability to pay the Assigned Spot-On Debentures principal and accrued interest on January 31, 2009 at maturity. The Company’s ability to collect the Assigned Spot-On Debentures is dependent on the cash reserves held by Spot-On and/or their ability to raise additional financing. Due to the uncertainty of collection the Company has recorded a bad debt expense for the full amount of the Assigned Spot-On Debentures.

•
General and administrative expenses increased to $2,685,615 for the year ended April 30, 2008 from $1,903,540 for the year ended April 30, 2007, an increase of $782,075 or 41.1%. The general and administrative expenses increased over the Prior Year is due to the Companies increased activity in support of its revenue growth (30% increase in the number of domain registrations managed by the Company) and the implementation of procedures to manage the business and its financial reporting requirements, to include the hiring of additional staff.

LOSS FROM OPERATIONS

We reported a loss from operations of $10,107,874 for the year ended April 30, 2008 as compared to a loss from operations of $14,118,415 for the year ended April 30, 2007, a decrease of $4,010,541 or 28.4%. The decrease is primarily attributed to offsetting net decrease of noncash expenses of $4,881,332 recorded for decreased option bonus expense ($5,698,554) offset by increased warrant costs recorded within consulting fees (606,009) and bad debt expense ($211,213) offset by the increased cash expenses of other general and administrative expenses ($782,075) for a net improvement of $4,099,257 (102.2% of the net decreased loss from operations).

OTHER INCOME AND EXPENSES

Total other income and expense increased to a net expense of $3,514,437 for year ended April 30, 2008 as compared to a net expense of $2,402,116 for the year ended April 30, 2007. Included in this net expense increase of $1,112,321 or 46.3% are:

•
Interest income was $13,258 for the year ended April 30, 2008 as compared to interest income of $2,815 for the year ended April 30, 2007; the increase of $10,443 or 371% was attributable to an increase in cash balances following the approximate February 2007 issuance of $1,148,212 in convertible debentures (the “February Debentures”).

•
The finance expense was $1,087,996 for the year ended April 30, 2008 as compared to finance expense of $1,682,990 for the year ended April 30, 2007, a decrease of $594,994 or 35.4%. The net decreased expense is the result of the amortization of both cash fees paid and the fair value of stock warrants issued to obtain equity and/or debt financing for the Company, the significant items were:

o
Pursuant to its engagement of Pali Capital, Inc. (“Pali”), the Company’s placement agent in the February Debentures, the Company paid a cash fee equal to 10% of the proceeds from the February Debentures ($141,821) which was recorded as a prepaid expense. The fees will be amortized over the approximate two year term of the February Debentures with $57,411 amortized in the Current Year compared to $14,353 amortized in the Prior Year.

o
Additionally, pursuant to its engagement of Pali, the Company issued three series of warrants: (i) retainer warrants totaling in the aggregate 250,000 shares exercisable at a per share price of $0.001, with an estimated fair value of $712,404; (ii) placement warrants “A” totaling in the aggregate 229,600 shares exercisable at a per share price of $1.00, with an estimated fair value of $563,640; and (iii) placement warrants “B” totaling in the aggregate 68,880 shares exercisable at a per share price of $2.00, with an estimated fair value of $167,700 (the “Placement Agent Warrants”). The Placement Agent Warrants have a term of 5 years from the date of issuance. The retainer warrants were expensed over the one year engagement term and the two placement warrants will be expensed over the two year term of the February Debentures. As of April 30, 2008 the Company had expensed $899,972 compared to $269,518 expensed in the Prior Year.

o
Warrants for an aggregate of 344,465 shares exercisable at a per share price of $2.00, with an estimated fair value of $259,954, as allocated, were issued to the February Debentures investors which are amortized over the two year term of the convertible debt or upon conversion. As of April 30, 2008 the Company had expensed $130,613 compared to $32,494 expensed in the Prior Year.

o	In the Prior Year the Company recorded an expense of $1,366,625 as the fair value of the warrants issued to Sausalito Capital Partners with no such expense record in the Current Year.

•
Interest expense increased by $1,717,758 or 238% for the year ended April 30, 2008 to $2,439,699 as compared to $721,941 for the year ended April 30, 2007 reflecting an increase in borrowings from related parties, interest accrued on unpaid salaries to officers, other short term debt, accrued interest on the February Debentures, and accretion of the discount associated with the February Debentures and other convertible notes.

o
The Company issued a series of convertible debentures in the amount of $1,148,212 which are convertible into 1,148,212 shares of the Company’s restricted common stock at a per share price of $1.00 which represents a beneficial conversion feature with an estimated fair value at inception of $888,258, as allocated, which has been recorded as a discount against the convertible debentures and will be expensed over the term of the debt or upon conversion. For the year ended April 30, 2008 the Company expensed $446,306 of the beneficial conversion feature as compared to $111,032 for the year ended April 30, 2007. The combined fair value allocated to the warrants (finance expense) and the beneficial conversion features are limited to the $1,148,212 proceeds of the debt.

o
On August 1, 2008, the Company issued a convertible note for previous unpaid salaries to Mr. Thomas Johnson ($1,989,066) and Dr. Lee Johnson ($1,989,066) which are convertible into shares of the Company’s restricted common stock at a per share price of $1.43 which represents a beneficial conversion feature with an estimated aggregate fair value at inception of $1,446,594 which has been recorded as a discount against the convertible notes and will be expensed over the term of the debt or upon conversion. For the year ended April 30, 2008 the Company expensed $1,084,946 of the beneficial conversion feature as compared to zero for the year ended April 30, 2007.

o
Other convertible notes issued by the Company with a beneficial conversion feature resulted in the expensing of $213,216 of the beneficial conversion feature during the year ended April 30, 2008 as compared to $97,500 for the year ended April 30, 2007.

OVERALL

We reported a net loss for the year ended April 30, 2008 of $13,622,311 compared to a net loss for the year ended April 30, 2007 of $16,520,531. This translates to an overall basic and diluted per-share loss available to shareholders of $0.51 for the year ended April 30, 2008, compared to basic and diluted per-share loss of $0.73 for the year ended April 30, 2007 based on 26,696,255 and 22,771,137 weighted average common shares outstanding, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations primarily through the advance of funds by a former related party (Hi-Tek, Inc. a California corporation (“Hi-Tek Private”)), the deferral of salary by its two executive officers Thomas Johnson (CEO) and Lee Johnson (President and CTO), the sale of equity securities, to include convertible notes, and other private party loans. Overall, our liquidity and access to capital is very limited; we have not received any commitment for additional financing and given the size of our company we may be limited to (i) additional loans from Hi-Tek Private and continued deferral of salaries by our officers, (ii) the sale of the Company’s common stock or the issuance of convertible notes, or (iii) other debt instruments. The Company does not have a written agreement with Hi-Tek Private.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. During the years ended April 30, 2008 and 2007 cash used in our operating activities was $1,041,550 and $1,076,611, and cash used in investing activities was $596,210 and $32,131, respectively. In addition, during July 2006 the Company required $330,000 to repurchase its Common Stock from the former control group of Malers, Inc., in connection with the Company’s reverse merger. We funded our operating activities and investing activities during the year ended April 30, 2008 and our operating activities, investing activities, and the stock repurchase during the year ended April 30, 2007 with the following resources:

	April 30,	April 30,
	2008	2007

Funds advanced by Hi-Tek Private under revolving credit arrangement, net of $19,271 and $1,371,192 repayments	$(11,041)	$386,037
Convertible debentures due January 31, 2009, net of $114,821 debt issuance costs	-	1,033,391
Six month term loan from Hi-Tek Private, due November 1, 2007, extended to September 1, 2008	600,000	-
Two month term loan from Vina Mex Capital, due November 14, 2007, extended to September 1, 2008	700,000	-
Twelve month term loan from Aussy Manuhu, due March 29, 2009	250,000
Twelve month term loan from Darron Rishwain, due March 29, 2009	250,000	-
Proceeds from stock issuances	-	276,250
Total	$1,788,959	$1,695,678

At April 30, 2008, we had a cash balance of $480,350 compared to $329,151 at April 30, 2007, an increase of $151,199. At April 30, 2008, our working capital deficit was $8,251,260 as compared to $3,936,073 at April 30, 2007. Our current assets, other than cash, consist primarily of $29,845 in accounts receivable, $91,771 in prepaid warrant expense, $46,750 in unearned stock based compensation issued for twelve months of consulting and employment services, and $22,806 in miscellaneous receivable.

Our current liabilities consisted primarily of $2,121,764 due to Hi-Tek Private under three credit arrangements, $1,930,933 due Thomas Johnson (our CEO) net of $180,824 discount (for the beneficial conversion feature of the convertible note), $1,930,933 due Lee Johnson (our President and CTO) net of $180,824 discount, $735,009 in convertible debentures, $1,341,066 in other short term debt, and $703,609 in accrued officer salaries.

If we are to implement our business plan, we will need to raise significant amounts of additional capital during the period ending January 31, 2009. We have not received any commitment that any such additional financing would be forthcoming. Accordingly, there can be no assurance that the Company will be successful in selling equity or securing debt financing, or that any combination thereof will be sufficient to meet our capital needs or, if it could be obtained, that it can be obtained on reasonable terms in light of our circumstances at that time. In addition, if any financing should be obtained, existing shareholders will likely incur substantial, immediate, and permanent dilution of their existing investment. (See also "PLAN OF OPERATIONS")

Three months ended October 31, 2008 compared to three months ended October 31, 2007.

REVENUES

Revenues of $227,671 for the three months ended October 31, 2008 (the “Current Quarter”) decreased 11.4% or $29,279 as compared to $256,950 for the three months ended October 31, 2007 (the “Prior Quarter”).  This decrease from the Prior Quarter is the result of a small decrease in total number of domain name registrations processed by the Company (2,494 compared to 2,514 or a 0.8% decrease when compared to the previous quarter).

During the Current Quarter, the small decrease in registrations is the net of two factors (i) new domain name registrations decreased 19% to represent approximately 27% of total revenues (33% in the Prior Quarter) offset by (ii) domain name renewals increased 9% to represent approximately 67% of total revenues (62% in the Prior Quarter).  The average domain name renewal revenue is less than that for a new domain name registration resulting in the 11.4% decrease in revenue on the 0.8% decrease in registration activity.  The balance of the Company’s revenues come from fees charged to process changes in an existing domain name record as maintained by VNNIC and other related support services.

COST OF REVENUES and GROSS PROFIT

For the three months ended October 31, 2008, cost of revenues decreased 5.2% to $111,975 compared to $118,104 for the three months ended October 31, 2007, a decrease of $6,129.  Gross profit was $115,696 or 50.8% (as a percentage of revenues) for the three months ended October 31, 2008 compared to $138,846 or 54.0% for the three months ended October 31, 2007.  The decrease in gross profit (3.2%) was principally due to the 19% reduction in new domain name registrations during the Current Quarter when compared to the Prior Quarter.

GENERAL AND ADMINISTRATIVE EXPENSES

For the three months ended October 31, 2008, general and administrative expenses, which includes consulting and professional fees, marketing and promotion, option bonus, bad debt expense, and other general and administrative, were $1,203,731 compared to $3,853,717 for the three months ended October 31, 2007, a decrease of $2,649,986 or 68.8%.  The decrease in total general and administrative expenses was primarily attributable to the following offsetting factors:

•
Option Bonus expenses decreased to $618,614 for the three months ended October 31, 2008, from $2,352,914 for the three months ended October 31, 2007, a decrease of $1,734,300 or 73.7%.  The decrease results from the Company’s application of the graded vesting attribute method, in accordance with SFAS 123R, to record compensation costs for stock options.  Under this method the Company records compensation costs for one third of the fair value at the first vesting date (generally the date of grant) and one third during the second vesting period (generally one year) and the remaining third during final vesting period (generally two years).  In October 2006, the Company issued options for an aggregate of 7,650,000 shares with an estimated fair value of $19,886,786; during the Prior Quarter $1,933,529 was expensed compared to $552,458 during the Current Quarter, for a decrease of $1,381,071 in the Current Quarter.  During the quarter ending October 31, 2007 the Company issued options for an aggregate of 510,000 shares with an estimated fair value of $952,025; during the Prior Quarter $419,385 was expensed compared to $26,223 during the Current Quarter, for a decrease of $393,162 in the Current Quarter.  During the quarter ending October 31, 2008 the Company issued options for an aggregate of 75,000 shares with an estimated fair value of $75,561 resulting in the recording of $39,933 in compensation costs in the Current Quarter compared to no expense in the Prior Quarter.

•
Consulting and professional fees decreased to $57,708 for the three months ended October 31, 2008, from $394,689 for the three months ended October 31, 2007, a decrease of $336,981 or 85.4%.  The decreased expense is the result of both cash fees paid and the amortization of the fair value of stock warrants issued for business development and consulting services for the Company, the significant items were:

o
Legal and accounting fees decreased to $11,307 for the Current Quarter from $68,263 for the Prior Quarter a decrease of $56,956 or 83.4%.; the Prior Quarter included fees for the audit of two complete years compared to the Current Quarter fees to review one quarter.

o
Consulting services decreased to $23,459 for the Current Quarter from $77,795 for the Prior Quarter a decrease of $54,336 or 69.8%; in addition to general administrative support services the Prior Quarter included additional services in support of the two audit years and general marketing services within Vietnam.

o
Warrants for an aggregate of 120,000 shares exercisable at a per share price of $1.50, with an estimated fair value of $202,746 were expensed in the Prior Quarter as issued.  Also during the Prior Quarter warrants for 200,000 shares exercisable at a per share price of $2.00, with an estimated fair value of $275,312 and a service period of twelve months were issued resulting in the amortization of $45,885 (two months) during the Prior Quarter compared to $22,942 in the Current Quarter.

•
Other general and administrative expenses decreased to $514,224 for the three months ended October 31, 2008 from $1,098,882 for the three months ended October 31, 2007, a decrease of $584,658 or 53.2%.  The decreased expense is the net result the following significant items:

o	Employee wages and payroll taxes increased to $319,453 for the Current Quarter from $309,364 for the Prior Quarter, an increase of $10,089 or 3.3%.
o	Services outsourced in Vietnam to manage the domain name registry increased to $30,000 for the Current Quarter from $15,000 for the Prior Quarter, an increase of $15,000 or 100.0%.
o	Travel and related expenses decreased to $27,107 for the Current Quarter from $74,117 for the Prior Quarter, a decrease of $47,010 or 63.4%.
o	Employee bonuses paid with shares of the Company’s restricted common stock decreased to zero for the Current Quarter from $70,051 for the Prior Quarter, a decrease of 100%.
o	Officer bonuses paid with shares of the Company’s restricted common stock decreased to zero for the Current Quarter from $508,752 for the Prior Quarter, a decrease of 100%.
o	All other general and administrative expenses increased to $137,664 for the Current Quarter from $121,598 for the Prior Quarter, an increase of $16,066 or 13.2%.

LOSS FROM OPERATIONS

We reported a loss from operations of $1,088,035 for the three months ended October 31, 2008 as compared to a loss from operations of $3,714,871 for the three months ended October 31, 2007, a decrease of $2,626,836 or 70.7%.  The decrease is primarily attributed to decreases in option bonus expense ($1,734,300), consulting and professional fees ($336,981), and officer bonuses paid with common stock ($508,752).

OTHER INCOME AND EXPENSES

Total other income and expense decreased to a net expense of $501,437 for three months ended October 31, 2008 as compared to a net expense of $1,013,348 for the three months ended October 31, 2007.  Included in this net expense decrease of $511,911 or 50.5% are:

•
Interest income was $738 for the three months ended October 31, 2008 as compared to interest income of $3,611 for the three months ended October 31, 2007; the decrease of $2,873 or 79.6% is attributable to a decrease in average cash balances.

•
The finance expense was $129,736 for the three months ended October 31, 2008 as compared to finance expense of $316,365 for the three months ended October 31, 2007, a decrease of $186,629 or 59.0%.  The net decreased expense is the result of the amortization of both cash fees paid and the fair value of stock warrants issued to obtain equity and/or debt financing for the Company, the significant items were:

o
Pursuant to its engagement of Pali Capital, Inc. (“Pali”), the Company’s placement agent in the February Debentures, the Company paid a cash fee equal to 10% of the proceeds from the February Debentures ($141,821) which was recorded as a deferred debt issuance cost (other noncurrent assets).  The fees will be amortized over the approximate two year term of the February Debentures with $14,353 amortized in both the Current Quarter and in the Prior Quarter.

o
Additionally, pursuant to its engagement of Pali, the Company issued three series of warrants: (i) Pali Retainer Warrants totaling in the aggregate 250,000 shares exercisable at a per share price of $0.001, with an estimated fair value of $712,404; (ii) Pali Placement Warrants A totaling in the aggregate 229,600 shares exercisable at a per share price of $1.00, with an estimated fair value of $563,640; and (iii) Pali Placement Warrants B totaling in the aggregate 68,880 shares exercisable at a per share price of $2.00, with an aggregate estimated fair value of $167,700 (collectively the “Pali Placement Agent Warrants”) recorded as a deferred debt issuance cost.  The Pali Placement Agent Warrants have a term of 5 years from the date of issuance.  The retainer warrants were expensed over the one year engagement term and the two placement warrants will be expensed over the approximate two year term of the February Debentures.  The Company had no expense for the retainer warrant during the three months ended October 31, 2008 compared to $178,101 expensed in the Prior Quarter.  During the three months ended October 31, 2008, the Company expensed $78,474 for the two placement warrants compared to $91,417 expensed in the Prior Quarter.

o
Warrants for an aggregate of 344,465 shares exercisable at a per share price of $2.00, with an estimated fair value of $259,954, as allocated, were issued to the February Debentures investors which are amortized over the approximate two year term of the convertible debt or upon conversion.  During the three months ended October 31, 2008, the Company expensed $36,909 compared to $32,494 expensed in the Prior Quarter.

•
Interest expense decreased by $326,263 or 46.6% for the three months ended October 31, 2008 to $374,359 as compared to $700,622 for the three months ended October 31, 2007 reflecting (i) interest expense on borrowings from related parties, short term debt, to include the February Debentures, increased $53,714, (ii) accretion of the debt discount associated with the February Debentures and other convertible notes decreased $364,002, and (iii) a credit of $15,975 for interest capitalized as part of the Internet data center construction in progress.  The accretion of debt discount decrease results from:

o
The Company issued a series of convertible debentures in the aggregate amount of $1,148,212 which are convertible into 1,148,212 shares of the Company’s restricted common stock at a per share price of $1.00 which represented a beneficial conversion feature with an estimated fair value at inception of $888,258, as allocated, which has been recorded as a discount against the convertible debentures and will be expensed over the term of the debt or upon conversion.  For the three months ended October 31, 2008 the Company expensed $126,144 of the beneficial conversion feature as compared to $111,032 for the three months ended October 31, 2007.  The combined fair value allocated to the warrants (finance expense) and the beneficial conversion features are limited to the $1,148,212 proceeds of the debt.

o
On August 1, 2007, the Company issued a convertible note for previous unpaid salaries to Mr. Thomas Johnson ($1,989,066) and Dr. Lee Johnson ($1,989,066) which are convertible into shares of the Company’s restricted common stock at a per share price of $1.43 which represents a beneficial conversion feature with an estimated aggregate fair value at inception of $1,446,594 which has been recorded as a discount against the convertible notes and will be expensed over the term of the debt or upon conversion.  For the three months ended October 31, 2008 the Company expensed zero of the beneficial conversion feature as compared to $361,649 for the three months ended October 31, 2007.

o
Other convertible notes issued by the Company with a beneficial conversion feature resulted in the expensing of $37,500 of the beneficial conversion feature during the three months ended October 31, 2008 as compared to $54,965 for the three months ended October 31, 2007.

OVERALL

We reported a net loss for the three months ended October 31, 2008 of $1,589,472 compared to a net loss for the three months ended October 31, 2007 of $4,728,219.  This translates to an overall basic and diluted per-share loss available to shareholders of $0.06 for the three months ended October 31, 2008, compared to basic and diluted per-share loss of $0.18 for the three months ended October 31, 2007 based on 27,323,505 and 26,742,718 weighted average common shares outstanding, respectively.

Six months ended October 31, 2008 compared to six months ended October 31, 2007.

REVENUES

Revenues of $604,351 for the six months ended October 31, 2008 (the “Current Period”) increased 10.4% or $57,148 as compared to $547,203 for the six months ended October 31, 2007 (the “Prior Period”).  This increase from the Prior Period is the result of an increase in total number of domain name registrations processed by the Company (5,696 compared to 4,733 or a 20% increase when compared to the previous period).  The total number of domain names under registration by the Company at October 31, 2008 increased to 10,210 compared to 8,533 at October 31, 2007 or a 19.4% increase during the twelve month period.

During the Current Period, the growth in the registration of (i) new domain names increased 0.3% to represent approximately 25% of total revenues (30% in the Prior Period) and (ii) domain name renewals increased 30% to represent approximately 69% of total revenues (64% in the Prior Period).  The balance of the Company’s revenues come from fees charged to process changes in an existing domain name record as maintained by VNNIC and other related support services.

COST OF REVENUES and GROSS PROFIT

For the six months ended October 31, 2008, cost of revenues increased 15.7% to $255,381 compared to $220,689 for the six months ended October 31, 2007, an increase of $34,692.  Gross profit was $348,970 or 57.7% (as a percentage of revenues) for the six months ended October 31, 2008 compared to $326,514 or 59.7% for the six months ended October 31, 2007.  The decrease in gross profit (1.9%) was principally due to the five percentage point swing of revenue from new domain name registrations to domain name renewals.

GENERAL AND ADMINISTRATIVE EXPENSES

For the six months ended October 31, 2008, general and administrative expenses, which includes consulting and professional fees, marketing and promotion, option bonus, bad debt expense, and other general and administrative, were $2,874,897 compared to $6,931,966 for the six months ended October 31, 2007, a decrease of $4,057,069 or 58.5%.  The decrease in total general and administrative expenses was primarily attributable to the following offsetting factors:

•
Option Bonus expenses decreased to $1,532,329 for the six months ended October 31, 2008, from $4,838,865 for the six months ended October 31, 2007, a decrease of $3,306,536 or 68.3%.  The decrease results from the Company’s application of the graded vesting attribute method, in accordance with SFAS 123R, to record compensation costs for stock options.  Under this method the Company records compensation costs for one third of the fair value at the first vesting date (generally the date of grant) and one third during the second vesting period (generally one year) and the remaining third during the final vesting period (generally two years).  In October 2006, the Company issued options for an aggregate of 7,650,000 shares with an estimated fair value of $19,886,786; during the Prior Period $4,419,480 was expensed compared to $1,381,144 during the Current Period, for a decrease of $3,038,336 in the Current Period.  During the six months ending October 31, 2007 the Company issued options for an aggregate of 510,000 shares with an estimated fair value of $952,025; during the Prior Period $419,385 was expensed compared to $111,251 during the Current Period, for a decrease of $308,134 in the Current Period.   During the period ending October 31, 2008 the Company issued options for an aggregate of 75,000 shares with an estimated fair value of $75,561resulting in the recording of $39,933 in compensation costs in the Current Period compared to no expense in the Prior Period.

•
Consulting and professional fees decreased to $182,964 for the six months ended October 31, 2008, from $493,712 for the six months ended October 31, 2007, a decrease of $310,748 or 62.9%.  The decreased expense is the result of both cash fees paid and the amortization of the fair value of stock warrants issued for business development and consulting services for the Company, the significant items were:

o
Legal and accounting fees decreased to $47,194 for the Current Period from $71,700 for the Prior Period a decrease of $24,506 or 34.2%.; the Prior Period included fees for the audit of two complete years compared to the Current Period fees to audit one year and review one quarter.

o
Consulting services decreased to $44,000 for the Current Period from $100,295 for the Prior Period a decrease of $56,295 or 56.1%; in addition to general administrative support services the Prior Period included additional services in support of the two audit years and general marketing services within Vietnam.

o
Warrants for an aggregate of 160,000 shares exercisable at a per share price of $1.50, with an estimated fair value of $275,832 were expensed in the Prior Period as issued.  Also during the Prior Period warrants for 200,000 shares exercisable at a per share price of $2.00, with an estimated fair value of $275,312 and a service period of twelve months were issued resulting in the amortization of $45,885 (two months) during the Prior Period compared to $91,770 (four months) in the Current Period.

•
Bad debt expense increased to $27,185 for the six months ended October 31, 2008 from $2,062 for the six months ended October 31, 2007, an increase of $25,123 or 1218%.  The increase in bad debt expense primarily results from the Company’s 100% bad debt reserve applied to an additional $25,000 in note receivable from Spot-On Networks, LLC (“Spot-On”) recorded in the Current Period.  The additional note receivable results from the assignment by one individual of the convertible debentures originally issued to him by Spot-On and assigned to the Company as his full consideration for an aggregate of 25,000 restricted shares of the Company’s Common Stock (the “Assigned Spot-On Debentures”).  Spot-On is a private company and does not furnish the Company with financial statements to evaluate their ability to pay the Assigned Spot-On Debentures principal and accrued interest on January 31, 2009 at maturity.  The Company’s ability to collect the Assigned Spot-On Debentures is dependent on the cash reserves held by Spot-On and/or their ability to raise additional financing.  Due to the uncertainty of collection the Company has recorded a bad debt expense for the full amount of the Assigned Spot-On Debentures.

•
Other general and administrative expenses decreased to $1,108,419 for the six months ended October 31, 2008 from $1,585,267 for the six months ended October 31, 2007, a decrease of $476,848 or 30.1%.  The decreased expense is the net result the following significant items:

o	Employee wages and payroll taxes increased to $657,491 for the Current Period from $589,392 for the Prior Period, an increase of $68,099 or 11.6%.
o	Services outsourced in Vietnam to manage the domain name registry increased to $60,000 for the Current Period from $30,000 for the Prior Period, an increase of $30,000 or 100.0%.
o	Travel and related expenses decreased to $45,697 for the Current Period from $118,644 for the Prior Period, a decrease of $72,947 or 61.5%.
o	New product testing (wireless virtual fiber) increased to $25,185 for the Current Period from zero for the Prior Period, an increase of 100%.
o	Employee wages and bonuses paid with shares of the Company’s restricted common stock decreased to $18,100 for the Current Period from $121,791 for the Prior Period, a decrease of $103,691 or 85.1%.
o	Officer bonuses paid with shares of the Company’s restricted common stock decreased to zero for the Current Period from $508,752 for the Prior Period, a decrease of 100%.
o	All other general and administrative expenses increased to $301,946 for the Current Period from $216,688 for the Prior Period, an increase of $81,918 or 37.8%.

LOSS FROM OPERATIONS

We reported a loss from operations of $2,525,927 for the six months ended October 31, 2008 as compared to a loss from operations of $6,605,452 for the six months ended October 31, 2007, a decrease of $4,079,525 or 61.8%.  The decrease is primarily attributed to improved gross profit ($22,456) and decreased option bonus expense ($3,306,536), consulting and professional fees ($310,748), and other general and administrative expenses ($476,848) offset by increased bad debt expense ($25,122).

OTHER INCOME AND EXPENSES

Total other income and expense decreased to a net expense of $1,395,573 for six months ended October 31, 2008 as compared to a net expense of $1,657,986 for the six months ended October 31, 2007.  Included in this net expense decrease of $262,413 or 15.8% are:

•
Interest income was $2,382 for the six months ended October 31, 2008 as compared to interest income of $8,413 for the six months ended October 31, 2007; the decrease of $6,031 or 71.7% is attributable to a decrease in average cash balances.

•
The finance expense was $294,099 for the six months ended October 31, 2008 as compared to finance expense of $632,731 for the six months ended October 31, 2007, a decrease of $338,632 or 53.5%.  The net decreased expense is the result of the amortization of both cash fees paid and the fair value of stock warrants issued to obtain equity and/or debt financing for the Company, the significant items were:

o
Pursuant to its engagement of Pali, the Company’s placement agent in the February Debentures, the Company paid a cash fee equal to 10% of the proceeds from the February Debentures ($141,821) which was recorded as a deferred debt issuance cost (other noncurrent assets).  The fees will be amortized over the approximate two year term of the February Debentures with $28,705 amortized in both the Current Period and in the Prior Period.

o
Additionally, pursuant to its engagement of Pali, the Company issued six series of warrants: (i) Pali Retainer Warrants totaling in the aggregate 250,000 shares exercisable at a per share price of $0.001, with an estimated fair value of $712,404; (ii) Pali Placement Warrants A totaling in the aggregate 229,600 shares exercisable at a per share price of $1.00, with an estimated fair value of $563,640; and (iii) Pali Placement Warrants B totaling in the aggregate 68,880 shares exercisable at a per share price of $2.00, with an aggregate estimated fair value of $167,700 (collectively the “Pali Placement Agent Warrants”) recorded as a deferred debt issuance cost.  The Pali Placement Agent Warrants have a term of 5 years from the date of issuance.  The retainer warrants were expensed over the one year engagement term and the two placement warrants will be expensed over the approximate two year term of the February Debentures.  The Company had no expense for the retainer warrant during the six months ended October 31, 2008 compared to $356,202 expensed in the Prior Period.  During the six months ended October 31, 2008, the Company expensed $195,778 for the two placement warrants compared to $182,835 expensed in the Prior Period.

o
Warrants for an aggregate of 344,465 shares exercisable at a per share price of $2.00, with an estimated fair value of $259,954, as allocated, were issued to the February Debentures investors which are amortized over the approximate two year term of the convertible debt or upon conversion.  During the six months ended October 31, 2008, the Company expensed $69,616 compared to $64,989 expensed in the Prior Period.

•
Interest expense increased by $72,080 or 7.0% for the six months ended October 31, 2008 to $1,105,776 as compared to $1,033,696 for the six months ended October 31, 2007 reflecting an increase in (i) interest expense on borrowings from related parties, short term debt, to include the February Debentures, of $99,779, (ii) accretion of the debt discount associated with the February Debentures and other convertible notes of $1,694, and a credit of $29,393 for interest capitalized as part of the Internet data center construction in progress.  Interest expense on borrowings from related parties, and short term debt increased due to additional borrowing.

OVERALL

We reported a net loss for the six months ended October 31, 2008 of $3,921,500 compared to a net loss for the six months ended October 31, 2007 of $8,263,438.  This translates to an overall basic and diluted per-share loss available to shareholders of $0.14 for the six months ended October 31, 2008, compared to basic and diluted per-share loss of $0.31 for the six months ended October 31, 2007 based on 27,214,497 and 26,485,436 weighted average common shares outstanding, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations primarily through the deferral of salary by its two executive officers Thomas Johnson (CEO) and Lee Johnson (President, CTO, and CFO), the sale of equity securities, to include convertible notes, other private party loans, and the advance of funds by a former related party (Hi-Tek, Inc. a California corporation (“Hi-Tek Private”)).  Overall, our liquidity and access to capital is very limited; we have not received any commitment for additional financing and given the size of our company we may be limited to (i) continued deferral of salaries by our officers, (ii) the sale of the Company’s common stock or the issuance of convertible notes, or (iii) other debt instruments.  The Company does not have a written agreement with Hi-Tek Private and no funds were advanced during the six months ended October 31 2008.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.  During the six months ended October 31, 2008 and 2007 cash used in our operating activities was $659,320 and $368,571, and cash used in investing activities was $14,001 and $574,856, respectively.  We funded our operating activities and investing activities during the six months ended October 31, 2008 with cash reserves in addition to the following resources and during the six months ended October 31, 2008 and 2007 with the following resources:

	For the Six Months Ended October 31,
	2008	2007

Funds advanced by Hi-Tek Private under revolving credit arrangement, net of $62,101 and $18,451 repayments	$(62,101)	$(10,992)
Six month term loan from Hi-Tek Private, due November 1, 2007, extended to June 30, 2009	-	600,000
Two month term loan from Vina Mex Capital, due November 14, 2007, extended to June 30, 2009	-	700,000
Twelve month term loan from John T. Butler, due June 1, 2009	70,000	-
Twelve month term loan from Tupou U. Kaho, due June 1, 2009	50,000	-
Six and one half month term loan from Vina Mex Capital, due March 31, 2009	200,000	-
Twelve month term loan from Vina Mex Capital, due September 17, 2009	100,000	-
Proceeds from stock issuances	53	-
Total	$357,952	$1,289,008

At October 31, 2008, we had a cash balance of $165,039 compared to $480,350 at April 30, 2008, a decrease of $315,311.  At October 31, 2008, our working capital deficit was $10,373,085 as compared to $8,251,260 at April 30, 2008.  Our current assets, other than cash, consist primarily of $88,410 in accounts receivable, $8,708 in prepaid land lease, $7,583 in unearned stock based compensation, and $29,497 in miscellaneous receivable.

Our current liabilities consisted primarily of $2,253,145 due to Hi-Tek Private under three credit arrangements net of zero discount (for the beneficial conversion feature of the convertible note), $2,198,391 due Thomas Johnson (our CEO), $2,198,391 due Lee Johnson (our President, CTO, and CFO), $853,937 due the February Investors net of $120,250 discount, $1,087,904 due Vina Mex Capital under three term notes, $745,320 in other short term debt, $1,113,230 in accrued officer salaries, $103,441 in liquidated damages to the February Investors, $49,574 in accounts payable, and $34,081 in customer deposits.

If we are to implement our business plan, we will need to raise significant amounts of additional capital during the period ending October 31, 2009.  We have not received any commitment that any such additional financing would be forthcoming.  Accordingly, there can be no assurance that the Company will be successful in selling equity or securing debt financing, or that any combination thereof will be sufficient to meet our capital needs or, if it could be obtained, that it can be obtained on reasonable terms in light of our circumstances at that time.  In addition, if any financing should be obtained, existing shareholders will likely incur substantial, immediate, and permanent dilution of their existing investment.  (See also "PLAN OF OPERATION")

RECENT ACCOUNTING PRONOUNCEMENTS

In October, 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”).  FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data.  FSP 157-3 is effective for all periods presented in accordance with SFAS No. 157.  The adoption of FSP 157-3 did not have any material effect on the Company’s financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions of FSP EITF 03-6-1. The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In June 2008, the FASB ratified EITF No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.  It also clarifies the impact that foreign currency denominated strike prices and market-based employee stock option valuation instruments have on the evaluation.  EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years.  The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60” (“SFAS 163”).  SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation.  SFAS 163 also clarifies how SFAS No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities.  SFAS 163 requires expanded disclosures about financial guarantee insurance contracts.  SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years.  SFAS 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of this Statement.  Except for those disclosures, earlier application is not permitted.  The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In May 2008, the FASB issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash (or other assets) upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 and early adoption is not permitted. Retrospective application to all periods presented is required except for instruments that were not outstanding during any of the periods that will be presented in the annual financial statements for the period of adoption but were outstanding during an earlier period. The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP No. FAS 142-3”). FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP No. FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

PLAN OF OPERATION FOR THE NEXT 12 MONTHS

We anticipate three major operational events will occur in the next 12 months. They are:

1) the completion of an Application Programming Interface;

2) the construction and commissioning of two Internet Data Centers, and

3) the development of wireless Internet connectivity and infrastructure in Vietnam.

The Company intends to implement a three-phase plan that includes (i) the development of an API; (ii) the construction of two data centers located in Hanoi and Ho Chi Minh City, Vietnam; and (iii) the creation of a wireless network infrastructure. The plan provides revenue-generating opportunities to the Company throughout the development process, and leads to a complete operational demonstration of the technology.

The plan includes:

PHASE I: Q4 CY 2008 through Q2 CY 2009: This phase is in process. During this period, the Company, with its partners has completed the infrastructure design of the Hanoi IDC site and is initiating design of the Ho Chi Minh City IDC site. Further, the Company is in the process of identifying service providers and contractors in anticipation of the construction of the data center. Concurrent with the design of the data center, Dot VN will collaborate with VNNIC to design and test an API which will allow the Company to substantially increase its reseller network.

PHASE II: Q2/Q3 CY 2009: During this phase the Company will begin construction of the data center located in Hanoi and begin deployment of the API to reseller network. Dot VN will also begin to design the second data center located in Ho Chi Minh City, Vietnam.

PHASE III: Q2/Q3 CY 2009 - Begin construction of data center located in Ho Chi Minh City, Vietnam. Conduct test of wireless broadband network in urban and rural areas.

Subsequent to the successful demonstration of the facility, the Company may elect to solicit standard bank financing and/or other financing methods to secure funding to drive the growth of the Vietnamese ccTLD, construct additional data centers or to expand its wireless network. In conjunction with this, the Company may also elect to enter into joint ventures, licensing, and/or production sharing agreements with other companies to maximize the value of the technologies to the Company’s shareholders. The management’s analysis suggests that following this direction provides the highest potential, lowest risk path to high profits from our new technologies.

Subsequent Events

On November 17, 2008, Dot VN Danang executed an office lease of approximately 1,022 square feet in downtown Danang City, Vietnam for a term of two years commencing January 1, 2009.  Rent of $1,473 per month is payable quarterly in advance.

On December 4, 2008, the Company executed a promissory note for $50,000 due December 3, 2009 plus accrued interest at 10% per annum with IDCG SA de CV.

THE BUSINESS

The Company

Dot VN, Inc. is an Internet and telecommunications company focused on the Vietnamese market. The Company intends to apply the benefits of best of breed technology through strategic partnerships to deploy hardware, software and wireless solutions in Vietnam. In order to maximize the benefits the Company can derive from the technology, the Company also intends:

•	to drive growth in registrations of the Vietnamese ccTLD .vn;

•	to build and operate internet data centers in major city centers in Vietnam; and

•	to identify, deploy and commercialize best of breed technologies in Vietnam.

Dot VN has entered into agreements with the Vietnamese Internet Network Information Center to serve as the only domain name registrar empowered to approve domain names, in real time online. In addition to its domain registration business, Dot VN is currently in the process of designing an internet data centers meeting Tier III redundancy standards which will serve as an internal data and telecommunications network within the country of Vietnam and provide services such as web hosting, collocation and disaster recovery services. The data centers will provide hosting and collocation services as well as servers as the basic infrastructure for additional internet and data technologies such as wireless broad brand, distance e-learning and e-government projects. The Company has secured an agreement with Quang Trung Software City Development Company, a 100% State-owned (Vietnamese government) enterprise, (“QTSC”) to develop an IDC in Ho Chi Minh City, Vietnam located in the QTSC telecommunications building and intends to execute a material definitive agreement based on the current procedural agreement with VNNIC to build an IDC in Hanoi, Vietnam, located in the VNNIC building, both are anticipated to occur in the near term. In addition, the Company intends to develop additional data centers in Da Nang City, Vietnam and the rest of the country of Vietnam in the mid to long term. Dot VN will continue to explore and test, and analyze, new best of breed technology for deployment in Vietnam , including but not limited to wireless virtual fiber.

The Company believes that the greatest single barrier to commercial acceptance of data center services is the lack of operational data centers in Vietnam. The Company believes that a demonstration will allow potential clients to fairly evaluate the necessity and value of our technology in comparison to existing technology. It will also allow a broader range of clients to evaluate the Company’s technology and services. Therefore, Dot VN’s immediate mission is to acquire adequate funding to design and to construct a data center in Vietnam meeting Tier III redundancy standards. This facility will showcase the operating, financial, and scientific parameters of the Company’s technologies.

The Company intends to implement a three-phase plan that includes (i) the development of an API; (ii) the construction of two data centers located in Hanoi and Ho Chi Minh City, Vietnam; and (iii) the creation of a wireless network infrastructure. The plan provides revenue-generating opportunities to the Company throughout the development process, and leads to a complete operational demonstration of the technology.

The plan includes:

PHASE I: Q4 CY 2008 through Q2 CY 2009: This phase is in process. During this period, the Company, with its partners has completed the infrastructure design of the Hanoi IDC site and is initiating design of the Ho Chi Minh City IDC site. Further, the Company is in the process identify service providers and contractors in anticipation of the construction of the data center. Concurrent with the design of the data center, Dot VN will collaborate with VNNIC to design and test an API which will allow the Company to substantially increase its reseller network.

PHASE II: Q2/Q3 CY 2009: During the Company will begin construction of the data center located in Hanoi and begin deployment of the API to reseller network. Dot VN will also begin to design the second data center located in Ho Chi Minh City, Vietnam.

PHASE III: Q2/Q3 CY 2009 – Begin construction of data center located in Ho Chi Minh City, Vietnam. Conduct test of wireless broadband network in urban and rural areas

Subsequent to the successful demonstration of the facility, the Company may elect to solicit standard bank financing and/or other financing methods to secure funding to drive the growth of the Vietnamese ccTLD, construct additional data centers or to expand its wireless network. In conjunction with this, the Company may also elect to enter into joint ventures, licensing, and/or production sharing agreements with other companies to maximize the value of the technologies to the Company’s shareholders. The management’s analysis suggests that following this direction provides the highest potential, lowest risk path to high profits from our new technologies.

 Proposed Operations

Dot VN, Inc. intends to deploy a leading-edge infrastructure and application solutions capable of providing clients in Vietnam a turn-key technology solution. First, Dot VN plans to continue to drive registration of the Vietnamese ccTLD, ..vn, through the deployment of an API which we believe will significantly increase our reseller network, thereby making registrations more accessible to potential clients worldwide. Second, Dot VN expects that the Internet Data Centers will provide customers both in Vietnam and worldwide with hosting, collocation, and disaster recovery services in a secure environment. The Internet Data Center services are designed to provide Dot VN’s prospective clients with a stable reliable and secure network certified by the Uptime Institute. Finally, building on the foundation created by the Internet Data Centers, Dot VN intends to deploy a wireless network infrastructure which will allow Dot VN’s clients a secure and reliable means of connecting to the Data Centers as well as allow local ISPs to provide high speed broadband connectivity to consumers.

Government Regulations

The Company’s current business activities, domain name registrations and Internet data centers, are being undertaken based on contractual agreements with the Vietnamese government, specifically with VNNIC and QTSC. The Company believes that by working closely with these agencies and the Ministry of Information and Communications, the government’s regulatory body for Internet and telecommunication services, that it is positioned to engage the Vietnamese government in discussions in advance of the enactment of any new or revised law or regulation affecting our business.

Creating a World Class Data and Telecommunications Infrastructure

An Internet Data Center is a facility used to house mission critical computer systems and associated components. It generally includes environmental controls (air conditioning, fire suppression, etc.), redundant/backup power supplies, redundant Internet connections and high security. As the name implies, an Internet data center is usually maintained by an organization for the purpose of handling the data necessary for its operations. A bank, for example, may have an Internet data center where all its customers' account information is maintained and transactions involving this data are carried out. In the United States, practically every company that is mid-sized or larger has some kind of Internet data center, and the larger companies often have multiple centers. Most large cities have many purpose-built Internet data center buildings in secure locations close to telecommunications services. Most collocation centers and Internet peering points are located in these kinds of facilities.

Communications in Internet data centers today are most often based on networks running the IP protocol suite. Internet data centers contain a set of routers and switches that transport traffic between the servers and to the outside world. Redundancy is sometimes provided by getting the network connections from multiple vendors.

Some of the servers at the Internet data center are used for running the basic Internet and intranet services needed by internal users in the organization: email servers, proxy servers, and DNS servers. Network security elements are also usually deployed: firewalls, VPN gateways, Intrusion detection systems, etc. Also common are monitoring systems for the network and some of the applications.

In 1995, The Uptime Institute® developed a standardized system for “rating” data centers, based on tier classifications. There are 4 classifications, which are based on the design attributes of the center, which attributes directly affect amount of time the system is up and running. Tier I is the least sophisticated (with the most downtime), and Tier IV is the most sophisticated (with the least downtime)

Under Uptime Institute® standards, the annual amount of a data center’s “downtime” for each tier is approximately as follows:

Tier I	28.8 hours/year
Tier II	22.0 hours/year
Tier III	1.6 hours/year
Tier IV	0.8 hours/year

While Vietnam’s economic growth and especially the increase in Internet usage is explosive, it is the Company’s understanding that there are currently no Internet Data Centers in the country meeting Tier III redundancy standards. In fact, the Company believes that the Government of Vietnam lacks any kind of Tier III Internet Data Center, thus presenting a unique marketing opportunity.

Our strategy is to build a series of data centers, starting in Hanoi and Ho Chi Minh City, providing our customers with highly specialized Internet applications and management services from each data center, while capturing the benefits of centralized infrastructure and staffing. Given the relatively nascent nature of business technology solutions in Vietnam, Dot VN will leverage its domain registration services to offer customers additional data center services. These state-of-the-art data centers will incorporate technically sophisticated components to meet the rigorous Tier III redundancy standards. The components used in the data centers are expected to incorporate Cisco redundant core routers, Cisco redundant core switching hubs and secure, virtual local area networks. The infrastructure hardware, networking and software products are expected to come from industry leaders such as Intel, Cisco Systems, and HP.

Our strategic partners in the design of the Hanoi IDC project include:

Federal Communications Group (“FCG”) (www.Fedcomm.com) is a leading provider of communications infrastructure systems, headquartered in Tempe, Arizona, with branch offices located in Salt Lake City, Utah and Albuquerque, New Mexico. Federal Communications Group specializes in the design and implementation of communications systems for Data Center applications, excelling in the Data Center environment where quality of work and adherence to schedules are critical. FCG's extensive resources can be deployed to meet even the most aggressive implementation schedule. Through partnerships with industry leading manufacturers, FCG offers certified solutions that are warranted by the manufacturer for up to 25 years.

Cerelink® (www.Cerelink.com) is a worldwide technical solutions company founded by former Intel® managers in 2004. Cerelink® has full time operations in the US and Europe. Cerelink’s corporate mission is to find innovative uses of technology that create positive social impacts. Cerelink partners with educational institutions, governments, healthcare companies, and private businesses to create unique technical solutions that can eventually be replicated throughout the world. Their technical team has successfully completed several projects that have included implementing the first wireless broadband school in Costa Rica and the first wireless broadband hospital in Italy. Some of Cerelink’s current contracts include the creation of a city-wide wireless (WiFi/WiMax) telecommunications infrastructure providing voice and data services in Kampala, Uganda and the implementation of a high-tech sports arena in New Mexico.

Intel Corporation (www.Intel.com) is a world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Intel consistently has expanded the limits of innovation in order to increase life’s excitement, making it more fulfilling and easier to manage. Intel’s strong and steady commitment to moving technology forward has changed the whole world in many ways. The company inspires and helps develop partners, new innovative products and services and encourage the industry to back up and support new products and drive industry standards higher.

Facility Specifications

Each data center will be designed to have fully redundant capacity components for onsite Infrastructure, and will feature redundant capacity components and multiple redundant distribution paths serving the site’s computer equipment. Generally only one distribution path serves the computer equipment at a time. This real-time redundancy allows for continued operation during a problem of any sort.

Through redundancy, the centers will allow each and every capacity component and element of the distribution paths to be removed from service on a planned basis without causing any of the other computer equipment to be shut down. This allows for regular maintenance without required downtime, and we therefore anticipate our estimated downtime will be less than .001 percent. Operational continuity will provide for the ability of infrastructure maintenance to be performed by using the redundant capacity components and distribution paths to safely work on the remaining equipment.

In order to assure concurrent maintainability of the critical power distribution system between the UPS and the computer equipment, all hardware will either have dual power source input or point-of-use switches incorporated.

We anticipate that the facilities will feature:

•
Multi-layered security architecture, 24/7 human security and monitoring. Environmental Controls including redundant air conditioning units. Fire suppression will be provided by FM200, with 24/7 monitoring of all systems.

•	Constantly Monitored Facility: fail-safe cooling and power monitoring systems ensure the environment inside the facility is always optimal for peak equipment performance.

•	On-Site Facility Security: the facilities will be equipped with video cameras with motion sensors. Our security team will monitor your technology assets around the clock.

•	Security Scanners: The latest in security technology to ensure that only those with the proper privileges can access the centers.

•	Escorted Access Only: vital servers will remain locked at all times. Visitors and customers will always be escorted by staff personnel.

•
Video Surveillance & Electronic Motion Sensors – Our surveillance systems will provide continuous and comprehensive observation. We shall detect and record who accesses each room and cabinet, ensuring unparalleled protection against tampering.

•	Raised Floors: modular floors are raised to allow network and power cable trays and other services to pass underneath, protecting and providing access to critical wiring.

•
Systems Monitoring: proprietary technology will be employed to monitor all mission critical systems. Events such as ICMP loss, ICMP latency or network or power loss are immediately detected and proactively corrected.

•	Early Warning Smoke Detection & Fire Suppression Systems: top-of-the-line early warning smoke detectors and a gas-based fire suppression system will be utilized throughout the data center.

•
Direct Connection to the Internet: the facilities will be wired with Gigabit Ethernet connections with multiple redundant backbone carriers, and will be located in a facility which has hundreds of pairs of fiber optic connections, thus enabling us to scale up the bandwidth anytime.

•	Remote Access: Customers will be offered a multitude of remote services including rebooting.

•	Secure Server Racks: server racks will be specifically designed for our data centers and will remain stable in any condition.

•	Uninterruptible Power Systems (UPS): reliable power supply with UPS which will be connected to a redundant generator system, and power storage system. Servers will always remain powered.

As business use of the Internet grows in Vietnam, we believe competitive pressures in a rapidly evolving global economy will lead those businesses to identify and deploy increasingly sophisticated Internet applications and data recovery tools. These new applications will permit businesses to:

•	Engage in business-to-business and business-to-consumer e-commerce;

•	Enhance business sales efforts through Web-based technologies such as ad-serving and streaming;

•	Build and enhance customer relationships by providing Internet-based customer service and technical support; and

•	Communicate and conduct business more rapidly and cost-effectively with customers, suppliers and employees worldwide.

As a result, the growth of business websites and Internet applications has created a strong demand for specialized information technology support and application expertise. However, in many instances, small or unsophisticated businesses have chosen to outsource Internet application development, implementation and support, particularly the hosting and management of their websites and Internet applications. The growth in outsourced hosting and management of websites and Internet applications is driven by a number of factors, including:

•	the desire of businesses to improve the reliability, availability and overall performance of their websites and Internet applications as those applications increase in complexity and importance;

•	the desire of businesses to reduce time to market;

•	the challenges faced by businesses in hiring, training and retaining application engineers and information technology employees with Internet expertise;

•	the increased costs associated with developing and maintaining business networks and software applications; and

•	deployment risk and the risk of technological obsolescence as they attempt to capitalize on leading-edge technologies.

The Need for Providers of Enhanced, Integrated Hosting and Application Management Services

Many businesses have outsourced hosting and management of their websites and Internet applications. However, many website hosting providers lack the requisite expertise to implement and manage increasingly sophisticated Internet applications. Moreover, many of these providers lack the scalable capacity, high-speed connectivity, monitoring capabilities and level of reliability and availability which businesses demand. System integrators and turnkey application developers often have the requisite expertise and resources to supply businesses with highly customized application solutions, but these solutions are expensive and time consuming to implement. Some businesses attempt to reduce cost and shorten time to deployment by utilizing multiple vendors, each of which provides only a partial solution. This has created significant opportunity for an application service provider which can offer website and Internet application deployment, configuration, hosting, management and support. Dot VN will seek to integrate website and Internet application deployment, configuration, hosting, management and support in to a unified service package for clients in Vietnam, the Asia-Pacific region and worldwide.

 The Company believes that the completion of the internet data centers and the deployment of the wireless network will generate significant cash flow throughout our technology development and deployment stage and thus mitigate investor risk. The Company also believes that with the right combination of resources it can become one of the highest profit margin producers in Vietnam.

Higher Level Service

We anticipate providing a full array of integrated, scalable website and Internet application hosting and management services that can be deployed in a cost-effective and rapid manner. Our Internet application service offerings will allow customers to outsource the deployment, configuration, hosting, management and support of websites and Internet applications. Additionally, our offer of enhanced management services, beyond basic co-location services, will allow us to meet the expanding needs of businesses as their websites and Internet applications become more complex.

Key components of our services include:

•	Cost-Effective Application Services

The scalable nature of our infrastructure, the repeatability of our Internet application services and our hosting and management expertise allow us to provide our customers with website and Internet application hosting and management services on a cost-effective basis. We believe that our customers would otherwise be required to make significant expenditures to replicate our performance, reliability and expertise either internally or by using outside vendors.

•	Rapid Deployment

We will offer our customers the ability to rapidly deploy Internet applications, often in a matter of weeks, instead of months. We believe that we can deploy sophisticated Internet applications much more rapidly than businesses can deploy the same applications in-house. Moreover, our Internet application solutions can be deployed more rapidly than highly customized applications. This is crucial as our customers develop a Web presence and need to have their websites and Internet applications online as quickly as possible.

•	High-Performance, World-Class Infrastructure

Our infrastructure will be designed to meet the more demanding technical requirements of sophisticated websites and Internet applications and to provide capacity ahead of customer demand. We believe that this approach to capacity facilitates the high-speed data transmission, reliability and availability which our customers' websites and Internet applications demand. In addition, our direct private transit Internet connections to major Internet backbone providers increase reliability and download speeds and differentiate our network infrastructure from that of most of our competitors. Our high-performance infrastructure together with our trained and experienced staff enable us to offer levels of service which are backed by levels of expertise and technical know-how we believe to be among the highest in the industry.

•	Service Level Guarantees

The combination of our state-of-the-art infrastructure, our customer-focused operations group and our hosting and management expertise will enable us to offer our customers service levels backed by guarantees that we believe are among the highest and most comprehensive in the industry. For example, by utilizing Tier III redundancy, we intend to provide our customers 99.98% uptime for network segments, our facility and facility components, unsurpassed in Vietnam.

•	Network Security

Our networks will incorporate host-based security with back-end firewalls and router access control lists, as well as cutting edge security and authentication. In addition to these physical security measures, our security policy will include comprehensive employee training governing all facets of our business and guidelines, and tightly control access to information housed in our network system.

•	Network Operations Centers.

Each Dot VN data center will have its own network operations center on site. Each network operations center will be fully staffed 24-hours-a-day, seven-days-a-week, 365 days a year, with Windows NT, UNIX, application and support personnel. Network operations centers will perform first-level problem identification and resolution, which will be designed to provide our network engineers and support personnel real-time notification of system errors and procedures to rapidly resolving any technical issues that arise. Network management and monitoring tools will continuously monitor the network and server performance.

Competition

The markets for domain name registration and Web-based services are intensely competitive and rapidly evolving. We expect competition to increase in the foreseeable future as new competitors enter the market and as our existing competitors expand their service offerings. However, in the near term, Dot VN has entered into an agreement approved by VNNIC to be the sole registrar authorized to register and approve domain name registrations. Dot VN’s network is directly connected to VNNICs root server allowing us to register and approve domain name registrations, independent of VNNIC and provide services such as Whois, which no other registrar can provide. Our current competitors include domain name registrars, independent software companies, website design firms, website hosting companies, Internet service providers, Internet portals and search engine companies. Many of these competitors, and in particular Google, Microsoft and Yahoo!, have greater resources, brand recognition and consumer awareness, and larger customer bases than we have.

Our current principal competitors include:

•	companies focusing on worldwide domain name registration, including, eNom , Melbourne IT, Network Solutions, Register.com, EuroDNS, and Schlund

•	companies focusing on domain name registration in Vietnam, including FPT, Netsoft, PA Vietnam, VDC, ESC, MATBAO, Netnam, GLTEC, Viettel, SAIGONNET, PTC (BDDN), QINETICS and BD Khánh Hòa;

•	companies competing with us primarily in the area of website hosting services, including 1&1 Internet (a division of United Internet) and Web.com (formerly known as Interland);

•
companies competing with us in the area of SSL certification services, including GeoTrust, Thawte and VeriSign; and diversified Internet companies, including Google, Microsoft and Yahoo that currently offer, or may in the future offer, a broad array of Web-based products and services, including domain name registration, website hosting and other products and services targeted at helping individuals and small businesses gain an online presence;

•	companies competing in the data center sector including: VinaData, Viettel, and VNPT.

We believe the principal competitive factors in selling domain name registrations, website hosting services and on-demand services to individuals and businesses include the following:

•	flexibility, variety, quality and functionality of service offerings;

•	brand name and reputation;

•	price;

•	quality and responsiveness of customer support and service;

•	ease of use, implementation and maintenance of service offerings; and

•	reliability and security of service offerings.

Employees

As of December 5, 2008, we have 16 full-time employees. We also employ outside consultants from time to time to provide various services. The Company may in the future hire executive officers, administrative employees and independent contractors, as it deems necessary. None of our employees are represented by a labor union. We consider our employee relations to be good.

Properties

We currently lease offices located at 9449 Balboa Avenue, Suite 114, San Diego, CA 92123 and such offices serve as our corporate headquarters. In addition, the Company has established an office at 02 Quang Trung Suite 9E, Hai Chau District, Danang City, Vietnam. We believe that this space is adequate for our current needs.

LEGAL PROCEEDINGS

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth specific information regarding our executive officers and directors as of December 5, 2008.

Name	Age	Position

Thomas M. Johnson	48	Chairman of the Board and Chief Executive Officer

Dr. Lee P. Johnson	50	President, Chief Technology Officer and Director

Louis P. Huynh	31	General Counsel; Corporate Secretary; Executive Vice President, Operations and Business Development and Director

Mr. Thomas Johnson and Dr. Lee Johnson are brothers, also employed by the Company are (i) Gary Thompson the son of Mr. Thomas Johnson and (ii) Hue Johnson and Tran Johnson the wife and daughter of Dr. Lee Johnson, respectively, other than that, there are no family relationships among any of the Directors or executive officers of the Company.

Set forth below is a brief description of the background and business experience of each of the Company’s existing Directors and executive officers for the past five (5) years:

Mr. Thomas M. Johnson
Title: Chairman, CEO, Chief Financial Officer

Mr. Johnson graduated from the University of California, San Diego (UCSD) in 1985. He was a Senior Coder / Programmer at Scripps Institution of Oceanography for over 4 years. From 1985 - 1994, he worked as Director of Manufacturing for some of San Diego's biotechnology and pharmaceutical companies, such as, Gen-Probe, Telios Pharmaceuticals and Chromagen. In April 1994, he co-founded HI-TEK, Inc., a private award-winning California multimedia/internet company specializing in the development and production of interactive CD-ROMs / DVDs and web sites for the travel, golf, and tourism and hospitality industries. From 1997 - 1998, he was a Director for Traveler’s Aid, a non-profit organization assisting and aiding travelers with free travel information at numerous international airports. From March 1999 to present, Mr. Johnson’s has been a technology and marketing consultant to the Secretary of Tourism for the Government of Baja California, Mexico.

Dr. Lee P. Johnson
Title: President, Chief Technology Officer, Director

Dr. Lee Johnson is a graduate of the University of Saigon, Vietnam, with graduate degrees in Mathematics and Computer Science. In 1992, Dr. Johnson co-founded Dot VN. He worked with IBM as a Software Design Engineer for approximately 3 years. He has also taught classes in multimedia design and development. At Dot VN, Dr. Johnson is principally responsible for forming alliances with the Vietnamese government, and has traveled extensively to and within Vietnam in the past several years. He is currently working with the Vietnamese government and has positioned DOT VN as the country's global marketing agent. Recently, Lee Johnson was chosen by Vietnam’s Ministry of Post and Telematics (“MPT”) as the recipient of “The Individual Who Most Contributed to the Growth of Vietnam’s Internet for 2006 Award”.

Mr. Louis P. Huynh
Title: General Counsel; Corporate Secretary; Executive Vice President, Operations and Business Development; Director

Louis Huynh graduated with distinction from the University of Washington with a Bachelor of Arts in Political Science and received his law degree from the University of Virginia School of Law. Mr. Huynh is admitted to practice in New York. Prior to joining the Company, Mr. Huynh was an attorney practicing law with The Otto Law Group, PLLC, where he focused his practice on corporate finance, corporate governance, mergers & acquisitions and corporate litigation. Prior to entering private practice, Mr. Huynh served as legal counsel to Viet Wah Trading, Inc. (“VWT”), where he provided legal advice to and representation to several major Vietnamese manufacturers, consulted with foreign clients to ensure compliance with regulations of the United States Food and Drug Administration and advised VWT’s Chief Executive Officer regarding leasing contracts, COBRA compliance and banking.

Limitations on Directors’ Liabilities and Indemnification

Our Articles of Incorporation, as amended and restated, provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty unless the breach related to acts or omissions involving intentional misconduct, fraud, or a knowing violation of law. Each of our directors will be liable under Delaware law for breach of the director’s duty of loyalty to us for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This limitation of liability also does not apply to our directors’ liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relieve or rescission.

Our Articles of Incorporation and Bylaws provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our articles of incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our articles of incorporation, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise. The Company does not maintain liability insurance on behalf of our directors or officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Director Independence

Our board of directors is currently composed of three members, Thomas Johnson, Lee Johnson and Louis Huynh, none of whom qualify as independent directors in accordance with the published listing requirements of The NASDAQ Global Market, or NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our shares of voting stock as of December 5, 2008 by: (i) each person who is known by us to beneficially own more than 5% of the issued and outstanding shares of common stock; (ii) the Chairman and President; (iii) the directors; and (iv) all of the executive officers and directors as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner (1) (2)	No. of shares	Percentage
Thomas Johnson, Chairman and Chief Executive Officer (3)	13,293,089	40.88%
Lee Johnson, President, Chief Technology Officer and Director (4)	12,373,962	38.06%
Louis P. Huynh, General Counsel, Corporate Secretary, Executive Vice President, Operations and Business Development and Director (5)	512,779	1.85%
All officers and directors as a group (3 persons)	26,179,830	68.69%

(1) Unless otherwise noted, the address of each person or entity listed is c/o Dot VN, Inc., 9449 Balboa Avenue, Suite 114, San Diego, CA 92123.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable or exercisable within 60 days of December 5, 2008, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3) Includes options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Includes a convertible note to purchase 1,568,545 shares of common stock, at an exercise price of $1.43 per share, until February 15, 2009. Includes 7,877 shares owned by his son Gary Thompson.

(4) Includes options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Includes a convertible note to purchase 1,568,545 shares of common stock, at an exercise price of $1.43 per share, until February 15, 2009. Includes 5,000 shares owned by his wife Hue Johnson and 5,000 shares owned by his daughter Tran Johnson.

(5) Includes options to purchase (i) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2016, (ii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2017, (iii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2018, (iv), 66,667 shares of common stock, at an exercise price of $1.80 per share until August 1, 2017, (v) 66,667 shares of common stock, at an exercise price of $1.80 per share, until August 7, 2018 but does not include (vi) 66,666 shares of common stock, at an exercise price of $1.80 per share, until August 1, 2019.

EXECUTIVE COMPENSATION

The following tables set forth certain information about compensation paid, earned or accrued for services by our Chief Executive Officer and all other executive officers (collectively, the “Named Executive Officers”) in the fiscal years ended April 30, 2008, 2007 and 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Thomas Johnson, Chairman of the Board and Chief Executive Officer (1)(5)	2008 2007 2006	360,000 360,000 360,000	-0- -0- -0-	210,001 40,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	13,000 7,000 -0-	583,001 407,000 360,000

Dr. Lee Johnson, President, Chief Technical Officer and Director (2)(6)(7)	2008 2007 2006	360,000 360,000 360,000	-0- -0- -0-	210,001 40,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	16,388 7,000 -0-	586,389 407,000 360,000

Louis P. Huynh, General Counsel; Corporate Secretary; Executive Vice President, Operations and Business Development and Director (3)	2008 2007 2006	120,000 105,000 -0-	-0- -0- -0-	35,001 156,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	155,001 261,000 -0-

Michael T. Weller, Chief Information Officer and Executive Vice President of Data Center Management (4)	2008 2007 2006	97,500 -0- -0-	-0- -0- -0-	53,750 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	151,250 -0- -0-

* Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment.  Our policy and assumptions made in valuation of share based payments are contained in Note 19 to our financial statements for the year ended April 30, 2008.

(1) Mr. Thomas Johnson has served as Chairman of the Board and Chief Executive Officer since July 18, 2006. Included in all other compensation is $13,000 in 2008 and $7,000 in 2007 of discretionary expenses. Does not include options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, and (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Also, does not include a promissory note convertible into 2,327,068 shares of common stock at a purchase price of $1.43 per share, until July 2, 2009.

(2) Dr. Lee Johnson has served as President, Chief Technical Officer, and Director Since July 18, 2006. Included in all other compensation are (i) $3,967 of auto lease in 2008, (ii) $421 of auto insurance in 2008 and (iii) $13,000 in 2008 and $7,000 in 2007 of discretionary expenses. Does not include options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, and (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Also, does not include a promissory note convertible into 2,327,068 shares of common stock, at a purchase price of $1.43 per share, until July 2, 2009.

(3) Mr. Huynh has served as General Counsel since October 9, 2006; as a Director since November 20, 2006; and as Executive Vice President, Operations and Business Development since June 10, 2008. He has served as Corporate Secretary since August 7, 2007. Does not include options to purchase (i) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2016, (ii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2017, (iii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2018, (iv) 66,666 shares of common stock, at an exercise price of $1.80 per share until August 1, 2016, (v) 66,667 shares of common stock, at an exercise price of $1.80 per share, until August 7, 2018, and (vi) 66,667 shares of common stock, at an exercise price of $1.80 per share, until August 1, 2019.

(4) Mr. Weller served as Chief Information Officer and Executive Vice President of Data Center Management from October 1, 2007 until termination of his employment agreement on May 15, 2008.

(5) Mr. Gary Thompson, Reseller Network Manager, is the son of Mr. Thomas Johnson our Chairman of the Board and Chief Executive Officer. Mr. Thompson was compensated $20,600 in wages during the fiscal year ended April 30, 2008.

(6) Mrs. Hue Johnson, Vice President, Business Development of Vietnam and Asia, is the wife of Dr. Lee Johnson our President and Chief Technoloy Officer, was compensated $45,000 in wages, $5,328 in auto lease, and $454 in auto insurance.

(7) Miss Tran Johnson, Assistant to the Vice President of Business Development of Vietnam and Asia, is the daughter of Dr. Lee Johnson our President and Chief Technology Officer, was compensated $10,688 in wages, $4,863 in auto lease, and $533 in auto insurance.

During the fiscal year ended April 30, 2008, we issued shares of our common stock to our officers, or their nominees, as follows:

Thomas Johnson	116,667 shares	August 7, 2007
Lee Johnson	116,667 shares	August 7, 2007
Louis P. Huynh	19,445 shares	August 7, 2007
Michael T. Weller	25,000 shares	October 1, 2007

Employment Agreements

On October 9, 2006, the Board of Directors approved an employment agreement for Thomas Johnson to serve as Chief Executive Officer of our Company, which will continue indefinitely unless terminated as provided in the agreement. Mr. Johnson was awarded an annual salary of $360,000, but agreed to defer any such amount until our company has received not less than $10,000,000 of financing from either the sale of securities, or in connection with a significant joint venture or strategic alliance. In lieu of payment of his deferred salary, Mr. Johnson has accrued his salary until such time as the Company the financing requirement has been met.

On October 8, 2006, the Board of Directors approved an employment agreement for Lee Johnson to serve as President and Chief Technical Officer of our Company, which will continue indefinitely unless terminated as provided in the agreement. Dr. Johnson was awarded an annual salary of $360,000, but agreed to defer any such amount until our company has received not less than $10,000,000 of financing from either the sale of securities, or in connection with a significant joint venture or strategic alliance. In lieu of payment of his deferred salary, Dr. Johnson has accrued his salary until such time as the Company the financing requirement has been met.

On August 7, 2007, the Board of Directors approved an employment agreement for Louis Huynh, to serve as the Company’s General Counsel and Corporate Secretary. Pursuant to the terms of the employment agreement, Mr. Huynh shall receive an annual salary of $120,000 and shall receive stock options totaling in the aggregate 200,000 shares; such shares are exercisable, at a per share price of $1.80, into shares of the Company’s common stock (the “Huynh Employment Options”). The Huynh Employment Options shall vest at a rate of 66,666 on October 9, 2007, 2008 and 2009, respectively and have a term of ten years from the date of vesting. In addition to the Huynh Employment Options, Mr. Huynh was granted 19,445 restricted shares of the Company’s common stock pursuant to the terms of his employment agreement valued at $35,000. Mr. Huynh is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties.

On October 1, 2007, the Board of Directors approved an employment agreement for Michael Weller to serve as the Company’s Chief Information Officer and Executive Vice President of Data Center Management. Pursuant to the terms of the employment agreement, Mr. Weller shall receive an annual salary of $180,000 and shall receive stock options totaling in the aggregate 150,000 shares; such shares are exercisable, at a per share price of $1.80, into shares of the Company’s common stock (the “Weller Employment Options”). The Weller Employment Options shall vest at a rate of 50,000 on October 15, 2008, 2009 and 2010, respectively, and have a term of three years from the date of vesting. In addition to the Weller Employment Options, Mr. Weller was granted 25,000 restricted shares of the Company’s common stock pursuant to the terms of his employment agreement valued at $45,000. Mr. Weller is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties. As Chief Information Officer and Executive Vice President of Data Center Management, Mr. Weller shall serve as such for a term of three (3) years. On May 15, 2008, the Company’s Employment Agreement with Michael Weller, its Chief Information Officer and Executive Vice President of Data Center Management was terminated. As a consequence, the unvested Weller Employment Options to purchase 150,000 common shares of the Company’s stock were extinguished.

Additionally, we have employment agreements with certain key employees and we require each of our employees to execute confidentiality, assignment of intellectual property and non-disclosure agreements with respect to all technical aspects of our business, and to agree to assign to our company all inventions, research and technical data developed by them during the course of their employment.

Other Compensation

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of April 30, 2007 provided for or contributed to by our company.

Director Compensation

Directors of our company who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors.  All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers as of April 30, 2008:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Johnson(1)	1,200,000 1,200,000 -	1,200,000	-0-	$ $ $	0.50 0.50 0.50	8/1/2016 8/1/2017 8/1/2018	-0-	-0-	-0-	-0-
Lee Johnson(1)	1,200,000 1,200,000 -	1,200,000	-0-	$ $ $	0.50 0.50 0.50	8/1/2016 8/1/2017 8/1/2018	-0-	-0-	-0-	-0-
Louis P. Huynh	100,000 100,000 - 66,666 66,667 -	100,000 - 66,667	-0-	$ $ $ $ $ $	0.50 0.50 0.50 1.80 1.80 1.80	10/9/2016 10/9/2017 10/9/2018 8/7/1017 8/7/2018 8/7/2019	-0-	-0-	-0-	-0-
Michael T. Weller (2)	- - -	50,000 50,000 50,000	-0-	$ $ $	1.80 1.80 1.80	10/14/2011 10/14/2012 10/14/2013	-0-	-0-	-0-	-0-

(1) Does not include a convertible note, currently exercisable, to purchase 1,547,446 shares of common stock, at an exercise price of $1.43 per share, until February 15, 2009.
(2) Options were extinguished on May 15, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 15, 2008, each of (i) Thomas Johnson, the Company’s Chief Executive Officer and Chairman of the Board of Directors, (ii) Lee Johnson, the Company’s President, Chief Technology Officer, and a Director, and (iii) Louis Huynh, the Company’s General Counsel; Corporate Secretary; Executive Vice President, Operations and Business Development; and a Director, entered into a lock-up agreement with the Company pursuant to which each such person agreed that he will not offer, sell, contract to sell, grant an option to purchase, or otherwise dispose of any shares of common stock until April 15, 2009.

On August 7, 2007, the Company issued to Thomas Johnson, the Company’s Chief Executive Officer and Chairman of the Board of Directors, 116,667 shares of the Company’s restricted common stock as a compensation for past services with a fair value of approximately $210,001.

On August 7, 2007, the Company issued to Lee Johnson, the Company’s President, Chief Technology Officer, and Chief Financial Officer, 116,667 shares of the Company’s restricted common stock as a compensation for past services with a fair value of approximately $210,001.

On August 1, 2007, the Company executed a convertible note with Mr. Thomas Johnson, the Company’s Chief Executive Officer and Chairman of the Board of Directors, in the amount of $1,989,065.78 for unpaid accrued salary, including interest, from January, 2003 through June, 2007 (the “TJ Note”).  The TJ Note had a term of one year and accrues interest at a rate of 8% per annum.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at a per share price of $1.43 per share.  On August 14, 2008, the Company executed a convertible promissory note for $2,160,766 due February 15, 2009 plus accrued interest at 8% per annum with Mr. Johnson (the “TJ New Note”) in exchange for the unpaid TJ Note.  The terms and conditions of the TJ New Note are materially the same as the TJ Note that expired August 1, 2008.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at $1.43 per share (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event Dot VN issues common stock (or securities exercisable for or convertible into common stock) at a price below the Conversion Price, to a price equal to such issue price.

On August 1, 2007, the Company executed a convertible note with Dr. Lee Johnson, the Company’s President, Chief Technology Officer, and Chief Financial Officer, in the amount of $1,989,065.78 for unpaid accrued salary, including interest, from January, 2003 through June, 2007 (the “LJ Note”).  The LJ Note had a term of one year and accrues interest at a rate of 8% per annum.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at a per share price of $1.43 per share.  On August 14, 2008, the Company executed a convertible promissory note for $2,160,767 due February 15, 2009 plus accrued interest at 8% per annum with Dr. Lee Johnson (the “LJ New Note”) in exchange for the unpaid LJ Note.  The terms and conditions of the LJ New Note are materially the same as the LJ Note that expired August 1, 2008.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at $1.43 per share (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event Dot VN issues common stock (or securities exercisable for or convertible into common stock) at a price below the Conversion Price, to a price equal to such issue price.

On October 16, 2006, the Company entered into an agreement whereby it acquired certain intellectual property from Hi-Tek, a California corporation.  Included within the assets acquired by the Company are the rights to the trademark “Dot VN” in the United States including its logo and certain related domain names (the “Dot VN US Trademark”).  Pursuant to the acquisition of the Dot VN US Trademark, the Company executed a convertible promissory note in the amount of $360,000 (the “Hi-Tek Trademark Loan”).  The Hi-Tek Trademark Loan, at the election of the holder, may convert the balance due and owing at the time of conversion into restricted shares of the Company’s Common Stock at a per share price of $1.00 per share.  The Hi-Tek Trademark Loan accrues interest at a rate of 10% per annum and was due two years from the date of execution.  On October 13, 2008, the Hi-Tek Trademark Loan was amended to extend the due date to June 30, 2009, with no other change to the terms of the note. Thomas Johnson served as CEO and as a director of Hi-Tek from November 2, 2003 until his resignation August 8, 2007. Lee Johnson served as Secretary, CFO and as a director of Hi-Tek from November 2, 2003 until his resignation August 8, 2007. Neither Thomas Johnson nor Lee Johnson either directly or beneficially own any shares of Hi-Tek. The transaction was on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

On August 2, 2006, the Company issued to Thomas Johnson, 4,000,000 shares of the Company’s restricted common stock as a compensation for past services with a fair value of approximately $40,000.

On August 3, 2006, the Company issued to Lee Johnson, 4,000,000 shares of the Company’s restricted common stock as a compensation for past services with a fair value of approximately $40,000.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Dot VN’s common stock, par value $0.001 per share, is traded on the Pink Sheets under the symbol DTVI. The Pink Sheets is a regulated quotation service that displays quotes, last-sale prices and volume information in over-the-counter equity securities. The following table sets forth the range of high and low closing bid prices for our common stock as reported on the Pink Sheets during each of the quarters presented. The quotations set forth below are inter-dealer quotations, without retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

	BID PRICE PER SHARE(1)
	HIGH	LOW
Three Months Ended July 31, 2006	$6.80	$3.00
Three Months Ended October 31, 2006	$3.70	$2.00
Three Months Ended January 31, 2007	$3.06	$2.00
Three Months Ended April 30, 2007	$2.85	$1.75

Three Months Ended July 31, 2007	$2.25	$1.25
Three Months Ended October 31, 2007	$2.10	$1.25
Three Months Ended January 31, 2008	$1.75	$0.60
Three Months Ended April 30, 2008	$1.35	$0.60

(1) All bid prices reflect a 1:1,000 reverse stock split effective May 16, 2005 and a 1:2,000 reverse stock split effective June 19, 2006.

As of December 5, 2008, there were approximately 410 holders of record of the Company’s common stock. This number does not include beneficial owners of the common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

The Company has never declared or paid any cash dividends on its common shares. The Company currently intends to retain any future earnings to finance the growth and development of its business and future operations, and therefore does not anticipate paying any cash dividends in the foreseeable future.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will offer and sell their shares at a fixed price of $1.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. This price is an arbitrary number established by the Selling Shareholders with reference to recent trading activity on the Pink Sheets. It bears no relation to our assets, earnings, book value or any other objective criteria of value.

SELLING SHAREHOLDERS

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the Selling Shareholders named below and as adjusted to give effect to the sale of the shares offered by this prospectus. The information in the table below is current as of the date of this prospectus. The Selling Shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

This is an offering of up to 19,907,734 shares of our common stock, including:

•	16,618,363 shares of common stock owned by the Selling Shareholders;

•	892,945 shares of common stock that may be issued upon exercise of warrants until January 31, 2010 at $2.00 per share; and

•	2,396,426 shares of common stock that may be issued upon the conversion of convertible debentures until January 31, 2009 at $1.00 per share.

We will not receive any proceeds from the sale of the shares by the Selling Shareholders. We would, however, receive:

•
$2,396,426 in proceeds upon exercise of the conversion of convertible debentures, assuming all of the convertible debentures are converted. The Selling Shareholders may exercise the convertible debentures in their sole and absolute discretion. We cannot assure you that the convertible debentures will be converted.

•
$1,056,540 in proceeds upon exercise of the outstanding warrants, assuming warrants for approximately 430,000 shares were exercised on or before January 31, 2012, and warrants for approximately 462,945 shares were exercised on or before February 9, 2012. The Selling Shareholders may exercise the warrants in their sole and absolute discretion. We cannot assure you that the warrants will be exercised.

The shares issued to the Selling Shareholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the Selling Shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Shareholders. The Selling Shareholders will offer and sell their shares at a fixed price of $1.15 per share until our shares are quoted on the OTC Bulletin Board (“OTC BB”) and thereafter at prevailing market prices or privately negotiated prices.

In February 9, 2007, we closed on a financing transaction with certain private investors and received a total of $1,148,213 from the issuance of certain debentures which may be converted into 2,396,426 shares of the Company’s common stock at a conversion price of $1.00 per share and warrants which upon exercise will allow the holder to acquire 344,465 shares of the Company’s common stock at a per share price of $2.00. We are registering for resale by the investors their shares of common stock and the shares underlying the debentures and the warrants. In addition, pursuant to registration rights agreements affording certain existing security holders piggy-back registration rights, we are also registering for resale 16,618,363 shares of common stock held by certain of our stockholders, which includes 8,124,544 shares beneficially held by Thomas Johnson, our Chairman of the Board and Chief Executive Officer, 7,205,147 shares beneficially held by Lee Johnson, our President, Chief Technology Officer, and a Director and 79,445 shares beneficially held by Louis Huynh our General Counsel; Corporate Secretary; Executive Vice President, Operations and Business Development and a Director.

We determined beneficial ownership in accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the Selling Shareholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock, or as a result of anti-dilution provisions contained in the debentures and warrants held by the Selling Shareholders.

Seven of the Selling Shareholder Hilary Bergman, Scott Clark, Steve Goldfarb, Louis Marino, Mathew B.G. Pilkington, Brad Reifler, and Eric Singer were at the time of issuance affiliates of Pali Capital, a registered broker-dealer, who acted as placement agent for the Company in the February Debentures.

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of December 5, 2008, by each of the Selling Shareholders. The number of shares in the column labeled “Shares Registered in this Offering” represent all of the shares that each Selling Shareholder may offer under this prospectus. The table assumes that the Selling Shareholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the Selling Shareholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the Selling Shareholders regarding the sale of any of the shares other than our agreement with certain of the Selling Shareholders to maintain the effectiveness of this registration statement until the earlier of the date that all of their shares are sold and the date on which their shares become eligible for resale under Rule 144.

	Before Offering					After Offering(2)
Name	Number of Shares of Owned	Number of Shares Acquirable Upon Exercise of Warrants	Number of Shares Acquirable Upon Conversion of Debentures	Percentage of Shares of Common Stock Beneficially Held(3)	Number of Shares Offered	Number of Shares of Common Stock Beneficially Held(1)	Percentage of Shares of Common Stock Beneficially Held(1)(3)
Anh Ngoc Ung (9)(11) (16)(18)(37)	111,834	-0-	-0-	*	11,834	100,000	*
Bang Nguyen (10)	5,000	-0-	-0-	*	5,000	-0-	*
Carlos Leon Rosette (8)	5,000	-0-	-0-	*	5,000	-0-	*

Carolina Rosette (8)	3,000		-0-	-0-	*	3,000	-0-	*
Eric Dierker (15)	2,000		-0-	-0-	*	2,000	-0-	*
Gary Thompson (10)(16)	5,000		-0-	-0-	*	5,000	-0-	*
Hue Tran Johnson (11) (16)	5,000		-0-	-0-	*	5,000	-0-	*
Jeff Potts (10)(16)	5,000		-0-	-0-	*	5,000	-0-	*
Jon Hollmann (16)(32)(38)	132,000		-0-	-0-	*	32,000	100,000	*
Jon Hollmann, for Dagney Hollmann (11)	8,000		-0-	-0-	*	8,000	-0-	*
Jon Hollmann, for Hannah Hollmann (11)	8,000		-0-	-0-	*	8,000	-0-	*
Jon Hollmann, for Jack Hollmann (11)	8,000		-0-	-0-	*	8,000	-0-	*
Daniel Lay (34)	1,900		-0-	-0-	*	1,900	-0-	*
Franklin Lay (34)	1,100		-0-	-0-	*	1,100	-0-	*
Lee Johnson (4)(8)(19)	12,373,962	(33)	-0-	-0-	38.06%	7,195,417	5,178,545	15.93%
Louis Huynh (5)(11)(20)	512,779	(33)	-0-	-0-	1.85%	79,445	433,334	1.56%
Lucy Thuy Huynh (8)(10)(16)	15,000		-0-	-0-	*	15,000	-0-	*
Mai Liem Truc (13)	6,000		-0-	-0-	*	6,000	-0-	*
Marie-Line Fournier (12)(16)	3,500		-0-	-0-	*	3,500	-0-	*
Nghi Bui (10)(16)	5,000		-0-	-0-	*	5,000	-0-	*
Quan Tran (8)	5,000		-0-	-0-	*	5,000	-0-	*
Richard Hunter Draper (17)	5,000		-0-	-0-	*	5,000	-0-	*
Rod Sanchez (17)	5,000		-0-	-0-	*	5,000	-0-	*
Thomas Johnson (6)(8)(19)	13,293,089	(33)	-0-	-0-	40.88%	8,116,667	5,176,422	15.92%
Toan Nguyen (10)(16)	5,000		-0-	-0-	*	5,000	-0-	*

Tomsoo Kang (8)(39)	15,000	-0-		-0-	*	2,000	13,000	*
Tran Lee Johnson (11)(16)	5,000	-0-		-0-	*	5,000	-0-	*
Tu Nguyen (8)	2,000	-0-		-0-	*	2,000	-0-	*
Victor Sagastume (10)(16)	5,000	-0-		-0-	*	5,000	-0-	*
Capital Group Communicat-ions (8)(27)	565,000	-0-		-0-	2.08%	565,000	-0-	*
Business.com.vn, Ltd. (14)(29)	285,000	-0-		100,000	1.41%	385,000	-0-	*
Cong Ty Co Phan Phuoc Loc Tho (11)	20,000	-0-		-0-	*	20,000	-0-	*
Matthew B.G. Pilkington (7)(30)(35)	-0-	9,235		25,000	*	34,235	-0-	*
W. Stewart Cahn (7)	-0-	7,500		50,000	*	57,500	-0-	*
Sagoldfarb, Inc / Defined Benefit Plan (7)(21)	-0-	3,750		25,000	*	28,750	-0-	*
Gary Blum (7)	-0-	7,500		50,000	*	57,500	-0-	*
Scott Clark (7)(30)(35)	-0-	111,946		15,000	*	126,946	-0-	*
Brad Reifler (7)(30)(35)	-0-	76,060		50,000	*	126,060	-0-	*
Eric Singer (7)(30)(35)	-0-	303,535		50,000	1.28%	353,535	-0-	*
Jimmy Sarbh (7)	-0-	30,000		200,000	*	230,000	-0-	*
Zaykowski Limited Partners L.P. (7)(22)	-0-	11,250		75,000	*	86,250	-0-	*
Zaykowski Qualified Partners L.P. (7)(22)	-0-	18,750		125,000	*	143,750	-0-	*
Tara Roy (7)	-0-	15,000		100,000	*	115,000	-0-	*
2030617 Ontario Ltd. (7)(23)	-0-	6,364		42,426	*	48,790	-0-	*
Paul Boritzer (7)	-0-	30,000		200,000	*	230,000	-0-	*
Blair Brewster (7)	-0-	14,850		99,000	*	113,850	-0-	*
Kevin Fisher (7)	-0-	3,750		25,000	*	28,750	-0-	*
Francisco Javier Sumavielle (7)	-0-	3,750		25,000	*	28,750	-0-	*
Owen J. Morrissey (7)	-0-	3,750		25,000	*	28,750	-0-	*
SM Investors, L.P. (7)(24)	-0-	3,713		24,750	*	28,463	-0-	*
SM Investors, II L.P. (7)(24)	-0-	8,096		53,970	*	62,066	-0-	*
SM Investors Offshore, Ltd. (7)(24)	-0-	3,192		21,280	*	24,472	-0-	*
Donald DiPalma (7)	-0-	2,250		15,000	*	17,250	-0-	*
Sausalito Capital Partners LLC (28)(31)	-0-	-0-	(36)	-0-	*	-0-	-0-	*
Vision Opportunity Master Fund Ltd. (7)(25)	-0-	150,000		1,000,000	4.06%	1,150,000	-0-	*
Louis Marino (30)	-0-	27,424		-0-	*	27,424	-0-	*
Hillary Bergman (30)	-0-	30,530		-0-	*	30,530	-0-	*
Steve Goldfarb (30)	-0-	10,750		-0-	*	10,750	-0-	*
Gary Packman (8)	30,000	-0-		-0-	*	30,000	-0-	*
Rhonda Jessum (8)	10,000	-0-		-0-	*	10,000	-0-	*
Gary Friedkin (8)	10,000	-0-		-0-	*	10,000	-0-	*
GF Galaxy Corp.(26)	131,000	-0-		-0-	*	131,000	-0-	*
Marilyn Thomassen (8)	4,000	-0-		-0-	*	4,000	-0-	*
Marvin Jabro Rev Trust, Marvin Jabro Trustee (8)	2,500	-0-		-0-	*	2,500	-0-	*
Marie Milliman (8)	5,000	-0-		-0-	*	5,000	-0-	*
TOTALS	27,619,664	892,945		2,396,426	-	19,949,932	10,959,103	-

*Represents beneficial ownership of less than one percent.

(1)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the Selling Shareholders are under no obligation known to us to sell any shares of common stock at this time.

(2)	Assumes that all shares registered for resale by this prospectus have been issued and sold.
(3)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable or exercisable within 60 days of December 5, 2008, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(4)
Lee Johnson is our President, Chief Technical Officer and a Director. Beneficial ownership includes options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Includes a convertible note to purchase 1,568,545 shares of common stock, at an exercise price of $1.43 per share, until February 15, 2009. Includes 5,000 shares owned by his wife Hue Johnson and 5,000 shares owned by his daughter Tran Johnson.

(5)
Louis Huynh is our General Counsel; Corporate Secretary; Executive Vice President, Operations and Business Development and a Director. Beneficial ownership includes options to purchase (i) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2016, (ii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2017, (iii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2018, (iv) 66,667 shares of common stock, at an exercise price of $1.80 per share until August 1, 2017, (v) 66,667 shares of common stock, at an exercise price of $1.80 per share, until August 7, 2018 but does not include (vi) 66,666 shares of common stock, at an exercise price of $1.80 per share, until August 1, 2019.

(6)
Thomas Johnson is our Chairman of the Board, Chief Executive Officer and Chief Financial Officer. Beneficial ownership includes options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Includes a convertible note to purchase 1,568,545 shares of common stock, at an exercise price of $1.43 per share, until February 15, 2009. Includes 7,877 shares owned by his son Gary Thompson.

(7)	Debenture and/or Warrant acquired pursuant to Securities Purchase Agreement, dated either January 31 or February 9, 2007.
(8)
Issued pursuant to Agreement and Plan of Merger dated July 17, 2006, by and among Malers, Inc., a Delaware corporation, Malers Acquisition Corp., a Washington corporation, and Dot VN, Inc., a California corporation.

(9)	Issued as a bonus for employment services to the Company.
(10)	Issued as consideration by the Company pursuant to a Non-disclosure and Invention Assignment Agreement with the Company dated on or about September 28, 2006.
(11)	Issued as consideration on October 12, 2006, pursuant to employment and/or consulting agreement or arrangement with the Company.
(12)	Issued as consideration by the Company pursuant to a Non-disclosure and Invention Assignment Agreement with the Company dated January 9, 2007.
(13)	5,000 shares issued pursuant to a letter agreement with the Company dated January 9, 2007 for serving on the Company’s Strategic Advisory Board for a term of two years.
(14)	Issued pursuant to that certain Asset and Purchase Agreement dated June 29, 2007, by and between the Company and Business.com.VN, Ltd.
(15)	Issued pursuant to a Non-disclosure Agreement with the Company dated July 17, 2007.
(16)	2,000 shares of which were issued as a bonus by the Company on July 5, 2007.
(17)	5,000 shares issued pursuant to a letter agreement with the Company dated May 25, 2007 for serving on the Company’s Strategic Advisory Board for a term of two years.
(18)	5,834 shares of which were issued as a bonus by the Company on August 7, 2007.
(19)	116,667 shares of which were issued as a bonus by the Company on August 7, 2007.
(20)	19,445 shares of which were issued as a bonus by the Company on August 7, 2007.

(21)	Voting or investment power for Sagoldfarb, Inc / Defined Benefit Plan is held by Steve Goldfarb.
(22)	Voting or investment power for Zaykowski Limited Partners L.P. and Zaykowski Qualified Partners L.P. is held by Paul Zaykowski.
(23)	Voting or investment power for 2030617 Ontario Ltd. is held Dipak Roy.
(24)	Voting or investment power for SM Investors, L.P., SM Investors, II L.P., and SM Investors Offshore, Ltd. is held by Salvatore Muoio.
(25)	Voting or investment power for Vision Opportunity Master Fund Ltd. is held by Adam Benowitz.
(26)
Voting or investment power for GF Galaxy Corp. is held by Hideo Kita. 101,000 shares acquired on October 11, 2007 from Larry Heuchert in a private, third-party transaction to which the Company was not a party. 30,000 shares issued pursuant to Agreement and Plan of Merger dated July 17, 2006, by and among Malers, Inc., a Delaware corporation, Malers Acquisition Corp., a Washington corporation, and Dot VN, Inc., a California corporation.

(27)	Voting or investment power for Capital Group Communications is held by Devin Bosch.
(28)	Voting or investment power for Sausalito Capital Partners LLC is held by John Lisanti, Don Lew, Dr. Henry Baer and David Otto.
(29)	Voting or investment power for Business.com.vn, Ltd. is held by Vuong Van Trung.
(30)
Employee of Pali Capital, Inc., a placement agent to the Company. The employee acquired the securities to be resold as transaction-based compensation and does not have any agreement, understanding or arrangement with any person to dispose of the securities

(31)
Issued two warrants for an aggregate of 500,000 shares as consideration by the Company July 18, 2006 to Sausalito Capital Partners LLC (“Sausalito”) for entering into an Investor Relations Consulting Agreement effective December 5, 2005, with Sausalito. The two warrants expired on July 18, 2008 unexercised by Sausalito.

(32)	Issued as consideration on July 1, 2007, pursuant to employment agreement with the Company.
(33)	Shares held are the subject to a one year lock-up agreement dated April 15, 2008 with the Company.
(34)
Gifted by Jon Hollmann, and originally issued to Mr. Hollmann as consideration by the Company pursuant to a Non-disclosure and Invention Assignment Agreement with the Company dated on or about September 28, 2006 (footnote 10 above).

(35)
The following four individuals purchased a certain number of the warrants in the ordinary course of business pursuant to a Securities Purchase Agreement, dated February 9, 2007: Mathew B.G. Pilkington (warrant to purchase 3,750 shares), Scott Clark (warrant to purchase 2,250 shares), Brad Reifler (warrant to purchase 7,500 shares), and Eric Singer (warrant to purchase 7,500 shares). Issued as transaction-based compensation from Pali Capital were: Mathew B.G. Pilkington (warrant to purchase 5,485 shares), Scott Clark (warrant to purchase 109,696 shares), Brad Reifler (warrant to purchase 68,560 shares), and Eric Singer (warrant to purchase 296,035 shares).

(36)	The two warrants issued to Sausalito for an aggregate of 500,000 shares by the Company on July 18, 2006 expired unexercised on July 18, 2008.
(37)
Anh Ngoc Ung is an employee of the Company. Beneficial ownership includes options to purchase (i) 50,000 shares of common stock, at an exercise price of $.50 per share, until October 9, 2016, (ii) 50,000 shares of common stock, at an exercise price of $.50 per share, until October 9, 2017, but does not include (iii) 50,000 shares of common stock, at an exercise price of $.50 per share, until October 9, 2018.

(38)
Jon Hollman is an employee of the Company. Beneficial ownership includes options to purchase (i) 50,000 shares of common stock, at an exercise price of $1.80 per share, until August 7, 2017, (ii) 50,000 shares of common stock, at an exercise price of $1.80 per share, until August 7, 2018, but does not include (iii) 50,000 shares of common stock, at an exercise price of $1.80 per share, until August 7, 2019.

(39)	Tomsoo Kang is an employee of the Company. Beneficial ownership includes options to purchase 10,000 shares of common stock, at an exercise price of $2.00 per share, until September 7, 2010.

PLAN OF DISTRIBUTION

The Selling Shareholders

We will not receive any proceeds from the sale of the shares being offered on behalf of the Selling Shareholders. The shares being sold by the Selling Shareholders may be sold or distributed from time to time by the Selling Shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the shares as principals, at a fixed price $1.15 per share until our shares are quoted on the OTC Bulletin Board (“OTC BB”) and thereafter at prevailing market prices or privately negotiated prices.

The sale of the shares may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through the settlement of short sales;

•	through privately negotiated transactions; or

•	through any other legally available method.

In addition, any shares that qualify for resale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

The Selling Shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition, the Selling Shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares which may be resold thereafter pursuant to this prospectus if the shares are delivered by the Selling Shareholders.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The staff of the SEC is of the view that selling security holders who are registered broker dealers or affiliates of registered broker dealers may be underwriters under the Securities Act. The SEC is also of the view that any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Shareholder can presently estimate the amount of such compensation. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered in this prospectus. We know of no existing arrangements between any Selling Shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. The Selling Shareholders may not effect any sale or distribution of the shares until after the prospectus has been appropriately amended or supplemented, if required.

The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act, as amended if any such broker-dealers purchase shares as principal.

We have agreed with the Selling Shareholders holding debentures that we will maintain the effectiveness of this registration statement until the earlier of the sale of all the shares held by such holders or the date on which the shares may be publicly resold under Rule 144. No sales may be made using this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. We cannot assure you that the Selling Shareholders will sell any of the shares offered by this prospectus. We have agreed to indemnify certain Selling Shareholders against certain liabilities arising under the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF SECURITIES

Pursuant to the our Articles of Incorporation, as amended and restated and filed with the Delaware Secretary of State on July 31, 2006, our authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.01 per share, of which 27,345,356 shares are issued and outstanding as of December 5, 2008, and (ii) 50,000,000 shares of “blank check” preferred stock, par value $0.01 per share, of which 120,000 shares have been designated as “Series A Convertible Preferred Stock” stated value $10.00 per share, of which there are no shares are issued and outstanding as of December 5, 2008.

Common Stock

On December 5, 2008, there were 27,345,356 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, our Shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, our Shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of our preferred stock. As of December 5, 2008, the Company had no shares of its Series A Convertible Preferred Stock issued and outstanding. Additional Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors in its sole discretion.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Preferred Stock - Series A Convertible Preferred

As noted above, we have no shares of its Series A Preferred Stock issued and outstanding. The following description of the Series A Preferred Stock is qualified in its entirety by the “Certificate of Designation of Series A Convertible Preferred Stock”, as filed with the Secretary of State of the State of Delaware on November 29, 2006.

There are two distinguishing features of our Series A Convertible Preferred Stock. First, a holder of Series A Preferred Stock, in the event of liquidation, wind up or dissolution, is entitled to receive in full an amount equal to $10.00 per share before any distribution (the “Stated Value”), or payment of the assets of the Company may be made to or set aside for the holders of any other securities of the Company. Second, at the election of the holder of the Series A Convertible Preferred Stock may convert the shares on a 1 for 150 basis into shares of the Company’s common stock. Accordingly, upon full conversion of the Series A Preferred Stock the holders of the Series A Convertible Preferred Stock would be entitled to receive 18,000,000 shares of the Company’s Common Stock. Further the Series A Convertible Preferred Stock may vote such shares as shall be equal to the whole number of shares of common stock into which such holder’s aggregate number of Series A Convertible Preferred Stock are convertible into. With the exception of these two features, our Series A Convertible Preferred Stock have the same rights and preferences as our Common Stock.

Options

We have options to purchase an aggregate amount of 8,085,000 shares of common stock outstanding as of the date of this Prospectus.

Warrants

We have warrants to purchase an aggregate amount of 6,337,515 shares of common stock are outstanding as of the date of this Prospectus.

Registration Rights Agreements

We entered into registration rights agreements with the holders of convertible debentures and warrants, pursuant to which we are including in this registration statement all such 2,396,426 shares of common stock underlying the convertible debentures and warrants. Additionally, pursuant to registration rights agreements affording certain existing security holders piggy-back registration rights we are registering 16,618,363 shares of the Company’s common stock and 892,945 shares of common stock underlying warrants.

Transfer Agent and Registrar

First American Stock Transfer, Inc. is the transfer agent and registrar of our common stock. Their address is 706 East Bell Road, Suite 202, Phoenix, AZ 85022, and their telephone number (602) 485-1346.

Indemnification and Limited Liability Provisions

We have authority under the General Corporation Law of the State of Delaware to indemnify our directors and officers to the extent provided in that statute. Our Articles of Incorporation and our Bylaws require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We intend to enter into indemnification agreements with each of our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Management believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with Dot VN or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The financial statements included in this Prospectus for the years ended April 30, 2008 and 2007 have been audited by Chang G. Park, CPA and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The financial statements included in this Prospectus for the six months ended October 31, 2008 have been reviewed by Chang G. Park, CPA and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar, as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Delaware, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINION

The Law Offices of Thomas E. Puzzo, PLLC, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

DOT VN, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Item 7.  Financial Statements

Index To Consolidated Financial Statements

Unaudited Condensed Consolidated Financial Statements
Basis of Presentation	F-31
Report of Independent Registered Public Accounting Firm	F-32
Condensed Consolidated Balance Sheet as of October 31, 2008 (unaudited) and April 30, 2008	F-33
Condensed Consolidated Statements of Operations for the Three Months ended October 31, 2008 and 2007 (unaudited)	F-34
Condensed Consolidated Statements of Operations for the Six Months ended October 31, 2008 and 2007 (unaudited)	F-35
Condensed Consolidated Statements of Changes in Stockholders Equity for the Six Months ended October 31, 2008 (unaudited) and Year ended April 30, 2008	F-36
Condensed Consolidated Statements of Cash Flows for the Six Months ended October 31, 2008 and 2007 (unaudited)	F-38
Notes to Condensed Consolidated Financial Statements (unaudited)	F-40

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO S. SUITE B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com   t

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Dot VN, Inc.
9449 Balboa Avenue, Suite 114
San Diego, CA 92123

We have audited the accompanying consolidated balance sheets of Dot VN, Inc. (the “Company”) as of April 30, 2008 and 2007 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dot VN, Inc. as of April 30, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 20 to the consolidated financial statements, the Company's losses from operations raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Chang G. Park, CPA
Chang G. Park, CPA

July 25, 2008

San Diego, CA 92108

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

Dot VN, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	April 30,	April 30,
	2008	2007
		Restated
ASSETS
Current assets:
Cash	$480,350	$329,151
Accounts receivable	29,845	96,819
Prepaid warrant expense, current	91,771	534,302
Prepaid expenses and other current assets	74,059	58,259
Notes receivable, net of bad debt reserve	-	-
Total current assets	676,025	1,018,531

Equipment, net	654,129	26,456
Intangible assets	1,022,336	360,000
Other noncurrent assets	328,149	747,191
Total assets	$2,680,639	$2,152,178

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$52,997	$34,179
Customer deposits	5,900	46,399
Due to related party, net of $444,149 and zero discounts	5,983,630	1,025,066
Short-term debt, net of $434,411 and zero discounts	2,076,075	-
Accrued liabilities	808,683	3,848,960
Total current liabilities	8,927,285	4,954,604

Long-term liabilities:
Convertible notes, net of zero and $1,004,686 discounts	-	164,824
Convertible note with related party, net of zero and $262,500 discount	-	117,383
Total long-term liabilities	-	282,207
Total liabilities	8,927,285	5,236,811

Commitments and Contingencies

Shareholders' equity (deficit):
Preferred stock: 50,000,000 shares authorized of $0.001 par value; 120,000 shares designated Series A, $10.00 stated value; 0 issued and outstanding as of
April 30, 2008 and 2007	-	-
Common stock; 250,000,000 shares authorized of $0.001 par value;
27,059,423 and 26,118,496 shares issued and outstanding as of April 30, 2008 and 2007	27,059	26,118
Additional paid-in capital	28,079,334	17,619,977
Accumulated deficit	(34,353,039)	(20,730,728)
Total shareholders' equity (deficit)	(6,246,646)	(3,084,633)
Total liabilities and shareholders' equity (deficit)	$2,680,639	$2,152,178

The accompanying notes are an integral part of these consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Year Ended April 30,
	2008	2007
		Restated

Revenues	$953,756	$985,279
Cost of revenues	435,328	387,592
Gross profit	518,428	597,687

General and administrative expenses:
Consulting fees	746,183	140,174
Depreciation and amortization	6,832	3,647
Marketing and promotion	28,060	33,542
Office rent	99,444	71,628
Professional fees	113,828	132,534
Option bonus	6,730,234	12,428,788
Bad debt expense	216,106	2,249
General & administrative expenses	2,685,615	1,903,540
Total general and administrative expenses	10,626,302	14,716,102

(Loss) from operations	(10,107,874)	(14,118,415)

Other income (expenses)
Interest income	13,258	2,815
Finance expenses	(1,087,996)	(1,682,990)
Interest expense	(2,439,699)	(721,941)
Total other income (expenses)	(3,514,437)	(2,402,116)

Net loss	$(13,622,311)	$(16,520,531)

Loss per common share:
Basic and diluted	$(0.51)	$(0.73)

Weighted average common shares outstanding:
Basic and diluted	26,696,255	22,771,137

The accompanying notes are an integral part of these consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity (Deficit)

		Common	Additional
	Common	Stock	Paid-in	Accumulated
	Stock	Amount	Capital	Deficit	Total
	Restated	Restated	Restated	Restated	Restated
Balance, April 30, 2006	14,052,500	$14,053	$444,896	$(4,210,197)	$(3,751,248)

Share issued for cash	194,750	195	276,055	-	276,250

Shares issued for conversion of convertible note and interest	6,570,688	6,571	59,136	-	65,707

Shares issued to employees	8,141,500	8,141	464,434	-	472,575

Shares issued for services	11,000	11	31,429	-	31,440

Discounts on convertible debentures	-	-	1,248,258	-	1,248,258

Detachable warrants issued with convertible debentures	-	-	259,954	-	259,954

Warrants issued for services	-	-	2,079,028	-	2,079,028

Warrants issued for debt issuance costs	-	-	731,340	-	731,340

Stock options expensed	-	-	12,428,788	-	12,428,788

Recapitalization	(2,724,492)	(2,725)	(62,784)	-	(65,509)

Retirement of stock for cash	(127,450)	(128)	(340,557)	-	(340,685)

Net loss, April 30, 2007	-	-	-	(16,520,531)	(16,520,531)

Balance, April 30, 2007	26,118,496	26,118	17,619,977	(20,730,728)	(3,084,633)

Shares issued to employees	368,613	369	656,174	-	656,543

Shares issued for services	62,500	63	103,200	-	103,263

Shares issued for intangible asset	285,000	285	569,715	-	570,000

Shares issued under investor’s registration rights agreement	6,101	6	12,196	-	12,202

Shares issued upon conversion of debenture	7,500	7	7,493	-	7,500

Shares issued upon conversion of Spot-On Networks debenture	211,213	211	211,002	-	211,213

Discount on convertible notes	-	-	1,486,454	-	1,486,454

Warrants issued for services	-	-	682,889	-	682,889

Stock options expensed	-	-	6,730,234	-	6,730,234

Net loss, April 30, 2008	-	-	-	(13,622,311)	(13,622,311)

Balance, April 30, 2008	27,059,423	$27,059	$28,079,334	$(34,353,039)	$(6,246,646)

The accompanying notes are an integral part of these consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Year Ended April 30,
	2008	2007
		Restated
Cash flows from operating activities:
Net loss	$(13,622,311)	$(16,520,531)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	6,832	3,647
Accrued interest expense	603,033	513,408
Accrued bad debt expense	211,213	-
Amortization of debt issuance costs	365,670	105,770
Amortization of service warrants	1,125,421	1,544,726
Amortization of debt discounts	1,875,081	241,027
Stock issued to convertible debentures holders for liquidating damages	12,202	-
Stock options expensed	6,730,234	12,428,788
Stock issued to employees	635,960	472,575
Stock issued for services	77,096	31,440
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	66,974	(91,930)
(Increase) decrease in prepaid expenses and other current assets	30,950	(55,289)
(Increase) decrease in other noncurrent assets	53,371	-
Increase (decrease) in accounts payable	18,818	(73,726)
Increase (decrease) in customer deposits	(40,499)	(366,562)
Increase (decrease) in accrued liabilities	808,405	690,046
Net cash (used in) operating activities	(1,041,550)	(1,076,611)

Cash flows from investing activities:
Purchase of equipment	(11,210)	(25,331)
Internet data center design services	(585,000)	-
Payment of landlord deposit	-	(6,800)
Net cash (used in) investing activities	(596,210)	(32,131)

Cash flows from financing activities:
Proceeds from convertible notes	-	1,148,212
Payment of debt issuance costs	-	(114,821)
Proceeds from term notes	1,200,000	-
Advances from related parties	608,230	2,087,229
Repayment to related parties	(19,271)	(1,767,192)
Proceeds from stock issuances	-	276,250
Retirement of stock for cash	-	(340,685)
Net cash provided by financing activities	1,788,959	1,288,993

Net increase in cash	151,199	180,251
Cash, beginning of the period	329,151	148,900
Cash, end of the period	$480,350	$329,151

Non-cash investing and financing activities:
Common stock issued for intangible asset	$570,000	$-
Convertible note issued for intangible asset	$92,336	$360,000
Common stock issued in exchange for convertible note	$7,500	$65,707
Common stock issued to employees	$656,543	$472,575
Common stock issued for services	$103,263	$31,440
Common stock issued for notes receivable	$211,213	$-
Common stock issued to convertible debenture holders for liquidating damages	$12,202	$-

Supplemental cash flow disclosure:
Interest paid	$91,022	$66,198
Taxes paid	$1,600	$-

The accompanying notes are an integral part of these consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

1. Organization

The Company

Dot VN, Inc., its predecessors, and its subsidiaries (the “Company” or “Dot VN”), is an Internet and telecommunications company focused on the Vietnamese market. The Company intends to apply the benefits of best of breed technology through strategic partnerships to deploy hardware, software and wireless solutions in Vietnam. In order to maximize the benefits the Company can derive from the technology, the Company also intends:

•	to drive growth in registrations of the Vietnamese ccTLD .vn;

•	to build and operate Internet data centers in major city centers in Vietnam; and

•	to identify, deploy and commercialize best of breed technologies in Vietnam.

The Company has signed agreements with the Vietnamese Internet Network Information Center (“VNNIC”) to serve as the only domain name registrar empowered to approve domain names, in real time, online which provides Dot VN with a competitive advantage vis-à-vis other domain name registrars. In addition to its domain registration business, Dot VN is currently in the process of designing an Internet data center (“IDC” in the singular or “IDCs” in the plural) which will serve as an internal data and telecommunications network within the country of Vietnam. The data centers will provide hosting, collocation, and disaster recovery services as well as serve as the basic infrastructure for additional Internet and data technologies such as wireless broad brand connectivity, distance e-learning and e-government projects. The Company has secured an agreement with Quang Trung Software City Development Company, a 100% State-owned (Vietnamese government) enterprise, (“QTSC”) to develop an IDC in Ho Chi Minh City, Vietnam located in the QTSC telecommunications building and intends to execute a material definitive agreement based on the current procedural agreement with VNNIC to build an IDC in Hanoi, Vietnam, located in the VNNIC building, both are anticipated to occur in the near term. In addition, the Company intends to develop additional data centers in Da Nang City, Vietnam and the rest of the Country of Vietnam in the mid to long term. Dot VN will continue to explore and test, and analyze, new and best of breed technology for deployment in Vietnam.

Reverse Merger

Malers, Inc. was incorporated in the State of Delaware on May 27, 1998, under the name Trincomali Ltd. (“Trincomali”). Over the course of its history, Trincomali underwent additional name changes until being renamed Malers, Inc. (“Malers”) on April 28, 2005. On June 19, 2006, Malers affected a 1 for 2,000 reverse stock split of its 278,687,224 outstanding shares with fractional shares rounded up resulting in 139,690 shares issued and outstanding post split.

Dot VN, Inc., was incorporated in the State of California on March 27, 2001 under the name Hi-Tek-Com-VN and was renamed Dot VN, Inc. (“Dot VN CA”) on August 3, 2005. Dot VN CA signed its first contract September 18, 2003 with the Vietnamese government to register the country code top level domain names (“ccTLD”).

On July 17, 2006, Dot VN CA effected an Agreement and Plan of Merger by and among (i) Dot VN CA, (ii) Malers, and (iii) Malers Acquisition Corp. (“MAC”), a Washington corporation and wholly owned subsidiary of Malers, Inc., the completion of which transaction resulted in (w) MAC merging with and into Dot VN CA there by ending MAC’s corporate existence; (x) Dot VN CA becoming a wholly owned subsidiary of Malers a Delaware corporation; (y) Dot VN CA being renamed “Hi-Tek Multimedia, Inc.” a California corporation; and (z) Malers being renamed “Dot VN, Inc.” a Delaware corporation (the “Malers Merger”). Final state regulatory approval was received on August 17, 2006. In connection with the merger, the 14,232,250 outstanding shares Dot VN CA Common Stock were exchanged for 11,368,068 shares of the Company’s Common Stock. There were no outstanding stock options or warrant to purchase a share of Dot VN CA Common Stock.

Prior to the merger, Malers was an inactive shell corporation quoted on the Pink Sheets and had engaged in no substantive business operations.

For accounting purposes, the acquisition has been treated as a recapitalization of Dot VN CA with Dot VN CA as the acquirer (reverse acquisition). Dot VN CA was treated as the acquirer for accounting purposes because after the acquisition the shareholders of Dot VN CA controlled Malers and the officers and directors of Dot VN CA assumed the same positions at Malers; Malers is the surviving entity for legal purposes. The historical financial statements prior to July 17, 2006 are those of Dot VN CA.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company's consolidated financial statements are prepared using the accrual method of accounting and include its wholly-owned subsidiaries, which conforms to generally accepted accounting principles ("GAAP') in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue in accordance with Security and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB 101A and 101B and as revised by SAB 104, “Revenue Recognition” and Emerging Issue Task Force (“EITF”) No. 99-19 “Reporting Revenue Gross as a Principal Versus Net as an Agent” (“EITF 99-19”). Accordingly, we recognize revenue and the related costs when: (1) persuasive evidence of an arrangement exists; (2) delivery and acceptance has occurred or service has been rendered; (3) the price is fixed or determinable; and (4) collectability of the resulting receivable is reasonably assured.

The Company principally generates revenues from the sale of ccTLD domain names (.vn) for the government of Vietnam. These revenues consist primarily of registration and renewal fees, which are recorded gross in accordance with EITF 99-19.

Amounts invoiced or collected in advance of delivery or providing service are recorded as a deferred revenue liability; revenue is recognized when the domain names are authorized and released to the customer.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s financial instruments as of April 30, 2008 and 2007 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, promissory notes, due to related parties, and accrued liabilities.

Equipment

Equipment is carried at cost. Depreciation is computed using a straight-line method over the estimated useful lives of the depreciable property generally three to five years for assets purchased new and two to three years for assets purchased used. Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or disposal of any item of equipment, the cost and related accumulated depreciation of the disposed assets is removed, and any resulting gain or loss is credited or charged to operations.

Interest on borrowings related to eligible capital expenditures is capitalized as part of the cost of the qualified asset and amortized over the estimated useful life of the asset in accordance with SFAS No. 34 “Capitalization of Interest Cost”.

Goodwill and Other Intangible Assets

Goodwill and acquired intangible assets determined to have an indefinite useful lives are not amortized, but instead are evaluated for impairment annually and if events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset is its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

Long-lived Assets

Long-lived assets, such as property and equipment and purchased intangibles with finite lives (subject to amortization), are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with SFAS 144. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

2. Summary of Significant Accounting Policies (continued)

Long-lived Assets (continued)

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount exceeds the estimated fair value of the asset. The estimated fair value is determined using a discounted cash flow analysis. Any impairment in value is recognized as an expense in the period when the impairment occurs.

Deferred Charges

The Company capitalizes costs associated with the issuance of debt instruments. These costs are amortized on a straight-line basis over the term of the debt instruments.

Income Taxes

Income taxes are provided in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns. Tax rate changes and changes in tax laws are reflected in income in the period such changes are enacted.

Stock-Based Compensation

SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) replaces SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. Prior to the May 1, 2005 (fiscal year 2006) adoption of SFAS 123R, the Company applied SFAS 123 which provided for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 allowed the measurement of compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by APB 25, which only required charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Prior to fiscal year 2006, the Company had elected to account for employee stock options using the intrinsic value method under APB 25 and provided, as required by SFAS 123, pro forma footnote disclosures of net loss as if a fair value based method of accounting had been applied.

The Company adopted 123R in accordance with the modified retrospective application and has restated the consolidated financial statements from the beginning of fiscal year 2006 for the impact of 123R. Under this transition method, stock-based compensation expense in fiscal year 2006 included stock-based compensation expense for all share-based payment awards granted prior to, but not yet vested as of May 1, 2005, based on the grant-date fair value estimated in accordance with the original provision of SFAS 123. Stock-based compensation expense for all share-based payment awards granted after May 1, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of two years.

Convertible Debt

In accordance with the provisions of EITF No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”) the Company evaluates debt securities (“Debt”) for beneficial conversion features. A beneficial conversation feature is present when the conversation price per share is less than the market value of the common stock at the commitment date. The intrinsic value of the feature is then measured as the difference between the conversion price and the market value (the “Spread”) multiplied by the number of shares into which the Debt is convertible and is recorded as debt discount with an offsetting amount increasing additional paid-in-capital. The debt discount is accreted to interest expense over the term of the Debt with any unamortized discount recognized as interest expense upon conversion of the Debt. If a debt security contains terms that change upon the occurrence of a future event the incremental intrinsic value is measured as the additional number of issuable shares multiplied by the commitment date market value and is recognized as additional debt discount with an offsetting amount increasing additional paid-in-capital upon the future event occurrence. The total intrinsic value of the feature is limited to the proceeds allocated to the Debt instrument.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

2. Summary of Significant Accounting Policies (continued)

Segment Information

SFAS No. 131, “Segment Information” (“SFAS 131”), amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a Company in deciding how to allocate resources and in assessing performance. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluated SFAS 131 and determined that the Company currently operates in one segment, domain name registration, and will operate a second segment when it commences future operation of Internet data centers.

Concentration of Risks

The Company derives the majority of its revenues from the registration of country code top level domain names (“ccTLD”) for the Vietnamese Ministry of Information and Communications under a contract with the Vietnam Internet Network Information Center (“VNNIC”). The Company signed its first contract with VNNIC September 18, 2003 which was renewed annually. On January 3, 2006, the Company and VNNIC signed a new contract for registration of top level country domain names with no fixed term.

On September 28, 2006, the Company and VNNIC signed a procedural agreement, with a profit sharing component, for the design, construction, and operation of an Internet data center (“IDC”) in Hanoi, Vietnam with a fifty year term. VNNIC will provide four finished floors (approximately 10,000 square feet) rent free for ten years within a facility under construction. In exchange the Company will design and construction the IDC, acquire the equipment (hardware and software), and manage the operation.

In the event of a change in the business conditions within Vietnam; enactment, application or interpretation of any law in Vietnam the effect of which is to nationalize or expropriate or enforce disposal the Company’s assets within Vietnam; or a change in the Company’s contractual relationship with VNNIC the Company could be adversely affected.

On January 31 and February 9, 2007 the Company issued a series of convertible debentures for an aggregate of $1,148,212 due January 31, 2009 (the “February Debentures”). The debentures convert at the option of each individual noteholder (the “February Investors”) into restricted shares of the Company’s Common Stock at $1.00 per share. The February Debentures were funded in conjunction with a like amount of convertible debentures issued concurrently by Spot-On Networks, LLC (“Spot-On”) to the February Investors (the “Spot-On Debenture”). The February Debentures terms required that the convertible debentures issued by Spot-On be convertible into common stock of either membership units of Spot-On Networks, LLC or common stock of the Company, at the option of the February Investors. Upon the February Investors’ election to convert a Spot-On Debenture into the Company’s common stock the Spot-On Debenture is assigned and transferred into the name of the Company (the “Assigned Spot-On Debentures”) at which time the Company issues the Common Stock and records a note receivable. Future monthly interest payments, at 10% per annum, are accrued and on January 31, 2009, at maturity, the Assigned Spot-On Debentures principal and accrued interest will be paid to the Company by Spot-On.

The number of February Investors who may convert their Spot-On Debenture into the Company’s common stock is not known but could total an aggregate of $1,148,212 in principal. The Company’s ability to collect the Assigned Spot-On Debentures principal and subsequent accrued interest on January 31, 2009, at maturity, is dependent on the cash reserves of Spot-On and/or their ability to raise additional financing.

Guarantees of Others

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FAN 45”) requires an initial recognition and measurement of guarantees in which the guarantor obligation represents a liability, as defined. FIN 45 excludes the from recognition guarantees which may be settled in equity shares of the guarantor, at its option, and instead establishes minimum disclosure requirements. The Company evaluated FIN 45 and determined that the Company currently has no guarantees which require recognition of a liability.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because the assumed exercise of the Company’s outstanding options and warrants would be antidilutive during periods of net loss. Diluted net earnings per share is based on the assumption that all dilutive stock options, warrants, and convertible debt are converted or exercised by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Options and/or warrants will have a dilutive effect, during periods of net profit, only when the average market price of the common stock during the period exceeds the exercise price of the options and/or warrants. There were options to purchase 8,160,000 shares of common stock and 6,932,945 warrants potentially issuable at April 30, 2008 (see Note 19) which were not included in the computation of net loss per share.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. The Company is required to make judgments and estimates about the effect of matters that are inherently uncertain. Although, we believe our judgments and estimates are appropriate, actual future results may be different; if different assumptions or conditions were to prevail, the results could be materially different from our reported results.

Use of Estimates (continued)

On an on-going basis, the Company evaluates our estimates, including, but not limited to, those related to the realizability of fixed assets and long-lived assets, income taxes, stock option and warrant valuation, and accounts receivable. The Company bases our estimates on our limited historical experience and various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources and, where necessary, makes adjustments prospectively.

New Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the “GAAP hierarchy”). SFAS 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires companies to provide enhanced qualitative and quantitative disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and its related interpretations, and how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In May 2008, the FASB issued Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial cash Settlement” (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash (or other assets) upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 and early adoption is not permitted. Retrospective application to all periods presented is required except for instruments that were not outstanding during any of the periods that will be presented in the annual financial statements for the period of adoption but were outstanding during an earlier period. The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

2. Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements (continued)

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 was effective at the beginning of the Company’s fiscal year ended April 30, 2008 and did have a material effect on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. SFAS 158 was effective at the beginning of the Company’s fiscal year ended April 30, 2008. The Company currently has no such employee plans and does not expect to ever institute such plans.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13”, which amends SFAS 157 to exclude SFAS 13 “Accounting for Leases” (“SFAS 13”) and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. In February 2008, the FASB also issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”, which delays the effective date of SFAS 157 until the first quarter of fiscal 2010 for all non-financial assets and non-financial liabilities, except for items that are recognized or discounted at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FAN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective in the Company’s fiscal year ended April 30, 2008 and did not have a material effect on the Company's financial statements.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

3. Equipment

Equipment at April 30, 2008 and 2007 consisted of the following:

	April 30,	April 30,
	2008	2007

Computer equipment	$36,534	$25,988
Other furniture and equipment	5,214	4,550
Internet data center, construction in progress	623,295	-
	665,043	30,538
Less accumulated depreciation	10,914	4,082
Equipment, net	$654,129	$26,456

Depreciation expense charged to operations was $6,832 and $3,647 for the years ended April 30, 2008 and 2007, respectively. Capitalized interest on borrowings related to the internet data center was $38,295 for the year ended April 30, 2008.

4. Intangibles assets

On October 16, 2006 the Company acquired the rights to the US trademark “Dot VN” including its logo and certain related domain names for $360,000 in the form of a two year convertible note (see Note 11) from Hi-Tek, Inc. a privately held California corporation (“Hi-Tek Private”), previously a related party (see Note 12). The trademark was determined to have an indefinite useful life and is not amortized.

On June 29, 2007, the Company acquired the rights to the Vietnam trademark “Dot VN” from Business.com.VN, Co. Ltd. for 285,000 shares of the Company’s Common Stock and a convertible note (see Note 11) in the amount of $100,000 due in one year (the “Business.com.VN Agreement”). The note, which accrues no interest during its term, was recorded at its present value based on an 8% interest rate assumption. The aggregate consideration of $662,336 was recorded as an indefinite lived intangible asset and is not amortized.

Indefinite lived assets are not amortized, but instead are evaluated for impairment annually and if events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS.142. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset is its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited. The change in the carrying amount of intangible assets is as follows:

	April 30,	April 30,
	2008	2007

Balance, beginning of period	$360,000	$-
Purchased US trademark	-	360,000
Purchased Vietnam trademark	662,336	-
Balance, end of period	$1,022,336	$360,000

5. Prepaid expenses and other current assets

Prepaid expenses and other current assets at April 30, 2008 and 2007 consisted of the following:

	April 30,	April 30,
	2008	2007

Prepaid expenses	$50,029	$2,461
VNNIC Deposit	1,224	5,798
Miscellaneous receivable	22,806	50,000
Total prepaid expenses and other current assets	$74,059	$58,259

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

5. Prepaid expenses and other current assets (continued)

The Company maintains a credit balance with the VNNIC from which it pays the domain name registration and renewal fees. The balance as of April 30, 2008 and 2007 was $1,224 and $5,798, respectively.

On March 27, 2007, the Company loaned $20,000 to Vietnam Telecommunication and Internet, a joint stock company in Vietnam in exchange for their assistance to establish a Vietnamese subsidiary of the Company. The loan does not accrue interest and has no fixed maturity. On November 29, 2007 the Company established Dot VN, Ltd. as a wholly owned subsidiary in Vietnam as a foreign limited liability company under the laws of Vietnam.

During the years ended April 30, 2008 and 2007, the Company provided administrative and technical support to Business.VN for an aggregate fee of $1,500 per month, in addition until September 30, 2007 the Company also provided office space to Business.VN for an aggregate fee of $1,000 per month. Business.VN, which develops travel related Internet applications focused on the emerging market in the country of Vietnam, is majority owned by Hi-Tek Private. The balance owed the Company as of April 30, 2008 and 2007 was zero and $30,000.

6. Note Receivable

During the year ended April 30, 2008, the Company issued an aggregate of 211,213 restricted shares of its Common Stock pursuant to the conversion of $211,213 in convertible debentures issued by Spot-On Networks, LLC (“Spot-On”). On January 31 and February 9, 2007 the Company issued a series of convertible debentures (see Note 11) for an aggregate of $1,148,212 due January 31, 2009 (the “February Debentures”) which convert at the option of each individual noteholder (the “February Investors”) into restricted shares of the Company’s Common Stock at $1.00 per share. The February Debentures was funded in conjunction with a like amount of convertible debentures issued concurrently by Spot-On to the February Investors (the “Spot-On Debenture”). The February Debentures terms required that the convertible debentures issued by Spot-On be convertible into either membership units of Spot-On Networks, LLC or common stock of the Company, at the option of the February Investors. Upon the February Investors’ election to convert a Spot-On Debenture into the Company’s common stock the Spot-On Debenture is assigned and transferred into the name of the Company (the “Assigned Spot-On Debentures”) at which time the Company issues the Common Stock and records a note receivable. Future monthly interest payments, at 10% per annum, are accrued for the benefit of the Company; as of April 30, 2008 $3,830 of interest accrued. On January 31, 2009, at maturity, the Assigned Spot-On Debentures principal and accrued interest will be paid to the Company by Spot-On.

Spot-On Networks, LLC is a private company and does not furnish the Company with financial statements to evaluate their ability to pay the Assigned Spot-On Debentures principal and accrued interest at maturity. The Company’s ability to collect the Assigned Spot-On Debentures is dependent on the cash reserves held by Spot-On and/or their ability to raise additional financing. Due to the uncertainty of collection the Company has recorded a bad debt expense for the full amount of the Assigned Spot-On Debentures principal and does not record the monthly accrual of interest. Interest income will be recognized upon collection from Spot-On.

April 30,
2008

Note receivable	$211,213
Less allowance	(211,213)
Total note receivable	$-

7. Other noncurrent assets

Other noncurrent assets at April 30, 2008 and 2007 consisted of the following:

	April 30,	April 30,
	2008	2007

Deposits	$9,071	$6,800
Deferred debt issuance cost	317,310	740,391
Other noncurrent assets	1,768	-
Total other noncurrent assets	$328,149	$747,191

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

7. Other noncurrent assets (continued)

In connection with the issuance of the convertible debentures (see Note 11) the Company paid the placement agent a 10% cash fee ($114,821) and issued warrants (see Note 19) for the purchase of an aggregate of 298,480 shares of the Company’s common stock with a fair value of $731,340. The Company capitalized the $846,161 as a deferred charge associated with the issuance of these debt instruments. The deferred charge is amortized on a straight-line basis over the two year term of the debt with $423,081 and $105,770 expensed in the years ended April 30, 2008 and 2007. Amortization for the year ended April 30, 2009 will be $317,310.

8. Prepaid warrant expenses

The Company has issued warrants for the purchase of shares of the Company’s restricted common stock in connection with raising equity and debt financing and for other professional services (see Note 19). The fair value of warrants issued is determined in accordance with the requirements of SFAS 123R (see Note 19). The Company recognizes these costs on a straight-line basis; (i) detachable warrants issued in connection with debt instruments are recorded as debt discount (see Note 11) and amortized over the life of the debt to interest expense, (ii) warrants issued as debt issuance costs are recorded as deferred charges (see Note 7) and amortized over the life of the debt to finance expense, and (iii) warrants issued for services are recorded as a prepaid warrant expense and amortized over the requisite service period to consulting fees. Changes in the carrying amounts of prepaid service warrants are as follows:

	April 30,	April 30,
	2008	2007

Balance, beginning of year	$534,302	$-
Warrants issued:	682,889	2,079,028
Amortization of warrants	(1,125,420)	(1,544,726)
	91,771	534,302
Less current portion	91,771	534,302
Noncurrent balance, end of year	$-	$-

9. Customer Deposits

The Company works with Melbourne IT DBS, Inc., (f/k/a VeriSign) who maintains deposits with the Company used for the purchase and renewal of domain names submitted to the Company. During the year ended April 30, 2007 the Company’s two main master resellers also maintained deposits with the Company used for the purchase and renewal of domain names submitted to the Company. The aggregate deferred revenue liability as of April 30, 2008 and 2007 held by the Company was $5,900 and $46,399, respectively.

In the past the Company allowed reservations on domain names that the Company had submitted to VNNIC for approval. The Company held $377,997 in fees for such reservation as of April 30, 2006. As of September, 30, 2006 the Vietnamese Government had released all such reservations and the Company is now authorized to make the final approval and release of a domain name at its discretion.

10. Accrued liabilities

Accrued liabilities at April 30, 2008 and 2007 consisted of the following:

	April 30,	April 30,
	2008	2007

Officer salaries	$703,609	$3,835,569
Other payroll accruals	21,929	1,500
Liquidated damages	57,509	-
Other accrued liabilities	25,636	11,891
Total other noncurrent assets	$808,683	$3,848,960

As of April 30, 2008 and 2007, the Company has unpaid salaries and accrued interest owed to officers of $703,609 and $3,835,569, respectively. The unpaid salaries bear interest at a rate of 10 percent per annum. As of April 30, 2008 and 2007, accrued interest on the salaries was $42,886 and $775,769, respectively. On August 1, 2007, the Company executed convertible notes with Mr. Thomas Johnson and Dr. Lee Johnson each in the amount of $1,989,065.78 for unpaid salary, including interest, accrued through June, 2007 (see Note 11).

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

10. Accrued liabilities (continued)

On February 9, 2007, in connection with the February Debentures, the Company executed an investor’s registration rights agreement (the “IRRA”) by and between the February Investors participating in the February Debentures and the Company (see Note 11). Pursuant to the terms of the IRRA as amended on August 10, 2007, the February Investors shall be entitled to liquidated damages equal to One Percent (1%) of the outstanding convertible debentures issued in the February Debentures (the “Liquidated Damages”) for every thirty (30) day period that the registration statement is not declared effective by December 14, 2007 (the “Effectiveness Deadline”). As of April 30, 2008, the February Investors are owed for five such thirty day periods.

11. Convertible Notes

As of April 30, 2008, convertible notes consist of the following:

	Issued date	Maturity	Conversion price	Amounts	Debt discount	Accrued interest	Net amount

Convertible Note 1	Oct. 16, 2006	Oct. 16, 2008	$1.00	$360,000	$82,500	$59,776	$337,276
Convertible Notes 2	Feb. 9, 2007	Jan. 31, 2009	$1.00	1,140,713	427,767	22,063	735,009
Convertible Note 3	June 29, 2007	June 29, 2008	$1.43	92,336	6,643	6,383	92,076
Convertible Notes 4	Aug. 1, 2007	Aug. 1, 2008	$1.43	3,978,132	361,649	245,383	3,861,866
				5,571,181	878,559	333,605	5,026,227
Less notes 1 and 4 included in due to related parties, current (see Note 12)				4,338,132	444,149	305,159	4,199,142
Less notes 2 and 3 included in short-term debt, current (see Note 13)				1,233,049	434,410	28,446	827,085
Total				$-	$-	$-	$-

On August 8, 2006, the holder of a convertible note issued by Malers on March 4, 2004 elected to convert the note ($58,500) and accrued interest of $7,207 into restricted shares of the Company’s Common Stock at $0.01 per share in accordance with the terms of the note. The Company issued 6,570,688 shares of its restricted common stock on August 9, 2006

Convertible note 1 for $360,000 was issued on October 16, 2006, converts at the option of the holder into restricted shares of the Company’s Common Stock at $1.00 per share and bears an interest rate of 10% per annum. The note is payable to Hi-Tek Private, a former related party (see Note 12), had accrued interest of $59,776 at April 30, 2008 and is due October 16, 2008 (see Note 4). The beneficial conversion feature was calculated to be $360,000 at the time of issuance in accordance with EITF 00-27; the company recorded this amount as debt discount with a corresponding credit to additional paid in capital. As of April 30, 2008 the unamortized debt discount was $82,500.

Convertible notes 2 are a set of convertible debentures with an aggregate face value of $1,141,713 issued January 31 and February 9, 2007 (the “February Debentures”), net of conversion. The convertible debentures bear no interest until July 2007 at which point they accrue 10 % per annum with interest payable monthly. The Company accrues interest at an imputed rate of approximately 8% per annum effective from the date the convertible debentures were issued. The debentures convert at the option of each individual noteholder (the “February Investors”) into restricted shares of the Company’s Common Stock at $1.00 per share; representing a beneficial conversion feature. During the year ended April 30, 2008, one February Investor exercised the conversion option on a $7,500 convertible debenture. The unconverted notes become due on January, 31, 2009. In addition, the February Investor received a detachable warrant exercisable into restricted shares of the Company’s Common Stock; the number of shares of each warrant is equal to 30% of the note face value for an aggregate of 344,465 shares amount. The detachable warrants have an exercise price of $2.00 per share and a term of five years from the date of issuance. The combine fair value of the beneficial conversion feature and detachable warrants calculated, in accordance with EITF 00-27, is limited to the proceeds of the debt and is allocated between the beneficial conversion feature and detachable warrants as $888,258 and $259,954, respectively. The beneficial conversion feature and detachable warrants are recorded as debt discount with a corresponding credit to additional paid in capital. As of April 30, 2008, the unamortized debt discount was $427,767.

The February Debentures was funded in conjunction with a like amount of convertible debentures issued concurrently by Spot-On Networks, LLC (“Spot-On”) to the February Investors. The February Debentures terms required that the convertible debentures issued by Spot-On be convertible into either membership units of Spot-On Networks, LLC or common stock of the Company, at the option of the February Investors (see Note 6).

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

11. Convertible Notes (continued)

Additionally, pursuant to its engagement of Pali Capital, Inc., the Company’s placement agent in the February Debentures, the Company paid a cash fee equal to 10% of the aggregate convertible debentures and issued three series of warrants: (i) retainer warrants on January 31, 2007 totaling in the aggregate 250,000 shares exercisable at a per share price of $0.001; (ii) placement warrants A on February 9, 2007 totaling in the aggregate 229,600 shares exercisable at a per share price of $1.00; and (iii) placement warrants B on February 9, 2007 totaling in the aggregate 68,880 shares exercisable at a per share price of $2.00 (collectively the “Placement Agent Warrants”). The Placement Agent Warrants have a term of five years from the date of issuance. The retainer warrants were expensed over the one year engagement term and the two placement warrants will be expensed over the two year term of the February Debentures as deferred debt issuance costs.

On February 9, 2007, in connection with the February Debentures, the Company executed an investor’s registration rights agreement (the “IRRA”) by and between the February Investor participating in the February Debentures and the Company. Pursuant to the terms of the IRRA, in connection with the February Debentures, the Company is required to file a registration statement on Form S-1 or SB-2 by August 15, 2007 (the “Registration Deadline”) and further required that the registration statement be declared effective 120 from the date of the IRRA filing. In the event that the Registration Deadline is not met, the February Investors shall be entitled to liquidated damages equal to One Percent (1%) of the outstanding convertible debentures issued in the February Debentures paid, at the option of the February Investors, in cash or shares of the Company’s common stock (the “Liquidated Damages”) for every thirty (30) day period that the registration statement is not filed. On August 10, 2007, in accordance with the requirements of Section 9 of the IRRA, the Company and certain February Debentures Investors representing two-thirds (2/3) of the amount invested executed an amendment to the IRRA whereby (i) the Registration Deadline was extended to September 15, 2007 (the “New Registration Deadline”); (ii) the February Investors received the Liquidated Damages for one month; and (iii) the registration statement must be declared effective within sixty (60) days if there are no comments by the SEC or within in ninety (90) days if SEC comments are received (the “Effectiveness Deadline”). In the event that either the New Registration Deadline or the Effectiveness Deadline is not met, then the February Investors shall be entitled to the Liquidated Damages for every or every thirty (30) day period that the New Registration Deadline or the Effectiveness Deadline are not met (see Note 10).

Convertible note 3 for $100,000 was issued on June 29, 2007, converts at the option of the holder into shares of the Company’s restricted common stock at $1.43 per share and bears no interest during the one year term. The note was recorded at the present value of $92,336 based on the state default interest rate after maturity of 8% per annum. The note is payable to Business.com.VN, a Vietnamese company, had accrued interest of $6,383 at April 30, 2008 and is due June 29, 2008 (see Note 4). The beneficial conversion feature was calculated to be $39,860 at the time of issuance in accordance with EITF 00-27; the company recorded this amount as debt discount with a corresponding credit to additional paid in capital. As of April 30, 2008 the unamortized debt discount was $6,643. The Company has not repaid the Business.com.VN loan.

Convertible notes 4 are a set of two individual notes with an aggregate face value of $3,978,132 issued August 1, 2007 to Dr. Lee Johnson (50%) and Mr. Thomas Johnson (50%). The notes are due August 1, 2008 and accrue interest monthly at 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in restricted shares of the Company’s Common Stock at a per share price of $1.43 per share. The beneficial conversion feature was calculated to be an aggregate of $1,446,594 at the time of issuance in accordance with EITF 00-27; the company recorded this amount as debt discount with a corresponding credit to additional paid in capital. As of April 30, 2008 the unamortized debt discount was $361,649.

12. Loans from related party

Loans from relate parties at April 30, 2008 and 2007 consisted of the following:

	April 30,	April 30,
	2008	2007

Hi-Tek Revolver	$1,120,928	$1,025,066
Hi-Tek Trademark Loan, net of $82,500 and $127,500 discount at April 30, 2008 and 2007	337,276	117,383
Hi-Tek IDC Loan	663,560	-
TJ Note, net of $180,824 discount at April 30, 2008	1,930,933	-
LJ Note, net of $180,824 discount at April 30, 2008	1,930,933	-
	5,983,630	1,142,449
Less current portion	5, 983,630	1,025,066
Balance, end of period	$-	$117,383

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

12. Loans from related party (continued)

The Company’s historical cash requirements have been funded under a revolving credit arrangement with Hi-Tek Private which previously was a related company (the “Hi-Tek Revolver”). Dr. Lee Johnson and Mr. Thomas Johnson, the Company’s President and Chief Executive Officer were the Chief Executive Officer and Chief Financial Officer of Hi-Tek Private from October 2003 until their resignation August 8, 2007, respectively; neither held nor currently owns an equity position in Hi-Tek Private.

Starting in April 2002, Hi-Tek Private advanced funds to cover the Company’s operating costs and capital requirements under the Hi-Tek Revolver which accrues interest monthly at 10% per annum with no fixed repayment terms. Hi-Tek Private is under no obligation to advance funds in the future. Changes in the carrying amount of the Hi-Tek Revolver for the years ended April 30, 2008 and 2007 is:

	April 30,	April 30,
	2008	2007

Balance at beginning of year	$1,025,066	$564,086
Funds advanced	8,230	1,757,229
Repayments	(19,271)	(1,371,192)
Interest accrued	106,903	74,943
Balance at end of year	$1,120,928	$1,025,066

On July 11, 2006, the Company’s wholly owned subsidiary, Hi-Tek Multimedia, Inc. (“HMI”) (f/k/a Dot VN CA) borrowed $330,000 from Hi-Tek Private to provide for the repurchase of Common Stock in connection with the Malers Merger (the “Hi-Tek HMI Loan”). In connection with the Hi-Tek HMI Loan, HMI executed a promissory note due February 12, 2007 in the amount of $396,000 which included interest due on such loan at maturity. The Hi-Tek HMI Loan was paid upon maturity.

On October 16, 2006 the Company acquired the rights to the US trademark “Dot VN” including its logo from Hi-Tek Private for $360,000 (see Note 4) upon the issuance of a two year convertible note (the “Hi-Tek Trademark Loan”). The Hi-Tek Trademark Loan converts at the option of the holder into shares of the Company’s restricted common stock at $1.00 per share and bears an interest rate of 10% per annum (see Note 11).

On May 1, 2007, the Company executed a short-term note with Hi-Tek Private for $600,000 due November 1, 2007 with interest at 10% per annum (the “Hi-Tek IDC Loan”). Proceeds were used to fund general operations and the initial design services for the first Internet data center in Vietnam. On April 30, 2008, the Hi-Tek IDC Loan maturity was extended to September 1, 2008 with no other change to the terms.

On August 1, 2007, the Company executed a convertible note with Mr. Thomas Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007 (the “TJ Note”). The TJ Note has a term of one year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share (see Note 11).

On August 1, 2007, the Company executed a convertible note with Dr. Lee Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007 (the “LJ Note”). The LJ Note has a term of one year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share (see Note 11).

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

13. Short-term Debt

As of April 30, 2008, short-term debt consists of the following:

April 30,
2008

Vina Mex Capital	$746,000
Convertible Notes 2, net of $427,767 discount at April 30, 2008	735,009
Convertible Note 3, net of $6,643 discount at April 30, 2008	92,076
Aussy Manuhu	252,573
Darron Raymond Rishwain Living Trust	250,417
Balance at end of period	$2,076,075

On September 14, 2007, the Company executed a promissory note with Vina Mex Capital, a California limited liability company, for $700,000 due November 14, 2007. Interest accrues monthly at a rate of 10% per annum (the “Vina Mex Loan”). Proceeds were used to fund general operations and the initial design services for the first Internet data center in Vietnam. On April 30, 2008, the Vina Mex Loan maturity was extended to September 1, 2008 with no other change to the terms.

On March 29, 2008, the Company executed a promissory note with Ms. Aussy Manuhu for $250,000 due March 30, 2009. Interest accrues monthly at a rate of 10% per annum. Proceeds were used to fund general operations.

On April 26, 2008, the Company executed a promissory note with Mr. Darron Raymond Rishwain, trustee of the Darron Raymond Rishwain Living Trust for $250,000 due March 30, 2009. Interest accrues monthly at a rate of 10% per annum. Proceeds were used to fund general operations.

14. Income taxes

Due to the Company’s net loss position from inception on March 27, 2001 to April 30, 2008, there was no provision for income taxes recorded. The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate:

	Year ended April 30,
	2008	2007

Tax provision (benefit) at statutory rate	(34)%	(34)%
State tax, net of federal benefit	(1)%	(1)%
Permanent differences	5%	3%
Valuation allowance	30%	32%
	-%	-%

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

14. Income taxes (continued)

The components of net deferred tax assets are as follows:

	April 30,	April 30,
	2008	2007

Deferred tax assets
Net operating loss carryforward	$2,453,592	$1,336,970
Accrued salaries	1,284,018	1,040,332
Stock options	6,514,067	4, 225,788
Other assets	2,176	1,904
	10,253,853	6,604,994
Less valuation allowance	(10,253,853)	(6, 604,994)
Other noncurrent assets	$-	$-

As a result of the Company’s losses to date, there exists doubt as to the ultimate realization of the deferred tax assets. Accordingly, a valuation allowance equal to the total deferred tax assets has been recorded at April 30, 2008 and 2007.

At April 30, 2008, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $5,623,789 and $6,169,141, respectively, which may be available to offset future taxable income and which, if not used, begin to expire in 2022. Utilization of the net operating loss carry forwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating loss carry forwards before utilization

15. Major Customer And Segment Information

The Company currently operates solely in one industry segment: the marketing and registration of “.vn” domain names for the government of Vietnam. No one customer accounted for approximately 5% of gross revenues for the year ending April 30, 2008 and 2007. The Company has no operations located outside of the United States at this time. The Company’s revenue is concentrated on the Vietnamese ccTLD “.vn”, creating a risk of concentration associated with the revenue of a single service (see Note 2). The loss of this single service could cause severe damage to the Company’s financial future.

16. Related Party Transactions

On July 11, 2006, the Company’s wholly owned subsidiary, Hi-Tek Multimedia, Inc. (“HMI”) (f/k/a Dot VN CA) borrowed $330,000 from Hi-Tek Private (see Note 12) to provide for the repurchase of Common Stock in connection with the Malers Merger (the “Hi-Tek HMI Loan”). In connection with the Hi-Tek HMI Loan, HMI executed a promissory note due February 12, 2007 in the amount of $396,000 which includes interest due and owing on such loan at maturity (see Note 12).

On August 2, 2006, the Company issued to Thomas Johnson, 4,000,000 shares of the Company’s restricted common stock valued at $40,000 as additional compensation.

On August 3, 2006, the Company issued to Lee Johnson, 4,000,000 shares of the Company’s restricted common stock valued at $40,000 as additional compensation.

On October 16, 2006, the Company entered into an agreement whereby it acquired certain intellectual property from Hi-Tek Private (see Note 4). Included within the assets acquired by the Company are the rights to the trademark “Dot VN” in the United States including its logo and certain related domain names (the “Dot VN US Trademark”). Pursuant to the acquisition of the Dot VN US Trademark, the Company executed a convertible promissory note in the amount of $360,000 (the “Hi-Tek Trademark Loan”). The Hi-Tek Trademark Loan, at the election of the holder, may convert the balance due and owing at the time of conversion into restricted shares of the Company’s Common Stock at a per share price of $1.00 per share. The Hi-Tek Trademark Loan accrues interest at a rate of 10% per annum and is due two years from the date of execution (see Note 11).

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

16. Related Party Transactions (continued)

Employment Agreements

Dr. Lee Johnson and Mr. Thomas Johnson have entered into employment agreements with the Company, for which the Company has accrued unpaid Salaries.

On July 18, 2006, at the completion of the Malers Merger, Dr. Lee Johnson and Mr. Thomas Johnson were appointed to the Board of Directors of the Company. In addition, Mr. Thomas Johnson was elected to serve as Chairman of the Board of Directors

On October 9, 2006, Mr. Thomas Johnson’s employment agreement was approved by the Board of Directors, making him the Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Johnson shall receive an annual salary of Three Hundred Sixty Thousand Dollars ($360,000) and shall receive stock options totaling in the aggregate 3,600,000 shares; such shares are exercisable, at a per share price of $0.50, into shares of the Company’s common stock (the “TJ Employment Options”). The TJ Employment Options shall vest one third at the date of grant and one third at the end of the first and second year from the date of grant and expire ten years from the date of vesting. Mr. Johnson is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties. On August 7, 2007, the Company issued to Thomas Johnson, 116,667 shares of the Company’s restricted common stock valued at $210,001 as additional compensation.

As CEO, Mr. Thomas Johnson shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination. As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company.

On October 8, 2006, Dr. Lee Johnson’s employment agreement was approved by the Board of Directors., making him the President and Chief Technical Officer. Pursuant to the terms of the employment agreement, Dr. Lee Johnson shall receive an annual salary of Three Hundred Sixty Thousand Dollars ($360,000) and shall receive stock options totaling in the aggregate 3,600,000 shares and are exercisable, at a per share price of $0.50, into shares of the Company’s common stock (the “LJ Employment Options”). The LJ Employment Options shall vest one third at the date of grant and one third at the end of the first and second year from the date of grant and expire ten years from the date of vesting. Dr. Johnson is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties. On August 7, 2007, the Company issued to Thomas Johnson, 116,667 shares of the Company’s restricted common stock valued at $210,001 as additional compensation.

As President and Chief Technical Officer, Dr. Lee Johnson shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination. As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company.

As stated previously, the above referenced employment agreements contained an aggregate of 7,200,000 stock options, of which an aggregate 4,800,000 have vested and none are exercised. The employment agreements provided for the options to be purchased at below the Company’s market price on the date of grant, the Company has recorded Option bonuses relating to these options, in accordance with SFAS 123R (see Note 19), as follows:

	April 30,	April 30,
	2008	2007

Intrinsic value	$4,620,000	$8,820,000
Additional fair value	1,099,392	2,877,682
Total SFAS 123R fair value	$5,719,392	$11,697,682

17. Office Lease

The Company leases its corporate office facilities under a twenty-five month lease (the “San Diego Lease”) starting August 1, 2006; previously the company leased the same space under a $4,565 per month sublease. The Company's base rent is $6,611 through August, 2007 and $6,800 through the initial term of the lease. On July 1, 2008, the San Diego Lease was extended for 12 months with a base rent of $6,800. Office rent was $77,244 and $71,628 for the period ending April 30, 2008 and 2007, respectively.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

17. Office Lease (continued)

Future minimum lease payments are as follows:

Operating
The years ending April 30,	Lease

2009	$81,596
2010	27,199
Total minimum lease payments	$108,795

18. Significant Agreements

Domain Name Registration

On January 3, 2006, the Company, through its wholly owned subsidiary HMI, signed a new contract with the VNNIC to register and promote the Vietnamese ccTLD, .vn, online (the “Domain Registrar Agreement”). In accordance with such agreement, the Company shall promote, register and manage third level domain registrations as well as top level domain names and collect fees associated with the registration and management of such domain names. As additional compensation, the Company shall be entitled to commissions associated with the number of domains registered on an annual basis. The Domain Registrar Agreement has no fixed term and shall continue in effect until the earlier of: (i) termination or (ii) breach by either party.

The Company for the years ending April 30, 2008 and 2007 had gross revenue under the Domain Registrar Agreement of $953,756 and $985,279, which included commissions related to the number of domains registered of $89,180 and $77,645, respectively.

Vietnam Reseller Network and Marketing

On March 11, 2005, HMI, a wholly owned subsidiary of the Company, executed a management agreement with Công ty Cổ Phần Thương mại Quốc Tế Việt Nam, a company organized under the laws of Vietnam in the City of Hanoi (“Công-ty”) to serve as the primary reseller agent for the region of North Vietnam with a term of three years. Pursuant to the management agreement Công-ty shall, as an agent for the Company (i) market and promote the Company’s services; (ii) increase the reseller network in Vietnam under the management of Công-ty; (iii) perform all necessary documentation to register domain names; (iv) collect fees; and (iv) provide any other required assistance. On March 1, 2008, the contract was renewed by Dot VN, Inc. for a two year term and will automatically renew at the end of the term for an additional two years unless sooner terminated, as defined. The Công-ty management agreement further provides that Công-ty shall be entitled to the following monthly fees: (a) $5,000 for administration ($2,500 prior to March 1, 2008); and (b) $2,000 for marketing and promotion of domain names ($1,000 prior to March 1, 2008).

On March 11, 2005, HMI, a wholly owned subsidiary of the Company, executed a management agreement with Business.com.VN, a company organized under the laws of Vietnam in the City of Ho Chi Minh (“BCVN”) to serve as the primary reseller agent for the region of South Vietnam with a term of three years. Pursuant to the management agreement BCVN shall, as an agent for the Company (i) market and promote the Company’s services; (ii) increase the reseller network in Vietnam under the management of BCVN; (iii) perform all necessary documentation to register domain names; (iv) collect fees; and (iv) provide any other required assistance. During the contract term BCVN changed their name to Công ty TNHH Thương mại Thông Tin VN. On March 1, 2008, the contract was renewed by Dot VN, Inc. for a two year term and will automatically renew at the end of the term for an additional two years unless sooner terminated, as defined. The BCVN management agreement further provides that BCVN shall be entitled to the following monthly fees: a) $5,000.00 for administration ($2,500 prior to March 1, 2008); and (b) $2,000 for marketing and promotion of domain names ($1,000 prior to March 1, 2008).

19. Warrants, Options and Stock Based Compensation

On July 18, 2006, the Company issued two warrants exercisable into an aggregate of 500,000 restricted shares of the Company’s Common Stock with an estimated fair value of $1,366,625 to Sausalito Capital Partners, LLC with such terms as follows; (i) one warrant, with a two year term, exercisable into 250,000 shares at exercise price of $2.00 per share; and (ii) one warrant, with a two year term, exercisable into 250,000 shares at exercise price of $3.00 per share. The value of the warrants was expensed at the time of issuance; there is no unamortized balance at April 30, 2008. As of April 30, 2008, no warrants were exercised.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

19. Warrants, Options and Stock Based Compensation (continued)

The fair value of these warrants was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 230.3%; risk-free interest rate of 5.19%; contractual life of two years; and a closing market price of $3.00. The warrant holder received piggy-back registration rights if the Company was to file a Form S-1 or SB-2 during the term of the warrants. Expected volatility is calculated based on the historic Friday stock market closing price from the first week the Company was publically traded over the counter on the Pink Sheets to the date of grant, a sixty-one week period, in accordance with SFAS 123R implementation guidance provided in paragraph 32(c) of appendix A.

On September 1, 2006, the Company issued two warrants exercisable into an aggregate of 5,100,000 restricted shares of the Company’s Common Stock in exchange for and cancellation of a like number of five cent warrants that would have expire on December 31, 2006. The new warrants have a three year term and an exercise price of $2.00 per share. The fair value of the warrant modification was zero; the fair value of the modified warrants at the date of grant ($14,640,318) was less than the fair value of the cancelled warrants immediately before the terms were modified ($15,049,512). As of April 30, 2008, no warrants were exercised.

The fair value of these warrants was estimated at the date of the grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 219.7%; risk-free interest rate of 5.02% and 4.70%; contractual life of four months (remaining) and three years; and a closing market price of $3.00, respectively for the cancelled warrants and the new warrants issued. Expected volatility is calculated based on the historic Friday stock market closing price of the preceding sixty-seven week period (from Pink Sheet inception).

During October 2006, the Company issued options to purchase an aggregate of 7,650,000 restricted shares of the Company’s Common Stock with an estimated fair value of $19,886,786 to three officers (see Note 16) and an employee. The options have an exercise price of $0.50 per share, vest one third at the date of grant and one third at the end of the first and second year from the date of grant and expire ten years from the date of vesting. As of April 30, 2008, 5,100,000 options have vested and no options were exercised. Compensation cost, using the graded vesting attribute method in accordance with SFAS 123R, is recognized over the requisite service period during which each tranche (one third) of shares is earned (zero, one, and two years). The value of each tranche is amortized on a straight-line basis; $6,076,853 and $12,428,788 was expensed in the years ended April 30, 2008 and 2007. Amortization for the year ended April 30, 2009 will be $1,381,145.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 212.1%; risk-free interest rate of 4.70%; contractual life of ten years; and a closing market price of $2.60. Expected volatility is calculated based on the historic Friday stock market closing price of the preceding seventy-three week period (from Pink Sheet inception).

In connection with the February Debentures (see Note 11), the Company issued detachable warrants to the investors exercisable into an aggregate 344,465 shares of the Company’s restricted common stock at a per share price of $2.00, with an estimated fair value of $901,632. The warrants have a term of five years from the date of issuance. The combined fair value of the warrants and the associated beneficial conversation feature of the Convertible Debentures are limited to the proceeds of the debt; $259,954 was allocated to the warrants. These warrants have been recorded as a discount against the Convertible Debentures and will be amortized to interest expense over the term of the debt (generally two years) or upon conversion of the debt; the unamortized balance at April 30, 2008 was $97,483. As of April 30, 2008, no warrants were exercised.

Additionally, pursuant to its engagement of Pali Capital, Inc., the Company’s placement agent in the February Debentures, the Company issued three series of warrants: (i) retainer warrants on January 31, 2007 totaling in the aggregate 250,000 restricted shares exercisable at a per share price of $0.001 (the "Pali Retainer Warrants"), with an estimated fair value of $712,404; (ii) placement warrants on February 9, 2007 totaling in the aggregate 229,600 restricted shares exercisable at a per share price of $1.00 (the "Pali Placement Warrants A"), with an estimated fair value of $563,640; and (iii) placement warrants on February 9, 2007 totaling in the aggregate 68,880 restricted shares exercisable at a per share price of $2.00 (the "Pali Placement Warrants B"), with an estimated fair value of $167,700 (collectively the “Pali Placement Agent Warrants”). The Pali Placement Agent Warrants have a term of five years from the date of issuance. The Pali Retainer Warrants were expensed over the one year engagement term. The two placement warrants will be expensed over the two year term of the February Debentures; the unamortized balance at April 30, 2008 was $284,252. As of April 30, 2008, no warrants were exercised. In addition, the Company agreed to register the shares associated with the Placement Agent Warrants in the registration statement required in connection with the February Debentures (see Note 11).

The fair value of these options was estimated at January 31 and February 9, 2007 (the dates of grant) using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 192.8% and 190.7%; risk-free interest rate of 4.82% and 4.78%; contractual life of five years; and a closing market price of $2.85 and $2.50; respectively. Expected volatility is calculated based on the historic Friday stock market closing price of the preceding eighty-nine week and ninety-one week periods (from Pink Sheet inception).

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

19. Warrants, Options and Stock Based Compensation (continued)

The Company issued a series of six monthly warrants exercisable into 40,000 restricted shares of the Company’s Common Stock on July 5, August 5, September 5, October 5, November 5, and December 5, 2007 for an aggregate of 240,000 restricted shares to Double Barrel, LLC for monthly performance of services, with an estimated fair value of $73,086, $58,021, $66,771, $77,954, $67,900, and $63,845 respectively. Each warrant is exercisable at $1.50 per share and expires three years from the date of grant. The warrant is earned in the month of grant and the value is expensed in the month; there is no unamortized balance at April 30, 2008. As of April 30, 2008, no warrants were exercised.

The fair value of these warrants were estimated at the dates of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 188.7%, 184.7%, 181.7%, 179.5%; 176.1%, and 174.9%, risk-free interest rate of 5.00%, 4.45%, 4.05%, 4.16%, 3.71%, and 2.91%; contractual life of three years; and a closing market price of $1.99, $1.61, $1.85, $2.15, $1.90, and $1.80; respectively. Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 111 week, 116 week, 120 week, 125 week, 130 week, 133 week periods (from Pink Sheet inception).

On August 7, 2007, the Company issued options to purchase an aggregate of 350,000 restricted shares of the Company’s Common Stock with an estimated fair value of $628,847 to an officer (Louis Huynh) and an employee. The options have an exercise price of $1.80 per share, vest one third at the date of grant and one third at the end of the first and second year from the date of grant and expire ten years from the date of vesting. As of April 30, 2008, 233,334 options have vested and no options were exercised. Compensation cost, using the graded vesting attribute method in accordance with SFAS 123R, is recognized over the requisite service period during which each tranche (one third) of shares is earned (zero, one, and two years). The value of each tranche is amortized on a straight-line basis; $445,322 was expensed in the year ended April 30, 2008. Amortization for the years ended April 30, 2009, and 2010 will be $157,303, and $26,222, respectively.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 184.7%; risk-free interest rate of 4.77%; contractual life of ten years; and a closing market price of $1.80. Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 116 week period (from Pink Sheet inception).

On September 7, 2007, the Company issued options to purchase 10,000 restricted shares of the Company’s Common Stock with an estimated fair value of $16,400 to an employee. The options have an exercise price of $2.00 per share, vest at the date of grant and expire three years the grant date. As of April 30, 2008, 10,000 options have vested and no options were exercised. Compensation cost, in accordance with SFAS 123R, is recognized over the requisite service period (date of grant); $16,400 was expensed in the year ended April 30, 2008.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 181.2%; risk-free interest rate of 4.38%; contractual life of three years; and a closing market price of $1.85. Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 121 week period (from Pink Sheet inception).

On September 18, 2007, the Company issued a 200,000 share warrant pursuant to the terms of a consulting agreement exercisable into restricted shares of the Company’s Common Stock with an estimated fair value of $275,312 to IR.VN LLC with a three year term and an exercise price of $2.00 per share. The value of the warrants will be expensed over the one year term of service; the unamortized balance at April 30, 2008 was $91,771. As of April 30, 2008, no warrants were exercised.

The fair value of these warrants was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 181.5%; risk-free interest rate of 4.04%; contractual life of two years; and a closing market price of $1.57. Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 122 week period (from Pink Sheet inception).

On October 14, 2007, the Company issued options to purchase 150,000 restricted shares of the Company’s Common Stock with an estimated fair value of $306,777 to Michael Weller, an officer of the Company. The options have an exercise price of $1.80 per share, vest one third at the end of the first, second, and third year from the date of grant and expire three years from the date of vesting. As of April 30, 2008, zero options have vested and no options were exercised. Compensation cost, using the graded vesting attribute method in accordance with SFAS 123R, is recognized over the requisite service period during which each tranche (one third) of shares is earned (zero, one, and two years). The value of each tranche is amortized on a straight-line basis; $191,659 was expensed in the year ended April 30, 2008. Amortization for the years ended April 30, 2009, and 2010 will be $93,794, and $21,324, respectively.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 178.8%; risk-free interest rate of 4.70%; contractual life of ten years; and a closing market price of $2.05. Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 126 week period (from Pink Sheet inception).

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

19. Warrants, Options and Stock Based Compensation (continued)

A summary of the Company’s stock options as of April 30, 2008 and 2007 and changes during the periods is as follows:

	Year ended April 30,
	2008			2007
	Options	Weighted average exercise price	Weighted average intrinsic value per share	Options	Weighted average exercise price	Weighted average intrinsic value per share

Outstanding at the beginning of the period	7,650,000	$0.500		-	$-
Granted	510,000	$1.804		7,650,000	$0.500
Exercised	-	$-		-	$-
Cancelled	-	$-		-	$-
Outstanding at the end of the period	8,160,000	$0.581	$1,973	7,650,000	$0.500	$2.10

Vested at the end of the period	5,100,000			2,550,000
Exercisable at the end of period	5,100,000		$2.051	2,550,000		$2.10
Weighted average fair value per option of options granted during the period		$1.867			$2.600

The following table summarizes information regarding employee stock options outstanding at April 30, 2008:

	Options Outstanding			Options Exercisable
Exercise prices	Number Outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price

$0.50	7,650,000	9.31	$0.500	5,100,000		$0.500
$1.80 to 2.00	510,000	8.44	$1.804	126,667		$1.804
	8,160,000	9.26	$0.581	5,226,667	9.3	$0.581

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

19. Warrants, Options and Stock Based Compensation (continued)

A summary of the Company’s warrants as of April 30, 2008 and 2007 and changes during the periods is as follows:

	Year ended April 30,
	2008		2007
	Warrants	Weighted average exercise price	Warrants	Weighted average exercise price

Outstanding at the beginning of the period	6,492,945	$1.927	5,100,000	$0.050
Granted	440,000	$1.727	6,492,945	$1.927
Exercised	-	$-	-	$-
Cancelled	-	$-	(5,100,000)	$.0.050
Outstanding at the end of the period	6,932,945	$1.914	6,492,945	$1.927

Vested and exercisable at the end of the period	6,932,945		6,492,945
Exercisable at the end of period	6,932,945		6,492,945
Weighted average fair value per option of options granted during the period		$1,552		$0.473

The following table summarizes information regarding stock purchase warrants outstanding at April 30, 2008:

	Warrants Outstanding			Warrants Exercisable
Exercise prices	Number Outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price

$0.001	250,000	3.80	$0.001	250,000		$0.001
$1.000	229,600	3.80	$1.000	229,600		$1.000
$1.500	240,000	2.40	$1.500	240,000		$1.500
$2.000	5,963,345	1.46	$2.000	5,963,345		$2.000
$3.000	250,000	0.20	$3.000	250,000		$3.000
	6,932,945	1.61	$1,914	6,932,945	1.61	$1.914

20. Going Concern

To date the Company has had limited revenues due to the early stage of its efforts to transition into the marketing of its Internet resources. Consequently, the Company has incurred recurring losses from operations. These factors, as well as the risks associated with raising capital through the issuance of equity and/or debt securities creates uncertainty as to the Company’s ability to continue as a going concern.

The Company’s plans to address its going concern issues include:

•
Increasing revenues of its services, specifically its domain names sales, through the development and deployment of an application program interface which the Company anticipates will increase its reseller network and international distribution channels and through direct marketing to existing customers both online, via e-mail and direct mailings

•	Completion and Operation of the IDCs and revenue derived from the IDC services; and

•	Raising capital through the sale of debt and/or equity securities.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

20. Going Concern (continued)

There can be no assurance that the Company will be successful in its efforts to increase revenues, issue debt and/or equity securities for cash or as payment for outstanding obligations. Capital raising efforts may be influenced by factors outside of the control of the Company, including, but not limited to, capital market conditions.

The Company is in various stages of finalizing implementation strategies on a number of services and is actively attempting to market its services nationally in Vietnam. As a result of capital constraints it is uncertain when it will be able to deploy the application program interface or complete construction of the Internet data centers.

21. Stock Issuances

On May 25, 2006 the Company issued 85,000 restricted shares of the Company’s Common Stock to one individual and one employee, both sophisticated purchasers, at $1.50 for cash consideration of $127,500.

On June 2, 2006 the Company issued 81,500 restricted shares of the Company’s Common Stock to four sophisticated purchaser at $1.50 for cash consideration of $122,250.

On June 23, 2006 the Company issued 20,000 restricted shares of the Company’s Common Stock to one sophisticated purchaser at $0.50 for cash consideration of $10,000.

On July 17, 2006 in connection with the Malers, Inc. merger recapitalization the Company canceled 2,724,492 shares.

On July 19, 2006 the Company issued 8,250 restricted shares of the Company’s Common Stock to one sophisticated purchaser at $2.00 for cash consideration of $16,500.

On August 2, 2006, the Company issued to Thomas Johnson, a sophisticated purchaser, 4,000,000 restricted shares of the Company’s restricted common stock valued at $40,000 as additional compensation.

On August 3, 2006, the Company issued to Lee Johnson, a sophisticated purchaser, 4,000,000 restricted shares of the Company’s restricted common stock valued at $40,000 as additional compensation.

On August 9, 2006, the Company issued shares in connection with the conversion of a convertible promissory note, held by a creditor (sophisticated purchaser) of the Company’s predecessor entity, Malers. The amount due and owing under the convertible promissory note, including interest, as of the date of conversion was $65,706.88. Pursuant to the terms of the note, issued March 4, 2004, the outstanding balance could be converted into shares of the Company’s common stock at a conversion price of $0.01 per share. Accordingly, the Company issued 6,570,688 restricted shares of the Company’s Common Stock in accordance with the request of the holder of the convertible promissory note.

On September 27, 2006, in consideration for the execution of Non-Disclosure and Invention Assignment Agreements, nine employees of the Company, each a sophisticated purchaser, received 3,000 restricted shares of the Company’s Common Stock for an aggregate issuance to such employees of 27,000 shares valued at the market closing price and recorded as employee bonuses totaling $94,500

On October 12, 2006, pursuant to an employment agreement, the Company issued to Louis P. Huynh, 60,000 restricted shares of the Company’s Common Stock valued at the market closing price. In addition, the Company issued an aggregate of 53,000 restricted shares of the Company’s Common Stock to seven employees valued at the market closing price. The aggregate of 113,000 shares were issued to sophisticated purchasers and was recorded as employee bonuses totaling $293,800.

On November 21, 2006, pursuant to the terms of a consulting agreement, the Company issued to Gary Shehorn, a sophisticated purchaser, 5,000 restricted shares of the Company’s Common Stock for services valued at the market closing price and recorded as $13,500 in consulting fees.

On January 9, 2007, the Company issued to a one employee, a sophisticated purchaser, 1,500 restricted shares of the Company’s Common Stock valued at the market closing price and recorded as a $4,275 bonus.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

21. Stock Issuances (continued)

On April 20, 2007, in connection with his appointment to the Company’s strategic advisory board and his attendance for meetings, the Company issued to Dr. Mai Liem Truc, a sophisticated purchaser, 6,000 restricted shares of the Company’s Common Stock valued at the market closing price and recorded as $17,940 in consulting fee.

On June 29, 2007, pursuant to the terms of the Business.com.VN Agreement, the Company issued to Business.com.VN, Co. Ltd, a sophisticated purchaser, 285,000 restricted shares of the Company’s Common Stock valued at the market closing price and recorded as $570,000 in intangible assets.

On July 5, 2007, pursuant to the terms of a consulting agreement, the Company issued to Gary Shehorn, a sophisticated purchaser, 1,250 restricted shares of the Company’s Common Stock for services valued at the market closing price and recorded as $2,487 in consulting fees.

On July 5, 2007, in consideration for past services thirteen employees of the Company, each a sophisticated purchaser, received 2,000 restricted shares of the Company’s Common Stock for an aggregate issuance to such employees of 26,000 shares valued at the market closing price and recorded as employee bonuses totaling $51,740.

On July 5, 2007, in connection with their appointment to the Company’s strategic advisory board and for meeting attendance, the Company issued to Mr. Richard Draper and Mr. Rod Sanchez, each a sophisticated purchaser, 5,000 restricted shares of the Company’s Common Stock for an aggregate of 10,000 shares valued at the market close and recorded as $19,900 in consulting fees.

On August 7, 2007, pursuant to their employment agreements the Company, issued an aggregate of 288,613 restricted shares of the Company’s Common Stock to Anh Ngoc Ung (5,834 shares), Jon Hollmann (30,000 shares), Louis Huynh our General Counsel and Corporate Secretary (19,445 shares), Lee Johnson our President (116,667 shares) and Thomas Johnson our Chief Executive Officer (116,667 shares), each a sophisticated purchaser, valued at the market closing price and recorded as employee bonuses totaling $519,503.

On September 8, 2007, the Company issued to one employee, a sophisticated purchaser, in consideration for the execution of Non-Disclosure and Invention Assignment Agreements 3,000 restricted shares of the Company’s Common Stock valued at the market close and recorded as a $5,550 bonus.

On September 18, 2007, pursuant to the terms of a consulting agreement, the Company issued to IR.VN LLC, a sophisticated purchaser, 50,000 restricted shares of the Company’s Common Stock for services during the following twelve months valued at the market closing price and recorded as $78,500 in prepaid expenses.

On September 21, 2007, pursuant to the terms of the August 10, 2007 investor’s registration rights agreement amendment (see Note 11), the Company issued to the February Investors, each a sophisticated purchaser, an aggregate 6,101 restricted shares of the Company’s Common Stock valued at the market closing price and recorded as $12,202 in general and administrative expenses.

On October 8, 2007, pursuant to an employment agreement, the Company issued to Michael Weller, a sophisticated purchaser, 25,000 restricted shares of the Company’s Common Stock valued at the market closing price and recorded as a $53,750 employee bonus.

On October 15, 2007, pursuant to the terms of the Spot-On Debenture, the Company issued to Scott Clark 7,500 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, for $7,500 recorded as a note receivable (see Note 6) due January 31, 2009 plus accrued interest at 10% per annum. Mr. Clark was an “accredited investor” within the meaning of SEC Rule 501(a).

On October 30, 2007, pursuant to the terms of a consulting agreement, the Company issued to Gary Shehorn, a sophisticated purchaser, 1,250 restricted shares of the Company’s Common Stock for services valued at the market closing price and recorded as $2,375 in consulting fees.

On February 12, 2008, pursuant to the terms of the Spot-On Debenture, the Company issued to Donald DiPalma 7,500 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, for $7,500 recorded as a note receivable (see Note 6) due January 31, 2009 plus accrued interest at 10% per annum. In addition, on February 12, 2008, pursuant to the terms of the February Debentures, the Company issued to Donald DiPalma 7,500 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, in exchange for the cancellation of a $7,500 convertible debenture (see Note 11).

On February 14, 2008, pursuant to an employment agreement, the Company issued to one employee, a sophisticated purchaser, 26,000 restricted shares of the Company’s Common Stock valued at the market closing price and recorded as a $26,000 prepaid expense to be charged one forth ($6,500) to employee bonus each consecutive 90 days as the shares are earned.

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

21. Stock Issuances (continued)

During February 2008, pursuant to the terms of the Spot-On Debenture, the Company issued an aggregate of 162,500 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, to Francisco Sumavielle ($12,500), Tara Roy ($50,000), and Jimmy Sarbh ($100,000) for $162,500 recorded as a note receivable (see Note 6) due January 31, 2009 plus accrued interest at 10% per annum.

During March 2008, pursuant to the terms of the Spot-On Debenture, the Company issued an aggregate of 33,713 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, to Kevin Fisher ($12,500) and 2030617 Ontario Ltd ($21,213) for $33,713 recorded as a note receivable (see Note 6) due January 31, 2009 plus accrued interest at 10% per annum.

22. Stockholders’ Equity

The stockholders’ equity section of the Company contains the following classes of capital stock as of April 30, 2008:

Common stock, $0.001 par value: 250,000,000 shares authorized: 27,059,423 shares issued and outstanding.

The Company has authorized 50,000,000 shares of preferred stock in one or more series with such rights and privileges as the Board of Directors may, from time to time, determine. Under this provision, the Board of Directors has the right, as provided by our Articles of Incorporation to designate and issue up to 50,000,000 shares of our authorized preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. There are 120,000 shares designated as Series A Convertible Preferred Stock with a $10.00 stated value, a liquidation preference equal to the stated value, a conversion ratio into Common Stock of 1 for 150, and automatically convert immediately prior to the filing of a registration statement on Form SB-2 or S-1. There were no shares issued and outstanding at April 30, 2008.

23. Subsequent Events

On May 7, 2008, the company made a $53,000 repayment on the revolving credit arrangement with Hi-Tek Private which was applied to the outstanding balance of net advances and accrued interest.

On May 15, 2008, the Company’s Employment Agreement with Michael Weller, its Chief Information Officer and Executive Vice President of Data Center Management was terminated. As a consequence, the unvested Weller Employment Options to purchase 150,000 common shares of the Company’s stock were extinguished.

On May 19, 2008, the Company executed a 120 day agreement with Tomasovich Development Company (“Tomasovich”). Pursuant to such agreement, Tomasovich will introduce the Company to potential investors to effect a financing transaction for the Company (a “Tomasovich Investor”). Tomasovich is not a broker-dealer and will not make any offers to sell equity of the Company. If the Company elects to secure financing from a Tomasovich Investor, Tomasovich will be paid a 7% finders fee in cash or restricted common stock at $1.50 per share at Tomasovich’s election.

On May 20, 2008, the Company executed a test agreement with E-Band Communications Corporation (“E-Band”). Pursuant to such agreement, E-Band shall provide the Company, for a period of 30 days, an E-Link 1000 unit for demonstration and testing in Vietnam. The Company shall be required to execute a promissory note for the value of the test unit, such note to be extinguished upon either (i) return of the equipment to E-Band within the 30 day period; or (ii) payment in full of the purchase price.

On June 1, 2008, the Company executed a promissory note for $70,000 due June 1, 2009 plus accrued interest at 10% per annum with John T. Butler.

On June 1, 2008, the Company executed a promissory note for $50,000 due June 1, 2009 plus accrued interest at 10% per annum with Tupou U. Kaho.

On June 6, 2008, pursuant to the terms of the February Debentures, the Company issued to Scott Clark 7,500 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, upon his election to cancel a $7,500 convertible debenture. Mr. Clark was an “accredited investor” within the meaning of SEC Rule 501(a).

Dot VN, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of April 30, 2008

23. Subsequent Events (continued)

On June 6, 2008, pursuant to the terms of the Spot-On Debenture, the Company issued to Gary Blum 25,000 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, for $25,000 recorded as a note receivable due January 31, 2009 plus accrued interest at 10% per annum. Mr. Blum was an “accredited investor” within the meaning of SEC Rule 501(a).

On June 6, 2008, the Company issued to one employee, a sophisticated purchaser, in consideration for the execution of Non-Disclosure and Invention Assignment Agreements 3,000 restricted shares of the Company’s Common Stock valued at the market close and recorded as a $5,100 bonus.

On June 10, 2008, the Company appointed Louis Huynh, its General Counsel and Corporate Secretary, Executive Vice President of Operations and Business Development

On June 26, 2008, the Company issued 53,250 restricted shares of the Company’s Common Stock pursuant to the election of Scott Clark to exercise his $0.001 warrants, issued originally to Pali Capital, Inc. (“Pali”), the Company’s placement agent in the February Debentures, for a cash payment of $53.25. In addition, the Company issued an aggregate of 12,051 net restricted shares of the Company’s Common Stock pursuant to the election of Scott Clark to exercise his $1.00 warrants, issued originally to Pali, in a cashless exchange. The exercised warrants totaled 42,180 shares of which 30,129 shares were surrendered at the closing bid price of $1.40 in payment of the exercise price. The offer and sale was exempt from registration pursuant to Rule 506 of Regulation D, as amended. Mr. Clark was an “accredited investor” within the meaning of SEC Rule 501(a).

On July 18, 2008, the two warrants issued to Sausalito Capital Partners, LLC for an aggregate of 500,000 restricted shares of the Company’s Common Stock expired unexercised.

Dot VN, INC. AND SUBSIDIARIES

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and the instructions for Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission.  Accordingly, they do not include all information and footnote disclosures necessary for a complete presentation of the financial position, results of operations, cash flows, and stockholders equity in conformity with generally accepted accounting principles.  In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.

The unaudited condensed consolidated balance sheet of the Company as of October 31, 2008, and the related consolidated balance sheet of the Company as of April 30, 2008, which is derived from the Company's audited consolidated financial statements, the un-audited condensed consolidated statement of operations and cash flows for the six months ended October 31, 2008 and October 31, 2007 and the condensed consolidated statement of stockholders equity for the period of April 30, 2007 to October 31, 2008 are included in this document.  These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s most recently filed Form S-1/A.

Operating results for the quarter and six months ended October 31, 2008 are not necessarily indicative of the results that can be expected for the year ending April 30, 2009.

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO S. SUITE B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com   t

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Dot VN, Inc.
9449 Balboa Avenue, Suite 114
San Diego, CA 92123

We have reviewed the accompanying condensed consolidated balance sheet of Dot VN, Inc. (the “Company”) as of October 31, 2008, and the related condensed consolidated statements of operations for the three months and six months ended October 31, 2008, condensed consolidated statements of changes in stockholders’ equity (deficit) and condensed consolidated cash flows for the six months ended October 31, 2008.  These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 13 to the condensed consolidated financial statements, the Company's losses from operations raise substantial doubt about its ability to continue as a going concern.  The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chang G. Park, CPA
Chang G. Park, CPA

December 12, 2008

San Diego, CA 92108

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

Dot VN, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	October 31,	April 30,
	2008	2008
	(unaudited)
ASSETS
Current assets:
Cash	$165,039	$480,350
Accounts receivable	88,410	29,845
Prepaid warrant expense, current	-	91,771
Prepaid expenses and other current assets	54,482	74,059
Notes receivable, net	-	-
Total current assets	307,931	676,025

Equipment, net	692,075	654,129
Intangible assets	1,022,336	1,022,336
Other noncurrent assets	245,976	328,149
Total assets	$2,268,318	$2,680,639

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$49,574	$52,997
Customer deposits	34,081	5,900
Due to related party, net of zero and $444,149 discount	6,649,927	5,983,630
Short-term debt, net of $120,250 and $434,410 discount	2,687,161	2,076,075
Accrued liabilities	1,260,273	808,683
Total current liabilities	10,681,016	8,927,285

Commitments and Contingencies

Shareholders' equity (deficit):
Preferred stock: 50,000,000 shares authorized of $0.001 par value; 120,000 shares designated Series A, $10.00 stated value; 0 issued and outstanding as of October 31, 2008 and April 30, 2008	-	-
Common stock: 250,000,000 shares authorized of $0.001 par value; 27,345,356 and 27,059,423 shares issued and outstanding as of October 31, 2008 and April 30, 2008	27,345	27,059
Additional paid-in capital	29,834,438	28,079,334
Accumulated deficit	(38,274,539)	(34,353,039)
Accumulated comprehensive income	58	-
Total shareholders' equity (deficit)	(8,412,698)	(6,246,646)
Total liabilities and shareholders' equity (deficit)	$2,268,318	$2,680,639

The accompanying notes are an integral part of these condensed consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended October 31,
	2008	2007

Revenues	$227,671	$256,950
Cost of revenues	111,975	118,104
Gross profit	115,696	138,846

General and administrative expenses:
Consulting and professional fees	57,708	394,689
Marketing and promotion	12,000	6,030
Option bonus	618,614	2,352,914
Bad debt expense	1,185	1,202
Other general & administrative expenses	514,224	1,098,882
Total general and administrative expenses	1,203,731	3,853,717

(Loss) from operations	(1,088,035)	(3,714,871)

Other income (expenses):
Interest income	738	3,611
Finance expense	(129,736)	(316,365)
Interest expense	(374,359)	(700,622)
Other income and (expense)	1,920	28
Total other income (expenses)	(501,437)	(1,013,348)

Net loss	$(1,589,472)	$(4,728,219)

Loss per common share:
Basic and diluted	$(0.06)	$(0.18)

Weighted average common shares outstanding:
Basic and diluted	27,323,505	26,742,718

Comprehensive income (loss):
Net loss	$(1,589,472)	$(4,728,219)
Other comprehensive income:
Foreign currency translation	58	-

Comprehensive loss	$(1,589,414)	$(4,728,219)

The accompanying notes are an integral part of these condensed consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

	Six Months Ended October 31,
	2008	2007

Revenues	$604,351	$547,203
Cost of revenues	255,381	220,689
Gross profit	348,970	326,514

General and administrative expenses:
Consulting and professional fees	182,964	493,712
Marketing and promotion	24,000	12,060
Option bonus	1,532,329	4,838,865
Bad debt expense	27,185	2,062
Other general & administrative expenses	1,108,419	1,585,267
Total general and administrative expenses	2,874,897	6,931,966

(Loss) from operations	(2,525,927)	(6,605,452)

Other income (expenses):
Interest income	2,382	8,413
Finance expense	(294,099)	(632,731)
Interest expense	(1,105,776)	(1,033,696)
Other income and (expense)	1,920	28
Total other income (expenses)	(1,395,573)	(1,657,986)

Net loss	$(3,921,500)	$(8,263,438)

Loss per common share:
Basic and diluted	$(0.14)	$(0.31)

Weighted average common shares outstanding:
Basic and diluted	27,214,497	26,485,436

Comprehensive income (loss):
Net loss	$(3,921,500)	$(8,263,438)
Other comprehensive income:
Foreign currency translation	58	-

Comprehensive loss	$(3,921,442)	$(8,263,438)

The accompanying notes are an integral part of these condensed consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit) (Unaudited)

		Common	Additional		Accumulated
	Common	stock	paid-in	Accumulated	comprehensive
	stock	amount	capital	deficit	income	Total

Balance, April 30, 2007	26,118,496	$26,118	$17,619,977	$(20,730,728)	$-	$(3,084,633)

Shares issued to employees	368,613	369	656,174	-	-	656,543

Shares issued for services	62,500	63	103,200	-	-	103,263

Shares issued for intangible asset	285,000	285	569,715	-	-	570,000

Shares issued under investor’s registration rights agreement	6,101	6	12,196	-	-	12,202

Shares issued upon conversion of debenture	7,500	7	7,493	-	-	7,500

Shares issued upon conversion of Spot-On Networks debenture	211,213	211	211,002	-	-	211,213

Discount on convertible notes	-	-	1,486,454	-	-	1,486,454

Warrants issued for services	-	-	682,889	-	-	682,889

Stock options expensed	-	-	6,730,234	-	-	6,730,234

Comprehensive loss, April 30, 2008	-	-	-	(13,622,311)	-	(13,622,311)

Balance, April 30, 2008	27,059,423	27,059	28,079,334	(34,353,039)	$-	(6,246,646)

The accompanying notes are an integral part of these condensed consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit) (Unaudited) (continued)

		Common	Additional		Accumulated
	Common	stock	paid-in	Accumulated	comprehensive
	stock	amount	capital	deficit	income	Total

Balance, April 30, 2008	27,059,423	27,059	28,079,334	(34,353,039)	$-	(6,246,646)

Shares issued to employees	3,000	3	5,097	-	-	5,100

Shares issued for services	2,252	2	2,410	-	-	2,412

Shares issued upon conversion of debenture	178,713	179	178,533	-	-	178,712

Shares issued upon conversion of Spot-On Networks debenture	25,000	25	24,975	-	-	25,000

Shares issued as payment on term debt	11,667	12	11,772	-	-	11,784

Shares issued upon exercise of warrants	53,250	53	-	-	-	53

Shares issued upon cashless exercise of warrants	12,051	12	(12)	-	-	-

Stock options expensed	-	-	1,532,329	-	-	1,532,329

Comprehensive loss, six months ended October 31, 2008	-	-	-	(3,921,500)	58	(3,921,442)

Balance, October 31, 2008	27,345,356	$27,345	$29,834,438	$(38,274,539)	$58	$(8,412,698)

The accompanying notes are an integral part of these condensed consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit) (Unaudited)

	For the Six Months Ended October 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(3,921,500)	$(8,263,438)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	5,448	3,086
(Gain) loss on sale of equipment	-	-
Accrued interest expense	365,898	309,518
Accrued bad debt expense	25,000	-
Amortization of debt issuance costs	195,778	182,835
Amortization of service warrants	91,771	677,919
Amortization of debt discounts	758,309	751,988
Stock issued to convertible debentures holders for liquidating damages	-	12,202
Stock options expensed	1,532,329	4,838,865
Stock issued to employees	18,100	630,543
Stock issued for services	28,579	37,846
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(58,565)	47,472
(Increase) decrease in prepaid expenses and other current assets	(19,590)	(9,101)
(Increase) decrease in other noncurrent assets	(113,604)	28,705
Increase (decrease) in accounts payable	(3,423)	9,952
Increase (decrease) in customer deposits	28,181	9,932
Increase (decrease) in accrued liabilities	407,969	363,105
Net cash (used in) operating activities	(659,320)	(368,571)

Cash flows from investing activities:
Purchase of equipment	(14,871)	(2,356)
Internet data center design services	-	(572,500)
Proceeds from equipment sale	870	-
Net cash (used in) investing activities	(14,001)	(574,856)

Cash flows from financing activities:
Proceeds from term notes	420,000	700,000
Advances from related parties	-	607,459
Repayments to related parties	(62,101)	(18,451)
Proceeds from stock issuances	53	-
Net cash provided by financing activities	357,952	1,289,008

Effect of exchange rate changes on cash	58	-

Net increase (decrease) in cash	(315,311)	345,581
Cash, beginning of the period	480,350	329,151
Cash, end of the period	$165,039	$674,732

The accompanying notes are an integral part of these condensed consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)

	For the Six Months Ended October 31,
	2008	2007

Non-cash investing and financing activities:
Common stock issued for intangible asset	$-	$570,000
Convertible note issued for intangible asset	$-	$92,336
Common stock issued in exchange for convertible note	$178,712	$-
Common stock issued to employees	$5,100	$630,543
Common stock issued for services	$2,412	$103,263
Common stock issued for note receivable	$25,000	$7,500
Common stock issued as payment on term debt	$11,784	$-
Common stock issued to convertible debenture holders for liquidated damages	$-	$12,202

Supplemental cash flow disclosure:
Interest paid	$50,553	$36,624
Taxes paid	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

1.      Condensed consolidated financial statements

The accompanying October 31, 2008 condensed consolidated financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at October 31, 2008 and 2007 and for all periods presented have been made.  Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed consolidated financial statements be read in conjunction with the Company's April 30, 2008 audited consolidated financial statements and related notes included in the Company’s most recent Form S-1/A as filed with the Securities and Exchange Commission.  The results of operations for periods ended October 31, 2008 and 2007 are not necessarily indicative of the operating results for the full years.

2.      Organization

The Company

Dot VN, Inc., its predecessors, and its subsidiaries (the “Company” or “Dot VN”), is an Internet and telecommunications company focused on the Vietnamese market.  The Company intends to apply the benefits of best of breed technology through strategic partnerships to deploy hardware, software and wireless solutions in Vietnam.  In order to maximize the benefits the Company can derive from the technology, the Company also intends:

•	to drive growth in registrations of the Vietnamese ccTLD .vn;
•	to build and operate Internet data centers in major city centers in Vietnam; and
•	to identify, deploy and commercialize best of breed technologies in Vietnam.

Dot VN has signed agreements with the Vietnamese Internet Network Information Center (“VNNIC”) to serve as the only domain name registrar empowered to approve domain names, in real time, online which provides Dot VN with a competitive advantage vis-à-vis other domain name registrars.  In addition to its domain registration business, Dot VN is currently in the process of designing an Internet data center (“IDC” in the singular or “IDCs” in the plural) which will serve as an internal data and telecommunications network within the country of Vietnam.  The IDCs will provide hosting, collocation, and disaster recovery services as well as serve as the basic infrastructure for additional Internet and data technologies such as wireless broad brand connectivity, distance e-learning and e-government projects.  The Company has secured an agreement with Quang Trung Software City Development Company, a 100% State-owned (Vietnamese government) enterprise, (“QTSC”) to develop an IDC in Ho Chi Minh City, Vietnam located in the QTSC telecommunications building and has secured a 35-year lease for approximately 8,768 square meters of land in the Danang Industrial Zone in Danang, Vietnam.  In addition, the Company intends to execute a material definitive agreement based on the current procedural agreement with VNNIC to build an IDC in Hanoi, Vietnam, located in the VNNIC building.  The IDC developments are anticipated to occur in the near to mid term.  In long term, the Company intends to develop additional IDCs in the rest of the Country of Vietnam.  Dot VN will continue to explore and test, and analyze, new and best of breed technology for deployment in Vietnam, including but not limited to wireless virtual fiber.

Reverse Merger

Malers, Inc. was incorporated in the State of Delaware on May 27, 1998, under the name Trincomali Ltd. (“Trincomali”).  Over the course of its history, Trincomali underwent additional name changes until being renamed Malers, Inc. (“Malers”) on April 28, 2005.  On June 19, 2006, Malers affected a 1 for 2,000 reverse stock split of its 278,687,224 outstanding shares with fractional shares rounded up resulting in 139,690 shares issued and outstanding post split.

Dot VN, Inc., was incorporated in the State of California on March 27, 2001 under the name Hi-Tek-Com-VN and was renamed Dot VN, Inc. (“Dot VN CA”) on August 3, 2005.  Dot VN CA signed its first contract September 18, 2003 with the Vietnamese government to register the top level country code domain names (“ccTLD”).

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

2.      Organization (continued)

Reverse Merger (continued)

On July 17, 2006, Dot VN CA effected an Agreement and Plan of Merger by and among (i) Dot VN CA, (ii) Malers, and (iii) Malers Acquisition Corp. (“MAC”), a Washington corporation and wholly owned subsidiary of Malers, Inc., the completion of which transaction resulted in (w) MAC merging with and into Dot VN CA there by ending MAC’s corporate existence; (x) Dot VN CA becoming a wholly owned subsidiary of Malers a Delaware corporation; (y) Dot VN CA being renamed “Hi-Tek Multimedia, Inc.” a California corporation; and (z) Malers being renamed “Dot VN, Inc.” a Delaware corporation (the “Malers Merger”).  Final state regulatory approval was received on August 17, 2006.  In connection with the merger, the 14,232,250 outstanding shares Dot VN CA Common Stock were exchanged for 11,368,068 shares of the Company’s Common Stock.  There were no outstanding stock options or warrant to purchase a share of Dot VN CA Common Stock.

Prior to the merger, Malers was an inactive shell corporation quoted on the Pink Sheets and had engaged in no substantive business operations.

For accounting purposes, the acquisition has been treated as a recapitalization of Dot VN CA with Dot VN CA as the acquirer (reverse acquisition).  Dot VN CA was treated as the acquirer for accounting purposes because after the acquisition the shareholders of Dot VN CA controlled Malers and the officers and directors of Dot VN CA assumed the same positions at Malers; Malers is the surviving entity for legal purposes.  The historical financial statements prior to July 17, 2006 are those of Dot VN CA.

3.      Equipment

Equipment at October 31 and April 30, 2008 consisted of the following:

	October 31,	April 30,
	2008	2008

Computer equipment	$48,712	$36,534
Other furniture and equipment	7,036	5,214
Internet data center, construction in progress	652,689	623,295
	708,437	665,043
Less accumulated depreciation	16,362	10,914
Equipment, net	$692,075	$654,129

Depreciation expense charged to operations was $5,448 and $6,832 for the six months ended October 31, 2008 and the year ended April 30, 2008, respectively.  Capitalized interest on borrowings related to the Internet data center was $29,394 and $38,295 for the six months ended October 31, 2008 and the year ended April 30, 2008, respectively.

4.      Intangibles assets

On October 16, 2006 the Company acquired the rights to the US trademark “Dot VN” including its logo and certain related domain names for $360,000 in the form of a two year convertible note (see Note 7) from Hi-Tek, Inc. a privately held California corporation (“Hi-Tek Private”), previously a related party (see Note 8).  The trademark was determined to have an indefinite useful life and is not amortized.

On June 29, 2007, the Company acquired the rights to the Vietnam trademark “Dot VN” from Business.com.VN, Co. Ltd. for 285,000 shares of the Company’s Common Stock and a convertible note (see Note 7) in the amount of $100,000 due in one year (the “Business.com.VN Agreement”).  The note, which accrues no interest during its term, was recorded at its present value based on an 8% interest rate assumption.  The aggregate consideration of $662,336 was recorded as an indefinite lived intangible asset and is not amortized.

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

4.      Intangibles assets (continued)

Indefinite lived assets are not amortized, but instead are evaluated for impairment annually and if events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS.142.  If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the intangible asset is its new accounting basis.  Subsequent reversal of a previously recognized impairment loss is prohibited.  The change in the carrying amount of intangible assets is as follows:

	October 31,	April 30,
	2008	2008

Balance, beginning of period	$1,022,336	$360,000
Purchased US trademark	-	-
Purchased Vietnam trademark	-	662,336
Balance, end of period	$1,022,336	$1,022,336

5.      Notes receivable

During the six months ended October 31, 2008 and the year ended April 30, 2008, the Company issued an aggregate of 25,000 and 211,213 restricted shares of its Common Stock pursuant to the conversion of $25,000 and $211,213 in convertible debentures issued by Spot-On Networks, LLC (“Spot-On”), respectively.  On January 31 and February 9, 2007 the Company issued a series of convertible debentures (see Note 7) for an aggregate of $1,148,212 due January 31, 2009 (the “February Debentures”) which convert at the option of each individual noteholder (the “February Investors”) into restricted shares of the Company’s Common Stock at $1.00 per share.  The February Debentures was funded in conjunction with a like amount of convertible debentures issued concurrently by Spot-On to the February Investors (the “Spot-On Debenture”).  The February Debentures’ terms required that the convertible debentures issued by Spot-On be convertible into either membership units of Spot-On Networks, LLC or common stock of the Company, at the option of the February Investors.  Upon the February Investors’ election to convert a Spot-On Debenture into the Company’s common stock the Spot-On Debenture is assigned and transferred into the name of the Company (the “Assigned Spot-On Debentures”) at which time the Company issues the Common Stock and records a note receivable.  Future monthly interest payments, at 10% per annum, are accrued for the benefit of the Company; as of October 31, 2008 $15,485 of interest has accrued.  On January 31, 2009, at maturity, the Assigned Spot-On Debentures principal and accrued interest will be paid to the Company by Spot-On.

Spot-On Networks, LLC is a private company and does not furnish the Company with financial statements to evaluate their ability to pay the Assigned Spot-On Debentures principal and accrued interest at maturity.  The Company’s ability to collect the Assigned Spot-On Debentures is dependent on the cash reserves held by Spot-On and/or their ability to raise additional financing.  Due to the uncertainty of collection the Company has recorded a bad debt expense for the full amount of the Assigned Spot-On Debentures principal and does not record the monthly accrual of interest.  Interest income ($15,485) will be recognized upon collection from Spot-On.

	October 31,	April 30,
	2008	2008

Notes receivable	$236,213	$211,213
Less allowance	(236,213)	(211,213)
Notes receivable, net	$-	$-

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

6.      Other noncurrent assets

Other noncurrent assets at October 31 and April 30, 2008 consisted of the following:

	October 31,	April 30,
	2008	2008

Deposits	$9,488	$9,071
Deferred debt issuance cost	92,827	317,310
Prepaid land lease Danang, Vietnam	142,352	-
Other noncurrent assets	1,309	1,768
Total other noncurrent assets	$245,976	$328,149

In connection with the issuance of the convertible debentures (see Note 7) the Company paid the placement agent a 10% cash fee ($114,821) and issued warrants (see Note 12) for the purchase of an aggregate of 298,480 shares of the Company’s common stock with a fair value of $731,340.  The Company capitalized the $846,161 as a deferred charge associated with the issuance of these debt instruments.  The deferred charge is amortized on a straight-line basis over the two year term of the debt with $224,483 and $423,081 expensed in the six months ended October 31, 2008 and the year ended April 30, 2008, respectively.  Amortization for the year ending April 30, 2009 will be $317,310.

On August 21, 2008, Dot VN Company, Ltd. (Danang), an entity established under the laws of the Country of Vietnam (“Dot VN Danang”) as a wholly owned subsidiary of Dot VN, Inc. entered into a Land Sublease Agreement (the “Sublease Agreement”) with Massda Land Company Limited, an entity existing under the laws of the Country of Vietnam, pursuant to which Dot VN Danang leases approximately 8,768 square meters of land in the Danang Industrial Zone in Danang, Vietnam, for the express purpose of building an Internet data center and related uses, for a term of approximately 35-years.  The base rent of $32 per square meter, excluding value added taxes (“VAT”) and other possible fees and costs, for the term is payable 50% one month after lease signing, 30% on the earlier of occupancy of the land or six months after lease signing, and 20% on the earlier of building occupancy or twelve  months after lease signing.  On September 8, 2008, the Company paid the initial 50% payment of $154,322.08, including a 10% VAT.

7.      Convertible notes

As of October 31, 2008, convertible notes consist of the following:

	Issued date	Maturity	Conversion price	Amount	Debt discount	Accrued interest	Net amount

Convertible Note 1	Oct. 16, 2006	June 30, 2009	$1.00	$360,000	$-	$81,394	$441,394
Convertible Notes 2	Feb. 9, 2007	Jan. 31, 2009	$1.00	962,000	120,250	12,187	853,937
Convertible Note 3	June 29, 2007	June 30, 2009	$1.43	92,336	-	10,432	102,768
Convertible Notes 4	Aug. 1, 2007	Aug. 1, 2008	$1.43	-	-	-	-
Convertible Notes 5	Aug. 14,2008	Feb. 15, 2009	$1.43	4,321,533	-	75,249	4,396,782
				5,735,869	120,250	179,262	5,794,881
Less notes 1 and 5 included in due to related parties, current (see Note 8)				4,681,533	-	156,643	4,838,176
Less notes 2 and 3 included in short-term debt, current (see Note 9)				1,054,336	120,250	22,619	956,705
Total				$-	$-	$-	$-

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

7.      Convertible notes (continued)

Convertible note 1 for $360,000 was issued on October 16, 2006 with a two year term, converts at the option of the holder into restricted shares of the Company’s Common Stock at $1.00 per share and bears an interest rate of 10% per annum.  The note is payable to Hi-Tek Private, a former related party (see Note 8) (the “Hi-Tek Trademark Loan”) (see Note 4), had accrued interest of $81,394 at October 31, 2008.  The beneficial conversion feature was calculated to be $360,000 at the time of issuance in accordance with EITF 00-27; the company recorded this amount as debt discount with a corresponding credit to additional paid in capital.  On October 13, 2008, the Hi-Tek Trademark Loan was amended to extend the due date to June 30, 2009, with no other change to the terms of the note.  In accordance with EITF 00-27, there is no beneficial conversion feature at the time of the extension.  As of October 31, 2008 the unamortized debt discount was zero.

Convertible notes 2 are a set of convertible debentures with an aggregate face value of $962,000 issued January 31 and February 9, 2007 (the “February Debentures”), net of conversions, which are due January 31, 2009.  The convertible debentures bear no interest until July 2007 at which point they accrue 10 % per annum with interest payable monthly.  The Company accrues interest at an imputed rate of approximately 8% per annum effective from the date the convertible debentures were issued.  The debentures convert at the option of each individual noteholder (the “February Investors”) into restricted shares of the Company’s Common Stock at $1.00 per share; representing a beneficial conversion feature.  In addition, the February Investor received a detachable warrant exercisable into restricted shares of the Company’s Common Stock; the number of shares of each warrant is equal to 30% of the note face value for an aggregate of 344,465 shares amount.  The detachable warrants have an exercise price of $2.00 per share and a term of five years from the date of issuance.  The combined fair value of the beneficial conversion feature and detachable warrants calculated, in accordance with EITF 00-27, is limited to the proceeds of the debt and was allocated between the beneficial conversion feature and detachable warrants as $888,258 and $259,954, respectively.  The beneficial conversion feature and detachable warrants are recorded as debt discount with a corresponding credit to additional paid in capital and are amortized over the life of the February Debentures.  During the six months ended October 31, 2008, four February Investors exercised the conversion option on a $178,713 convertible debenture.  Upon conversion, $44,991 of unamortized debt discount for the converted debenture was expensed.  As of October 31, 2008, the unamortized debt discount was $120,250.

The February Debentures was funded in conjunction with a like amount of convertible debentures issued concurrently by Spot-On Networks, LLC (“Spot-On”) to the February Investors.  The February Debentures terms required that the convertible debentures issued by Spot-On be convertible into either membership units of Spot-On Networks, LLC or common stock of the Company, at the option of the February Investors (see Note 5).

Additionally, pursuant to its engagement of Pali Capital, Inc., the Company’s placement agent in the February Debentures, the Company paid a cash fee equal to 10% of the aggregate convertible debentures and issued three series of warrants: (i) retainer warrants issued on January 31, 2007 totaling in the aggregate 250,000 shares exercisable at a per share price of $0.001 (the “Pali Retainer Warrants”); (ii) placement warrants issued on February 9, 2007  totaling in the aggregate 229,600 shares exercisable at a per share price of $1.00 (the “Pali Placement Warrants A”); and (iii) placement warrants issued on February 9, 2007 totaling in the aggregate 68,880 shares exercisable at a per share price of $2.00 (the “Pali Placement Warrants B”) (collectively the “Pali Placement Agent Warrants”).  The Pali Placement Agent Warrants have a term of five years from the date of issuance (see Note 12).  The Pali Retainer Warrants were expensed over the one year engagement term and the two placement warrants will be expensed over the two year term of the February Debentures as deferred debt issuance costs.  Upon exercise of a Pali Placement Agent Warrants the unamortized deferred debt issuance costs is expensed.

On February 9, 2007, in connection with the February Debentures, the Company executed an investor’s registration rights agreement (the “IRRA”) by and between the February Investor participating in the February Debentures and the Company.  Pursuant to the terms of the IRRA, in connection with the February Debentures, the Company is required to file a registration statement on Form S-1 or SB-2 by August 15, 2007 (the “Registration Deadline”) and further required that the registration statement be declared effective 120 days from the date of the IRRA filing.  In the event that the Registration Deadline is not met, the February Investors shall be entitled to liquidated damages equal to One Percent (1%) of the outstanding convertible debentures issued in the February Debentures paid, at the option of the February Investors, in cash or shares of the Company’s common stock (the “Liquidated Damages”) for every thirty (30) day period that the registration statement is not filed, limited to a total of ten such 30-day periods.  On August 10, 2007, in accordance with the requirements of Section 9 of the IRRA, the Company and certain February Debentures Investors representing two-thirds (2/3) of the amount invested executed an amendment to the IRRA whereby (i) the Registration Deadline was extended to September 15, 2007 (the “New Registration Deadline”); (ii) the February Investors received the Liquidated Damages for one month; and (iii) the registration statement must be declared effective within sixty (60) days if there are no comments by the SEC or within in ninety (90) days if SEC comments are received (the “Effectiveness Deadline”).  In the event that either the New Registration Deadline or the Effectiveness Deadline is not met, then the February Investors shall be entitled to the Liquidated Damages for every or every thirty (30) day period that the New Registration Deadline or the Effectiveness Deadline are not met, limited to a total of ten such 30-day periods (see Note 10).

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

7.      Convertible notes (continued)

Convertible note 3 for $100,000 was issued on June 29, 2007 to Business.com.VN, a Vietnamese company, converts at the option of the holder into shares of the Company’s restricted common stock at $1.43 per share and bears no interest during the one year term.  The note was recorded at the present value of $92,336 based on the state default interest rate of 8% per annum after the original maturity date of June 29, 2008 (see Note 4) (the “Business.com.VN Loan”).  The beneficial conversion feature was calculated to be $39,860 at the time of issuance in accordance with EITF 00-27; the Company recorded this amount as debt discount with a corresponding credit to additional paid in capital.  On July 23, 2008, the Business.com.VN Loan was amended to extend the due date to June 30, 2009 and accrues interest at the rate of 8% per annum.  The Company has accrued interest of $10,432 at October 31, 2008.  In accordance with EITF 00-27, there is no beneficial conversion feature at the time of the extension.  As of October 31, 2008 the unamortized debt discount was zero.

Convertible notes 4 are a set of two individual notes with an aggregate face value of $3,978,132 issued August 1, 2007 to Mr. Thomas Johnson (50%) (the “TJ Note”) and Dr. Lee Johnson (50%) (the “LJ Note”).  The notes are due August 1, 2008 and accrue interest monthly at 8% per annum (see Note 8).  At the election of the holder, the amount due and owing pursuant to such note may be converted in restricted shares of the Company’s Common Stock at a per share price of $1.43 per share (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event Dot VN issues common stock (or securities exercisable for or convertible into common stock) at a price below the Conversion Price, to a price equal to such issue price.  The beneficial conversion feature was calculated to be an aggregate of $1,446,594 at the time of issuance in accordance with EITF 00-27; the company recorded this amount as debt discount with a corresponding credit to additional paid in capital.  On August 14, 2008, the unpaid notes and accrued interest were replaced with new convertible notes with materially the same terms and conditions as convertible notes 4, with an aggregate face value of $4,321,533 issued to Mr. Thomas Johnson (50%) and Dr. Lee Johnson (50%) (see convertible notes 5).

Convertible notes 5 are a set of two individual notes with an aggregate face value of $4,321,533 issued August 14, 2008 to Mr. Thomas Johnson (50%) (the “TJ New Note”) and Dr. Lee Johnson (50%) (the “LJ New Note”).  The notes are due February 15, 2009 and accrue interest monthly at 8% per annum (see Note 8).  At the election of the holder, the amount due and owing pursuant to such note may be converted in restricted shares of the Company’s Common Stock at a per share price of $1.43 per share (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event Dot VN issues common stock (or securities exercisable for or convertible into common stock) at a price below the Conversion Price, to a price equal to such issue price.  In accordance with EITF 00-27, there is no beneficial conversion feature at the time of issuance.  As of October 31, 2008 there is no unamortized debt discount.

8.      Loans from related party

The Company’s historical cash requirements have been funded under a revolving credit arrangement with Hi-Tek Private which previously was a related company (the “Hi-Tek Revolver”).  Dr. Lee Johnson and Mr. Thomas Johnson, the Company’s President and Chief Executive Officer were the Chief Executive Officer and Chief Financial Officer of Hi-Tek Private from October 2003 until their resignation August 8, 2007, respectively; neither held nor currently owns an equity position in Hi-Tek Private.

Starting in April 2002, Hi-Tek Private advanced funds to cover the Company’s operating costs and capital requirements under the Hi-Tek Revolver which accrues interest monthly at 10% per annum with no fixed repayment terms.  Hi-Tek Private is under no obligation to advance funds in the future.  Changes in the carrying amount of the Hi-Tek Revolver for the six months ended October 31, 2008 and the year ended April 30, 2008 are:

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

8.      Loans from related party (continued)

	October 31,	April 30,
	2008	2008

Balance at beginning of period	$1,120,928	$1,025,066
Funds advanced	-	8,230
Repayments	(62,101)	(19,271)
Interest accrued	54,717	106,903
Balance at end of period	$1,113,544	$1,120,928

Loans from relate parties at October 31 and April 30, 2008 consisted of the following:

	October 31,	April 30,
	2008	2008

Hi-Tek Revolver	$1,113,544	$1,120,928
Hi-Tek Trademark Loan, net of zero and $82,500 discount at October 31 and April 30, 2008	441,394	337,276
Hi-Tek IDC Loan	698,207	663,560
TJ Notes, net of zero and $180,824 discount at October 31 and April 30, 2008	2,198,391	1,930,933
LJ Notes, net of zero and $180,825 discount at October 31 and April 30, 2008	2,198,391	1,930,933
	6,649,927	5,983,630
Less current portion	6,649,927	5, 983,630
Balance, end of period	$-	$-

On October 16, 2006 the Company acquired the rights to the US trademark “Dot VN” including its logo from Hi-Tek Private for $360,000 (see Note 4) upon the issuance of a two year convertible note due October 16, 2008 (the “Hi-Tek Trademark Loan”).  The Hi-Tek Trademark Loan converts at the option of the holder into shares of the Company’s restricted common stock at $1.00 per share and bears an interest rate of 10% per annum.  On October 13, 2008, the Hi-Tek Trademark Loan was amended to extend the due date to June 30, 2009, with no other change to the terms of the note (see Note 7).

On May 1, 2007, the Company executed a short-term note with Hi-Tek Private for $600,000 due November 1, 2007 with interest at 10% per annum (the “Hi-Tek IDC Loan”).  Proceeds were used to fund general operations and the initial design services for the first Internet data center (“IDC”) in Vietnam.  On April 30, 2008, the Hi-Tek IDC Loan was amended to extend the due date to September 1, 2008 with no other change to the terms.  On September 2, 2008, the Hi-Tek IDC Loan was amended to extend the due date to June 30, 2009 with no other change to the terms.

On August 1, 2007, the Company executed a convertible note with Mr. Thomas Johnson, the Company’s Chief Executive Officer and Chairman of the Board of Directors, in the amount of $1,989,065.78 for unpaid accrued salary, including interest, from January, 2003 through June, 2007 (the “TJ Note”).  The TJ Note had a term of one year and accrues interest at a rate of 8% per annum.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at a per share price of $1.43 per share (see Note 7).  On August 14, 2008, the Company executed a convertible promissory note for $2,160,766 due February 15, 2009 plus accrued interest at 8% per annum with Mr. Johnson (the “TJ New Note”) in exchange for the unpaid TJ Note (collectively the “TJ Notes”).  The terms and conditions of the TJ New Note are materially the same as the TJ Note that expired August 1, 2008.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at $1.43 per share (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event Dot VN issues common stock (or securities exercisable for or convertible into common stock) at a price below the Conversion Price, to a price equal to such issue price (see Note 7).

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

8.      Loans from related party (continued)

On August 1, 2007, the Company executed a convertible note with Dr. Lee Johnson, the Company’s President, Chief Technology Officer, and Chief Financial Officer, in the amount of $1,989,065.78 for unpaid accrued salary, including interest, from January, 2003 through June, 2007 (the “LJ Note”).  The LJ Note had a term of one year and accrues interest at a rate of 8% per annum.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at a per share price of $1.43 per share (see Note 7).  On August 14, 2008, the Company executed a convertible promissory note for $2,160,767 due February 15, 2009 plus accrued interest at 8% per annum with Dr. Lee Johnson (the “LJ New Note”) in exchange for the unpaid LJ Note (collectively the “LJ Notes”).  The terms and conditions of the LJ New Note are materially the same as the LJ Note that expired August 1, 2008.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at $1.43 per share (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event Dot VN issues common stock (or securities exercisable for or convertible into common stock) at a price below the Conversion Price, to a price equal to such issue price (see Note 7).

9.      Short-term debt

As of October 31 and April 30, 2008, short-term debt consists of the following:

	October 31,	April 30,
	2008	2008

Vina Mex Capital	$1,087,904	$746,000
Convertible Notes 2, net of $120,250 and $427,767 discount at October 31 and April 30, 2008	853,937	735,009
Convertible Note 3, net of zero and $6,643 discount at October 31 and April 30, 2008	102,768	92,076
Aussy Manuhu	253,977	252,573
Darron Raymond Rishwain Living Trust	263,491	250,417
John T. Butler, IRA	72,966	-
Tupou U. Kaho, IRA	52,118	-
Balance at end of period	$2,687,161	$2,076,075

On September 14, 2007, the Company executed a promissory note with Vina Mex Capital, a California limited liability company, for $700,000 due November 14, 2007.  Interest accrues monthly at a rate of 10% per annum (the “Vina Mex 1st Loan”).  Proceeds were used to fund general operations and the initial design services for the first IDC in Vietnam.  On April 30, 2008, the Vina Mex 1st Loan was amended to extend the due date to September 1, 2008 with no other change to the terms.  On September 2, 2008, the Vina Mex 1st Loan was amended to extend the due date to June 30, 2009 with no other change to the terms.

On September 16, 2008, the Company executed a promissory note with Vina Mex Capital, for $200,000 due March 31, 2009.  Interest accrues monthly at a rate of 10% per annum.  Proceeds were primarily used to fund the initial Dot VN Danang payment on the Sublease Agreement pursuant to which Dot VN Danang leases approximately 8,768 square meters of land in the Danang Industrial Zone in Danang, Vietnam, for the express purpose of building an Internet data center and related uses, for a term of approximately 35-years.

On October 17, 2008, the Company executed a promissory note with Vina Mex Capital, for $100,000 due September 17, 2009.  Interest accrues monthly at a rate of 10% per annum.  Proceeds were used to fund general operations.

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

9.      Short-term debt (continued)

On March 29, 2008, the Company executed a promissory note with Ms. Aussy Manuhu for $250,000 due March 30, 2009.  Interest accrues monthly at a rate of 10% per annum (the “Aussy Note”).  Proceeds were used to fund general operations.  On October 31, 2008, the Company issued 11,667 restricted shares of the Company’s Common Stock valued at the market close and recorded as an $11,784 payment on the Aussy Note.

On April 26, 2008, the Company executed a promissory note with Mr. Darron Raymond Rishwain, trustee of the Darron Raymond Rishwain Living Trust for $250,000 due March 30, 2009.  Interest accrues monthly at a rate of 10% per annum.  Proceeds were used to fund general operations.

On June 1, 2008, the Company executed a promissory note with the Equity Trust Company, custodian FBO John T. Butler, IRA for $70,000 due June 1, 2009.  Interest accrues monthly at a rate of 10% per annum.  Proceeds were used to fund general operations.

On June 1, 2008, the Company executed a promissory note with the Equity Trust Company, custodian FBO Tupou U. Kaho, IRA for $50,000 due June 1, 2009.  Interest accrues monthly at a rate of 10% per annum.  Proceeds were used to fund general operations.

10.      Accrued liabilities

Accrued liabilities at October 31, and April 30, 2008 consisted of the following:

	October 31,	April 30,
	2008	2008

Officer salaries	$1,113,230	$703,609
Other payroll accruals	16,780	21,929
Liquidated damages	103,441	57,509
Other accrued liabilities	26,822	25,636
Total other noncurrent assets	$1,260,273	$808,683

As of October 31 and April 30, 2008, the Company has unpaid salaries and accrued interest owed to officers of $1,113,230 and $703,609, respectively.  The unpaid salaries bear interest at a rate of 10 percent per annum.  As of October 31 and April 30, 2008, accrued interest on the salaries was $86,507 and $42,886, respectively.  On August 1, 2007, the Company executed convertible notes with Mr. Thomas Johnson and Dr. Lee Johnson each in the amount of $1,989,066 for unpaid salary, including interest, accrued through June, 2007 (see Notes 7 and 8).

On February 9, 2007, in connection with the February Debentures, the Company executed an investor’s registration rights agreement (the “IRRA”) by and between the February Investors participating in the February Debentures and the Company (see Note 7).  Pursuant to the terms of the IRRA as amended on August 10, 2007, the February Investors shall be entitled to liquidated damages equal to One Percent (1%) of the outstanding convertible debentures issued in the February Debentures (the “Liquidated Damages”) for every thirty (30) day period that the registration statement is not declared effective by December 14, 2007 (the “Effectiveness Deadline”), limited to a total of ten such 30-day periods.  On September 21, 2007 the February Investors were paid one such thirty day period as a condition of the August 10, 2007 IRRA amendment.  As of October 31, 2008, the February Investors are owed for the remaining nine such thirty day periods.

11.      Related party transactions

On August 2, 2006, the Company issued to Thomas Johnson, 4,000,000 shares of the Company’s restricted common stock valued at $40,000 as additional compensation.

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

11.      Related party transactions (continued)

On August 3, 2006, the Company issued to Lee Johnson, 4,000,000 shares of the Company’s restricted common stock valued at $40,000 as additional compensation.

On October 16, 2006, the Company entered into an agreement whereby it acquired certain intellectual property from Hi-Tek Private (see Notes 4, 7 and 8).  Included within the assets acquired by the Company are the rights to the trademark “Dot VN” in the United States including its logo and certain related domain names (the “Dot VN US Trademark”).  Pursuant to the acquisition of the Dot VN US Trademark, the Company executed a convertible promissory note in the amount of $360,000 (the “Hi-Tek Trademark Loan”).  The Hi-Tek Trademark Loan, at the election of the holder, may convert the balance due and owing at the time of conversion into restricted shares of the Company’s Common Stock at a per share price of $1.00 per share.  The Hi-Tek Trademark Loan accrues interest at a rate of 10% per annum and was due two years from the date of execution.  On October 13, 2008, the Hi-Tek Trademark Loan was amended to extend the due date to June 30, 2009, with no other change to the terms of the note (see Note 8).

On August 7, 2007, the Company issued an aggregate of 233,334 shares of the Company’s restricted common stock valued at $420,001 as additional compensation to Thomas Johnson (116,667 shares) and Lee Johnson. (116,667 shares).

Employment Agreements

Dr. Lee Johnson and Mr. Thomas Johnson have entered into employment agreements with the Company, for which the Company has accrued unpaid Salaries.

On July 18, 2006, at the completion of the Malers Merger, Dr. Lee Johnson and Mr. Thomas Johnson were appointed to the Board of Directors of the Company.  In addition, Mr. Thomas Johnson was elected to serve as Chairman of the Board of Directors

On October 8, 2006, Dr. Lee Johnson’s employment agreement was approved by the Board of Directors., making him the President, Chief Technical Officer, and Chief Financial Officer.  Pursuant to the terms of the employment agreement, Dr. Lee Johnson shall receive an annual salary of Three Hundred Sixty Thousand Dollars ($360,000) and shall receive stock options totaling in the aggregate 3,600,000 shares and are exercisable, at a per share price of $0.50, into shares of the Company’s common stock (the “LJ Employment Options”).  The LJ Employment Options shall vest one third at the date of grant and one third at the end of the first and second year from the date of grant and expire ten years from the date of vesting.  Dr. Johnson is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties.

As President, CTO, and CFO, Dr. Lee Johnson shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.  As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company.

On October 9, 2006, Mr. Thomas Johnson’s employment agreement was approved by the Board of Directors, making him the Chief Executive Officer.  Pursuant to the terms of the employment agreement, Mr. Johnson shall receive an annual salary of Three Hundred Sixty Thousand Dollars ($360,000) and shall receive stock options totaling in the aggregate 3,600,000 shares; such shares are exercisable, at a per share price of $0.50, into shares of the Company’s common stock (the “TJ Employment Options”).  The TJ Employment Options shall vest one third at the date of grant and one third at the end of the first and second year from the date of grant and expire ten years from the date of vesting.  Mr. Johnson is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties.

As CEO, Mr. Thomas Johnson shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.  As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company.

As stated previously, the above referenced employment agreements contained an aggregate of 7,200,000 stock options, of which an aggregate 7,200,000 have vested and none are exercised.  As the October 2006, employment agreements provided for the options to be purchased at below the Company’s market price on the date of grant, the Company has recorded Option bonuses relating to these options of $1,299,900 and $5,719,392 for the six months ended October 31, 2008 and year ended April 30, 2008, respectively, in accordance with SFAS 123R (see Note 12).

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

11.      Related party transactions (continued)

On August 1, 2007, the Company executed a convertible note with Dr. Lee Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007 (the “LJ Note”).  The LJ Note had a term of one year and accrues interest at a rate of 8% per annum.  On August 14, 2008, the Company executed a convertible promissory note for $2,160,767 due February 15, 2009 plus accrued interest at 8% per annum with Dr. Lee Johnson (the “LJ New Note”) in exchange for the unpaid LJ Note.  The terms and conditions of the LJ New Note are materially the same as the LJ Note that expired August 1, 2008.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at $1.43 per share (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event Dot VN issues common stock (or securities exercisable for or convertible into common stock) at a price below the Conversion Price, to a price equal to such issue price.

On August 1, 2007, the Company executed a convertible note with Mr. Thomas Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007 (the “TJ Note”).  The TJ Note had a term of one year and accrues interest at a rate of 8% per annum.  On August 14, 2008, the Company executed a convertible promissory note for $2,160,767 due February 15, 2009 plus accrued interest at 8% per annum with Mr. Johnson (the “TJ New Note”) in exchange for the unpaid TJ Note.  The terms and conditions of the TJ New Note are materially the same as the TJ Note that expired August 1, 2008.  At the election of the holder, the amount due and owing pursuant to such note may be converted into shares of the Company’s common stock at $1.43 per share (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event Dot VN issues common stock (or securities exercisable for or convertible into common stock) at a price below the Conversion Price, to a price equal to such issue price.

12.      Warrants, options and stock based compensation

On July 18, 2006, the Company issued two warrants exercisable into an aggregate of 500,000 restricted shares of the Company’s Common Stock with an estimated fair value of $1,366,625 to Sausalito Capital Partners, LLC with such terms as follows; (i) one warrant, with a two year term, exercisable into 250,000 shares at exercise price of $2.00 per share; and (ii) one warrant, with a two year term, exercisable into 250,000 shares at exercise price of $3.00 per share.  The value of the warrants was expensed at the time of issuance; on July 18, 2008, the warrants expired unexercised.

The fair value of these warrants was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 220.3%; risk-free interest rate of 5.19%; contractual life of two years; and a closing market price of $3.00.  The warrant holder received piggy-back registration rights if the Company was to file a Form S-1 or SB-2 during the term of the warrants.  Expected volatility is calculated based on the historic Friday stock market closing price from the first week the Company was publically traded over the counter on the Pink Sheets to the date of grant, a sixty-one week period, in accordance with SFAS 123R implementation guidance provided in paragraph 32(c) of appendix A.

On September 1, 2006, the Company issued two warrants exercisable into an aggregate of 5,100,000 restricted shares of the Company’s Common Stock in exchange for and cancellation of a like number of five cent warrants that would have expired on December 31, 2006.  The new warrants have a three year term and an exercise price of $2.00 per share.  The fair value of the warrant modification was zero; the fair value of the modified warrants at the date of grant ($14,640,318) was less than the fair value of the cancelled warrants immediately before the terms were modified ($15,049,512).  As of October 31, 2008, no warrants were exercised.

The fair value of these warrants was estimated at the date of the grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 219.7%; risk-free interest rate of 5.02% and 4.70%; contractual life of four months (remaining) and three years; and a closing market price of $3.00, respectively for the cancelled warrants and the new warrants issued.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding sixty-seven week period (from Pink Sheet inception).

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

12.      Warrants, options and stock based compensation (continued)

On October 9, 2006, the Company issued options to purchase an aggregate of 7,650,000 restricted shares of the Company’s Common Stock with an estimated fair value of $19,886,786 to three officers (see Note 11) and an employee.  The options have an exercise price of $0.50 per share, vest one third at the date of grant and one third at the end of the first and second year from the date of grant and expire ten years from the date of vesting.  As of October 31, 2008, 7,650,000 options have vested and no options were exercised.  Compensation cost, using the graded vesting attribute method in accordance with SFAS 123R, is recognized over the requisite service period during which each tranche (one third) of shares is earned (zero, one, and two years).  The value of each tranche is amortized on a straight-line basis; $1,381,145 and $6,076,853 were expensed during the six months ended October 31, 2008 and the year ended April 30, 2008, respectively.  Amortization for the year ending April 30, 2009 will be $1,381,145.  As of October 31, 2008, no options were exercised.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 212.1%; risk-free interest rate of 4.70%; contractual life of ten years; and a closing market price of $2.60.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding seventy-three week period (from Pink Sheet inception).

In connection with the February Debentures (see Note 7), the Company issued detachable warrants to the investors exercisable into an aggregate 344,465 restricted shares of the Company’s Common Stock at a per share price of $2.00, with an estimated fair value of $901,632.  The warrants have a term of five years from the date of issuance.  The combined fair value of the warrants and the associated beneficial conversation feature of the Convertible Debentures are limited to the proceeds of the debt; $259,954 was allocated to the warrants.  These warrants have been recorded as a discount against the Convertible Debentures and will be amortized to interest expense over the term of the debt (generally two years) or upon the earlier conversion of the debt; the unamortized balance at October 31, 2008 was $27,231.  As of October 31, 2008, no warrants were exercised.

Additionally, pursuant to its engagement of Pali Capital, Inc., the Company’s placement agent in the February Debentures, the Company issued three series of warrants: (i) Pali Retainer Warrants issued on January 31, 2007 totaling in the aggregate 250,000 restricted shares exercisable at a per share price of $0.001, with an estimated fair value of $712,404; (ii) Pali Placement Warrants A issued on February 9, 2007 totaling in the aggregate 229,600 restricted shares exercisable at a per share price of $1.00, with an estimated fair value of $563,640; and (iii) Pali Placement Warrants B issued on February 9, 2007 totaling in the aggregate 68,880 restricted shares exercisable at a per share price of $2.00, with an estimated fair value of $167,700 (collectively the “Pali Placement Agent Warrants”).  The Pali Placement Agent Warrants have a term of five years from the date of issuance.  The retainer warrants were expensed over the one year engagement term and the two placement warrants will be expensed over the two year term of the February Debentures or upon the earlier election to exercise; the unamortized balance of the two placement warrants at October 31, 2008 was $78,475.  As of October 31, 2008, 53,250 Pali Retainer Warrants and 42,180 $1.00 Pali Placement Warrants A have been exercised.  In addition, the Company agreed to register the shares associated with the Pali Placement Agent Warrants in the registration statement required in connection with the February Debentures (see Note 7).

The fair value of these warrants was estimated at January 31 and February 9, 2007 (the dates of grant) using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 192.8% and 190.7%; risk-free interest rate of 4.82% and 4.78%; contractual life of five years; and a closing market price of $2.85 and $2.50; respectively.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding eighty-nine and ninety-one week periods (from Pink Sheet inception).

The Company issued a series of six monthly warrants exercisable into 40,000 restricted shares of the Company’s Common Stock on July 5, August 5, September 5, October 5, November 5, and December 5, 2007 for an aggregate of 240,000 restricted shares to Double Barrel, LLC for monthly performance of services, with an estimated fair value of $73,086, $58,021, $66,771, $77,954, $67,900, and $63,845 respectively.  Each warrant is exercisable at $1.50 per share and expires three years from the date of grant.  The warrants are earned in the month of grant and the fair value is expensed in the month; there is no unamortized balance at October 31, 2008.  As of October 31, 2008, no warrants were exercised.

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

12.      Warrants, options and stock based compensation (continued)

The fair value of these warrants were estimated at the dates of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 188.7%, 184.7%, 181.7%, 179.5%; 176.1%, and 174.9%, risk-free interest rate of 5.00%, 4.45%, 4.05%, 4.16%, 3.71%, and 2.91%; contractual life of three years; and a closing market price of $1.99, $1.61, $1.85, $2.15, $1.90, and $1.80; respectively.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 111 week, 116 week, 120 week, 125 week, 130 week, 133 week periods (from Pink Sheet inception).

On August 7, 2007, the Company issued options to purchase an aggregate of 350,000 restricted shares of the Company’s Common Stock with an estimated fair value of $628,847 to an officer (Louis Huynh) and an employee.  The options have an exercise price of $1.80 per share, vest one third at the date of grant and one third at the end of the first and second year from the date of grant and expire ten years from the date of vesting.  As of October 31, 2008, 233,334 options have vested and no options were exercised.  Compensation cost, using the graded vesting attribute method in accordance with SFAS 123R, is recognized over the requisite service period during which each tranche (one third) of shares is earned (zero, one, and two years).  The value of each tranche is amortized on a straight-line basis; $104,857 was expensed in the six months ended October 31, 2008.  Amortization for the years ending April 30, 2009, and 2010 will be $157,302, and $26,223, respectively.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 184.7%; risk-free interest rate of 4.77%; contractual life of ten years; and a closing market price of $1.80.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 116 week period (from Pink Sheet inception).

On September 7, 2007, the Company issued options to purchase 10,000 restricted shares of the Company’s Common Stock with an estimated fair value of $16,400 to an employee.  The options have an exercise price of $2.00 per share, vest at the date of grant and expire three years from the grant date.  As of October 31, 2008, 10,000 options have vested and no options were exercised.  Compensation cost, in accordance with SFAS 123R, was recognized over the requisite service period (date of grant).

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 181.2%; risk-free interest rate of 4.38%; contractual life of three years; and a closing market price of $1.85.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 121 week period (from Pink Sheet inception).

On September 18, 2007, the Company issued a 200,000 share warrant pursuant to the terms of a consulting agreement exercisable into restricted shares of the Company’s Common Stock with an estimated fair value of $275,312 to IR.VN, LLC with a three year term and an exercise price of $2.00 per share.  The value of the warrants will be expensed over the one year term of service; there is no unamortized balance at October 31, 2008.  As of October 31, 2008, no warrants were exercised.

The fair value of these warrants was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 181.5%; risk-free interest rate of 4.04%; contractual life of two years; and a closing market price of $1.57.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 122 week period (from Pink Sheet inception).

On October 14, 2007, the Company issued options to purchase 150,000 restricted shares of the Company’s Common Stock with an estimated fair value of $306,777 to Michael Weller, an officer of the Company.  The options had an exercise price of $1.80 per share, vest one third at the end of the first, second, and third year from the date of grant and expire three years from the date of vesting.  Compensation cost, using the graded vesting attribute method in accordance with SFAS 123R, is recognized over the requisite service period during which each tranche (one third) of shares is earned (one, two, and three years), with the value of each tranche amortized on a straight-line basis.  On May 15, 2008, the Company’s Employment Agreement with Michael Weller was terminated, as a consequence, the unvested options to purchase 150,000 common shares of the Company’s stock were extinguished.  $6,394 was expensed in the six months ended October 31, 2008.

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

12.      Warrants, options and stock based compensation (continued)

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 178.8%; risk-free interest rate of 4.70%; contractual life of ten years; and a closing market price of $2.05.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding 126 week period (from Pink Sheet inception).

On August 5, 2008, the Company issued options to purchase 75,000 restricted shares of the Company’s Common Stock with an estimated fair value of $75,561 to an employee.  The options have an exercise price of $1.80 per share, vest one third at the date of grant and one third on February 14, 2009 and 2010 and expire ten years from the date of vesting.  As of October 31, 2008, 25,000 options have vested and no options were exercised.  Compensation cost, using the graded vesting attribute method in accordance with SFAS 123R, is recognized over the requisite service period during which each tranche (one third) of shares is earned (zero, seven, and nineteen months).  The value of each tranche is amortized on a straight-line basis; $39,933 was expensed during the six months ended October 31, 2008.  Amortization for the year ending April 30, 2009 will be $62,291

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 185.1%; risk-free interest rate of 4.04%; contractual life of ten years; and a closing market price of $1.01.  Expected volatility is calculated based on the historic Friday stock market closing price of the preceding one hundred and sixty-seven week period (from Pink Sheet inception).

A summary of the Company’s stock options as of October 31 and April 30, 2008 and changes during the periods is as follows:

	Period ended
	October 31, 2008			April 30, 2008
	Options	Weighted average exercise price	Weighted average intrinsic value per share	Options	Weighted average exercise price	Weighted average intrinsic value per share

Outstanding at the beginning of the period	8,160,000	$0.581		7,650,000	$0.500
Granted	75,000	$1.800		510,000	$1,804
Exercised	-	$-		-	$-
Cancelled	150,000	$1.800		-	$-
Outstanding at the end of the period	8,085,000	$0.570	$1.99	8,160,000	$0.581	$1.97

Vested at the end of the period	7,918,334			5,226,667
Exercisable at the end of period	7,918,334		$2.03	5,226,667		$2.05
Weighted average fair value per option of options granted during the period		$1.007			$1.867

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

12.      Warrants, options and stock based compensation (continued)

The following table summarizes information regarding employee stock options outstanding at October 31, 2008:

	Options Outstanding			Options Exercisable
Exercise prices	Number Outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price

$0.50	7,650,000	8.7	0.500	7,650,000		$0.500
$1.80 to 2.00	435,000	9.7	$1.805	268,334		$1.807
	8,085,000	8.7	$0.570	7,918,334	8.7	$0.544

A summary of the Company’s warrants as of October 31 and April 30, 2008 and changes during the periods is as follows:

	Period ended
	October 31, 2008		April 30, 2008
	Warrants	Weighted average exercise price	Warrants	Weighted average exercise price

Outstanding at the beginning of the period	6,932,945	$1.914	6,492,945	$1.926
Granted	-	$-	440,000	$1.727
Exercised	95,430	$0.443	-	$-
Cancelled	500,000	$2.500	-	$-
Outstanding at the end of the period	6,337,515	$1.889	6,932,945	$1.914

Vest and exercisable at the end of period	6, 337,515		6,932,945
Weighted average fair value per option of warrants granted during the period		$-		$1.552

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

12.      Warrants, options and stock based compensation (continued)

The following table summarizes information regarding stock purchase warrants outstanding at October 31, 2008:

	Warrants Outstanding			Warrants Exercisable
Exercise prices	Number Outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price

$0.001	196,750	3.3	$0.001	196,750		$0.001
$1.000	187,420	3.3	$1.000	187,420		$1.000
$1.500	240,000	1.9	$1.500	240,000		$1.500
$2.000	5,713,345	1.0	$2.000	5,713,345		$2.000
	6,337,515	1.2	$1.889	6, 337,515	1.5	$1.889

13.      Going concern

To date the Company has had limited revenues due to the early stage of its efforts to transition into the marketing of its Internet resources.  Consequently, the Company has incurred recurring losses from operations.  These factors, as well as the risks associated with raising capital through the issuance of equity and/or debt securities creates uncertainty as to the Company’s ability to continue as a going concern.

The Company’s plans to address its going concern issues include:

●
Increasing revenues of its services, specifically its domain names sales, through the development and deployment of an application program interface which the Company anticipates will increase its reseller network and international distribution channels and through direct marketing to existing customers both online, via e-mail and direct mailings;

●	Completion and Operation of the IDCs and revenue derived from the IDC services;

●	Commercialization and Deployment of certain new wireless technology; and

●	Raising capital through the sale of debt and/or equity securities.

There can be no assurance that the Company will be successful in its efforts to increase revenues, issue debt and/or equity securities for cash or as payment for outstanding obligations.  Capital raising efforts may be influenced by factors outside of the control of the Company, including, but not limited to, capital market conditions.

The Company is in various stages of finalizing implementation strategies on a number of services and is actively attempting to market its services nationally in Vietnam.  As a result of capital constraints it is uncertain when it will be able to deploy the application program interface or complete construction of the IDCs.

14.      Stock issuances

On June 6, 2008, the Company issued to one employee, a sophisticated purchaser, in consideration for the execution of Non-Disclosure and Invention Assignment Agreements 3,000 restricted shares of the Company’s Common Stock valued at the market close and recorded as a $5,100 bonus.

Also on June 6, 2008, pursuant to the terms of a February Debentures, the Company issued to Scott Clark 7,500 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, in exchange for the cancellation of Clark’s $7,500 February Debentures upon conversion.

Dot VN, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of October 31, 2008

14.      Stock issuances (continued)

Additional on June 6, 2008, pursuant to the terms of the Spot-On Debenture, the Company issued to Gary Blum 25,000 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, for $25,000 recorded as a note receivable due January 31, 2009 plus accrued interest at 10% per annum.

On June 26, 2008, pursuant to the terms of a Pali Placement Agent Warrants, the Company issued to Scott Clark (i) 53,250 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, upon the exercise of 53,250 $0.001 Pali Retainer Warrants for $53.25 and (ii) 12,051 net restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, upon the cashless exercise of 42,180 $1.00 Pali Placement Warrants A with 30,129 warrant shares surrendered to cover the exercise price.

On August 1, 2008, pursuant to the terms of a February Debentures, the Company issued to Tara Roy 50,000 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, in exchange for the cancellation of Roy’s $50,000 February Debentures upon conversion.

On August 6, 2008, pursuant to the terms of a February Debentures, the Company issued to 2030617 Ontario Ltd. (“Ontario”) 21,213 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, in exchange for the cancellation of Ontario’s $21,212 February Debentures upon conversion.

Also on August 6, 2008, pursuant to the terms of a February Debentures, the Company issued to Jimmy Sarbh 100,000 restricted shares of the Company’s Common Stock exempt from registration pursuant to Rule 506 of Regulation D, as amended, in exchange for the cancellation of Sarbh’s $100,000 February Debentures upon conversion.

On September 16, 2008, pursuant to the terms of a consulting agreement, the Company issued to Mai Liem Truc, a sophisticated purchaser, 1,000 restricted shares of the Company’s Common Stock for services valued at the market closing price and recorded as $1,150 in consulting fees.

On October 29, 2008, pursuant to the terms of a consulting agreement, the Company issued to Gary Shehorn, a sophisticated purchaser, 1,250 restricted shares of the Company’s Common Stock for services valued at the market closing price and recorded as $1,262 in consulting fees.

On October 31, 2008, the Company issued 11,667 restricted shares of the Company’s Common Stock to Aussy Manuhu, a sophisticated purchaser, valued at the market close and recorded as an $11,784 payment on Aussy Note.

15.      Subsequent events

On November 17, 2008, Dot VN Danang executed an office lease of approximately 1,022 square feet in downtown Danang City, Vietnam for a term of two years commencing January 1, 2009.  Rent of $1,473 per month is payable quarterly in advance.

On December 4, 2008, the Company executed a promissory note for $50,000 due December 3, 2009 plus accrued interest at 10% per annum with IDCG SA de CV.

[Back Page of Prospectus]

PROSPECTUS

19,907,734 SHARES OF COMMON STOCK
to be offered by Selling Shareholders
of Dot VN, Inc.

DOT VN, INC.
_______________

Dealer Prospectus Delivery Obligation

Until ninety (90) days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly all dealers that effect transactions in these securities whether or not participating in this offering, may be required to delivery a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.